     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         HUNTSMAN PACKAGING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  UTAH                                     2673                                  87-0496065
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                      EDISON PLASTICS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   2673                                  98-0068474
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                      HUNTSMAN BULK PACKAGING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  UTAH                                     2673                                  87-0529726
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                  HUNTSMAN CONTAINER CORPORATION INTERNATIONAL
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  UTAH                                     2673                                  87-0473075
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                       HUNTSMAN EDISON FILMS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   2673                                  13-5566477
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                     HUNTSMAN FILM PRODUCTS OF MEXICO, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  UTAH                                     2673                                  87-0500805
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                            HUNTSMAN KCL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  UTAH                                     2673                                  87-0563872
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                        HUNTSMAN PACKAGING GEORGIA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                GEORGIA                                    2673                                  87-0558537
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                       HUNTSMAN PACKAGING OF CANADA, LLC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  UTAH                                     2673                                  85-0580929
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                            ------------------------

                                500 HUNTSMAN WAY
                           SALT LAKE CITY, UTAH 84108
                                 (801) 532-5200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               RONALD G. MOFFITT
            EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL, SECRETARY
                                500 HUNTSMAN WAY
                           SALT LAKE CITY, UTAH 84108
                                 (801) 532-5200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)
                            ------------------------

                                WITH A COPY TO:
                             ROSA A. TESTANI, ESQ.
                        O'SULLIVAN GRAEV & KARABELL, LLP
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 408-2400
                                                        (continued on next page)

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM       PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF              AMOUNT TO            OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
   SECURITIES TO BE REGISTERED          BE REGISTERED             PER NOTE               PRICE(1)           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
13% Senior Subordinated Notes due
  2010 of Huntsman Packaging
  Corporation.....................       $220,000,000               100%               $220,000,000             $58,080
-------------------------------------------------------------------------------------------------------------------------------
Guarantees of 13% Senior
  Subordinated Notes due 2010.....           (2)                    (2)                    (2)                    (2)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Each of Edison Plastics International, Inc., Huntsman Bulk Packaging Corporation, Huntsman Container Corporation International, Huntsman Edison Films Corporation, Huntsman Film Products of Mexico, Inc., Huntsman KCL Corporation, Huntsman Packaging Georgia, Inc. and Huntsman Packaging of Canada LLC, will guarantee the obligations of Huntsman Packaging Corporation under the 13% Senior Subordinated Notes due 2010. Pursuant to Rule 457(n), no additional registration fee is being paid in respect of the guarantees.

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

                            ------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of $220,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2010 (the "New Notes") of Huntsman Packaging Corporation, guaranteed by the Note Guarantors (as defined herein), that may be exchanged for an equal aggregate principal amount of Huntsman Packaging Corporation's outstanding 13% Senior Subordinated Notes due 2010 (the "Old Notes" and, together with the New Notes, the "Notes"), also guaranteed by the Note Guarantors. This Registration Statement also covers the registration of New Notes for resale by Chase Securities Inc. in market-making transactions. The complete prospectus relating to the exchange offer (the "Exchange Offer Prospectus") follows this explanatory note. Following the Exchange Offer Prospectus are certain pages of the prospectus relating solely to such market-making transactions (the "Market-Making Prospectus"), including alternate front and back cover pages, a section entitled "Risk
Factors -- Trading Market for the New Notes" to be used in lieu of the section entitled "Risk Factors -- No Prior Market for the New Notes" and alternate sections entitled "Use of Proceeds" and "Plan of Distribution." In addition, the Market-Making Prospectus will not include the following captions (or the information set forth under those captions) in the Exchange Offer Prospectus:
"Prospectus Summary -- Summary of the Terms of The Exchange Offer," "Risk Factors -- Failure to Exchange Old Notes," "The Exchange Offer," "Exchange and Registration Rights Agreement" and "Certain Federal Income Tax Considerations." All other sections of the Exchange Offer Prospectus will be included in the Market-Making Prospectus.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 21, 2000

PROSPECTUS

[HUNTSMAN PACKAGING LOGO]

HUNTSMAN PACKAGING CORPORATION
OFFER TO EXCHANGE ALL OUTSTANDING
13% SENIOR SUBORDINATED NOTES DUE 2010
FOR 13% SENIOR SUBORDINATED NOTES DUE 2010
WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER

- We will exchange all Old Notes that are validly tendered and not validly withdrawn for an equal principal amount of New Notes that are freely tradeable.

- You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer.

-  The exchange offer expires at 5:00 p.m., New York City time, on             ,
   2000, unless we extend the offer.

THE NEW NOTES

- The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that the New Notes will be freely tradeable by persons who are not affiliated with us.

- No public market currently exists for the Old Notes. We do not intend to list the New Notes on any securities exchange and, therefore, no active public market is anticipated.

 ------------------------------------------------------------------------------

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 17 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

 ------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 ------------------------------------------------------------------------------

               The date of this prospectus is             , 2000

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Where You Can Find More Information...    i
Disclosure Regarding Forward-Looking
  Statements..........................   ii
Market and Industry Data..............  iii
Summary...............................    1
Risk Factors..........................   17
Use of Proceeds.......................   25
Capitalization........................   25
The Transactions......................   26
The Exchange Offer....................   28
Unaudited Pro Forma Financial Data....   38
Selected Financial Data...............   47
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   48
Business..............................   59
Management............................   66

                                        PAGE
                                        ----
Security Ownership of Certain
  Beneficial Owners and Management....   72
Certain Relationships and Related
  Transactions........................   74
Description of Credit Facilities......   78
Description of Capital Stock..........   81
Description of the Notes..............   85
Description of the Note Warrants......  129
Exchange and Registration Rights
  Agreement...........................  134
Book-Entry; Delivery and Form.........  136
Certain Federal Income Tax
  Considerations......................  138
Plan of Distribution..................  139
Legal Matters.........................  139
Experts...............................  139
Index to Consolidated Financial
  Statements..........................  F-1

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). You may read and copy any reports, documents and other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the Commission. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

     We have filed a Registration Statement on Form S-4 to register with the Commission the New Notes to be issued in exchange for the Old Notes. This prospectus is part of that Registration Statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT US OR THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information and, in particular, appear under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. But, there can be no assurance that management's expectations, beliefs and projections will result or be achieved.

     There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk Factors." As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

     -  general economic and business conditions;

     -  industry trends;

     -  increases in our leverage;

     -  changes in our ownership structure;

     -  raw material costs and availability, particularly resin;

     -  competition;

     -  the loss of any of our significant customers;

     - changes in distribution channels or competitive conditions in the markets or countries where we operate;

     -  loss of our intellectual property rights;

     -  costs of integrating any future acquisitions;

     - foreign currency fluctuations and devaluations and political instability in our foreign markets;

     -  changes in demand for our products;

     -  new technologies;

     -  changes in our business strategy or development plans;

     -  availability, terms and deployment of capital;

     -  availability of qualified personnel; and

     - increases in the cost of compliance with laws and regulations, including environmental laws and regulations.

     There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

     All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

                            MARKET AND INDUSTRY DATA

     Unless otherwise indicated, the market share and industry data used throughout this prospectus were obtained primarily from internal company surveys and management estimates based on these surveys and our management's knowledge of the industry. Although third party industry and market data exist for the flexible packaging industry, third party industry and market data on the film industry in which we participate are not readily available. Where we have relied on third party market and industry data, we have so noted. The Flexible Packaging Association and Mastio & Company were the primary sources for third party industry data. The flexible packaging market, as defined by the Flexible Packaging Association in compiling such data, does not include certain of the products we sell, including many of our industrial films, and includes certain products we do not sell, such as wax papers and aluminum foils. We believe, however, that trends affecting the flexible packaging industry, as defined by the Flexible Packaging Association, also affect many of the markets into which we sell. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third party sources. Similarly, internal company surveys and management estimates, while we believe them to be reliable, have not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors" in this prospectus.
                            ------------------------

     "Huntsman Packaging," "Winwrap" and "Yieldmaster" are trademarks of Huntsman Packaging. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. Unless the context otherwise requires, "Huntsman Packaging," "we," "us," "our" and similar terms refer to Huntsman Packaging Corporation, its subsidiaries and their respective operations. Each subsidiary of Huntsman Packaging is wholly owned. All market share data presented herein are based on management's estimates for 1999.

                                  THE COMPANY

     We are one of North America's leading manufacturers of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. We offer one of the most diverse product lines in the film industry and have achieved leading market positions in each of our major product lines. We believe our market leadership is primarily attributable to our strategy of building strong relationships with market-leading customers, by offering a broad line of innovative products and by providing technological leadership through our modern and low-cost manufacturing facilities. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers' end-products. We operate 24 manufacturing and research and development facilities worldwide and we currently have approximately one billion pounds of annual production capacity. For the twelve months ended March 31, 2000, we generated pro forma net sales of $834.3 million, pro forma EBITDA of $124.6 million and pro forma Adjusted EBITDA of $128.0 million, which we compute in our summary historical and pro forma financial data.

     Our products are sold into numerous markets for a wide variety of end uses and are offered through three operating segments: Specialty Films, Design Products and Industrial Films.

     SPECIALTY FILMS. Our Specialty Films segment accounted for 56.6% of our pro forma net sales, 66.9% of our total pro forma EBITDA of our operating segments and 66.0% of our total pro forma Adjusted EBITDA of our operating segments for the twelve months ended March 31, 2000. Our Specialty Films include:

     - Personal Care: These highly engineered films are used in disposable diapers, feminine care products and adult incontinence products. We are the leading provider of personal care films in North America, with an estimated market share of approximately 45%.

     - Medical: Manufactured in "clean room" environments, these films are used for sterile packaging for medical supplies and as components in disposable surgical drapes and gowns. We are a leading provider of medical films in North America, in a highly fragmented market.

     - Converter: These films are sold to converters of flexible packaging who may laminate them to foil, paper or other films, print them, and may ultimately fabricate them into final flexible packaging products. These films are a key component in a wide variety of flexible packaging products, such as fresh-cut produce packages, toothpaste tubes and stand-up pouches. We are North America's leading manufacturer of films sold to converters, with an estimated market share of approximately 30%.

     - Barrier and Custom: We are a leading manufacturer of barrier films for cookie, cracker and cereal box liners. We are North America's second largest producer in this market, with an estimated market share of approximately 20%. We are also a leading producer of films for several other custom film niche markets, such as films for photoresist coatings for the electronics industry and films for the protection and transportation of the sheet molding compound used in the manufacture of boats and automotive parts.

     - Agricultural: We are a leading supplier of polyethylene agricultural films that are sold to fruit and vegetable growers and to nursery operators. We are one of North America's two largest producers of mulch films used to cover fruit and vegetable beds, with an estimated market share of approximately 40%.

     Our Specialty Films customers include Baxter, Becton-Dickinson, General Mills, Johnson & Johnson, Kendall Healthcare, Kimberly-Clark, Lawson Mardon, Nabisco, Pechiney, Printpack, Ralston Foods and Sonoco.

     DESIGN PRODUCTS. Our Design Products segment accounted for 24.4% of our pro forma net sales, 17.3% of our total pro forma EBITDA of our operating segments and 18.4% of our total pro forma Adjusted EBITDA of our operating segments for the twelve months ended March 31, 2000. Our Design Products include printed bags and rollstock used to package bread and baked goods, frozen foods, personal care products and fresh-cut produce. The personal care films produced by our Mexican subsidiary are also included in this segment for financial reporting purposes.

     We are the leading producer of films for the frozen foods market in North America, with an estimated market share of approximately 30%. In addition, we are the second largest producer of films for the bakery goods market in North America, with an estimated market share of approximately 20%. Our Design Products customers include IGA Fleming, Interstate Bakeries, Kimberly-Clark de Mexico, Mission Foods, Ore-Ida, Pictsweet and Schmidt Baking.

     INDUSTRIAL FILMS. Our Industrial Films segment accounted for 19.0% of our pro forma net sales, 15.8% of our total pro forma EBITDA of our operating segments and 15.6% of our total pro forma Adjusted EBITDA of our operating segments for the twelve months ended March 31, 2000. The Industrial Films segment manufactures stretch and PVC films.

     - Stretch Films: Stretch films are used to bundle, unitize and protect palletized loads during shipping and storage. These films are replacing more traditional packaging, such as corrugated boxes and metal strapping, because of their lower cost, greater strength and ease of use. We are the fourth largest producer of stretch films in North America, with an estimated market share of approximately 10%.

     - PVC Films: PVC films are used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce. PVC films are preferred in these applications because of their clarity, elasticity and cling. We are the second largest producer of PVC films in North America, with an estimated market share of approximately 25%. In addition, we are the leading producer of PVC films in Australia and the third largest producer in Europe, with estimated market shares of approximately 60% and 15%, respectively.

     Our Industrial Films customers include national distributors, such as Bunzl, Unisource, and xpedx, grocery chains, such as Albertson's, Kroger, Publix, and Safeway, and end-users, such as General Mills and Wal-Mart.

                               INDUSTRY OVERVIEW

     According to the Flexible Packaging Association, the North American market for flexible packaging was approximately $18.1 billion in 1999 and has grown at a CAGR of 5.0% from 1987 to 1999. The flexible packaging industry consists of plastic films, wax papers and aluminum foils. The plastic film industry serves a variety of flexible packaging markets, as well as secondary packaging and non-packaging end markets, including food, pharmaceutical and medical, personal care, household, industrial and agricultural markets. We estimate that North American plastic film manufacturers produced approximately 12.5 billion pounds of film in 1999.

     Flexible packaging is the largest end market for plastic films, and food packaging is by far the largest market for flexible packaging. Plastic films are also used in secondary packaging such as pallet wrap, shrink wrap and grocery and garbage bags, and as components in many non-packaging products, such as moisture barriers for disposable diapers, feminine care products and surgical drapes and gowns. Finally, plastic films are used in a variety of agricultural applications, such as greenhouse films and mulch films.

     Recent advancements in film extrusion and resin technology have produced new, sophisticated films that are thinner and stronger and have better barrier and sealant properties than other materials or predecessor films. These technological advances have allowed flexible packaging to replace many traditional forms of rigid packaging with film-based, flexible packaging that is lighter, lower in cost and has enhanced performance characteristics, such as oxygen and moisture barriers, printability and durability. For example, in consumer applications, stand-up pouches that use plastic films are replacing paperboard boxes, glass jars and metal cans. In industrial markets, stretch and shrink films continue to replace corrugated boxes and metal strapping to unitize, bundle and protect items during shipping and storage.

OUR COMPETITIVE STRENGTHS

     STRONG MARKET POSITIONS. We have leading market positions in each of our major product lines and hold the number one or two market positions in product lines that account for approximately 85% of our 1999 pro forma net sales. We are North America's leading supplier of personal care, converter and frozen food films and its second largest supplier of PVC films, cookie, cracker and cereal box liners and bread and bakery bags. We also maintain significant market shares in stretch films in North America. We attribute our market leadership primarily to our broad and innovative product lines, low-cost manufacturing capabilities, technological capabilities and well-established customer relationships.

     SUPERIOR MANUFACTURING CAPABILITY. We have modern and efficient manufacturing facilities. During 1998 and 1999, we invested $87.8 million to expand, upgrade and maintain our asset base. Since our split-off from Huntsman Corporation in September 1997, we have closed or sold seven manufacturing facilities, thereby eliminating approximately $10.8 million in annual fixed manufacturing costs. During that period, we have also relocated and upgraded 15 production lines from closed facilities to more efficient, existing facilities, purchased several new printing presses and extrusion lines, and significantly upgraded and improved the manufacturing efficiency and productivity of our existing assets. With 23 plants and over 180 extrusion lines, we are able to allocate lines to specific products, resulting in fewer change-overs and more efficient use of production capacity. Our combination of manufacturing flexibility and efficiency enhances our ability to bring new technologies to the marketplace and meet the ever-increasing performance needs of our customers in a cost-effective manner.

     LOW-COST PRODUCTION. We believe that our manufacturing costs are among the lowest in the industry because of: (i) economies of scale provided by our high volume production; (ii) high plant utilization, attained through the continual consolidation of less efficient operations; (iii) favorable resin and other raw material prices, based on our significant purchasing requirements; (iv) modern manufacturing equipment that minimizes resin requirements and waste; and (v) capital investment that has resulted in improved technical capabilities and operating efficiencies.

     INDUSTRY LEADING TECHNOLOGY AND PRODUCT DEVELOPMENT CAPABILITIES. We have dedicated technical facilities to test and develop new films and new extrusion technologies. Our primary research and development facility is located in Newport News, Virginia and contains a pilot plant with a 17 million pound annual capacity. The pilot plant allows us to run commercial "scale-ups" for new products. We believe this commercial "scale-up" capability is a significant competitive advantage, as it enables us to reduce the time needed to introduce new products.

     WELL-ESTABLISHED CUSTOMER RELATIONSHIPS. Our films are components of flexible packaging for some of the largest food companies in the world, including household names such as General Mills, Interstate Bakeries (Wonder Bread), Kroger, Nabisco and Safeway. Our customers also include many of North America's largest flexible packaging converters, such as Lawson Mardon, Pechiney and Printpack, and the largest national distributors of industrial films, Bunzl, Unisource, and xpedx. In addition, we manufacture and supply film to some of the largest non-food film consumers in North

America, including 3M, Baxter, Becton-Dickinson, Goodyear, Johnson & Johnson and Kimberly-Clark.

     PROVEN AND COMMITTED MANAGEMENT TEAM. We have assembled an outstanding management team at both our corporate and operating levels. At the corporate level, our senior management has extensive and varied experience in identifying, acquiring and integrating strategic businesses and in allocating capital, developing corporate strategy and bringing financial discipline to such businesses. At the operating level, our senior vice presidents have an average of more than 20 years of film and flexible packaging industry experience, gained from managing not just Huntsman Packaging, but other major film and flexible packaging companies as well. From 1996 to 1999, our management has successfully enhanced productivity, diversified our product lines, and strengthened our customer relationships. As a result, during this period, we have increased our EBITDA from $26.3 million to $114.7 million and increased our EBITDA margins from 8.9% to 14.7%. At July 20, 2000, our key managers owned, directly or indirectly, approximately 9% of our total common equity on a fully diluted basis after giving effect to the issuance of shares of common stock underlying our warrants and the vesting on January 1, 2001 of some of our restricted stock and options.

STRATEGY

     Since our formation, and particularly since our "split-off" from Huntsman Corporation, our management team has successfully expanded and improved our business through strategic acquisitions and increased our profitability by offering a broad line of innovative products, providing technological leadership and assembling modern and cost-efficient manufacturing assets. In order to continue to expand our business and increase our profitability, we will continue to pursue the following strategies:

     DEVELOP NEW PRODUCTS AND NEW MARKETS. We continue to focus on bringing innovative technological advances to the marketplace, through acquisitions, internal product development and purchasing or licensing technology from other film companies. We have introduced new products that have contributed significantly to our growth and profitability, including:

     - Microporous films that "breathe" for use in disposable infant diapers. These films help prevent diaper rash.

     - Embossed "quiet" films and ultra-thin films for adult incontinence products. These films make adult incontinence products feel more like cloth undergarments.

     - Yieldmaster(R), an agricultural mulch film that reflects or absorbs sunlight and helps control heat transmission. In independent tests, Yieldmaster(R) has been proven to increase crop yields.

     - Winwrap(R), a prestretched film that reduces cost and, due to its light weight, can reduce injuries in high-frequency, hand wrap applications.

     - Fresh-cut produce and salad films that are engineered to provide superior package clarity and specific moisture and gas transmission control for different kinds of produce. These films maintain freshness, increase shelf life and are less expensive than competing laminated products.

     CONTINUE COST REDUCTIONS AND PRODUCTIVITY ENHANCEMENTS. We continue to seek opportunities to reduce our operating costs and enhance our manufacturing productivity. In March 2000, we began implementing a major initiative we developed with the assistance of A.T. Kearney, a management consulting firm, known as "SCORE", which stands for "Supply Chain and Operations Requirements for Excellence." We estimate this supply chain initiative will enable us to generate significant EBITDA and working capital improvements over the next three years by standardizing and improving operating and manufacturing procedures throughout our organization. The SCORE initiative focuses on the following four areas:

     - Procurement. Reducing the number of different grades of resins purchased, consolidating non-resin raw material purchasing, reducing the number of energy suppliers and the amount of energy used, and redeploying equipment.

     - Logistics. Reducing raw materials and finished goods inventory levels and shipping costs.

     - Planning. Enhancing customer service, consolidating product lines and developing integrated sales processes.

     - Operations. Improving line utilization and product quality, standardizing maintenance programs, and developing and implementing company-wide plant production scheduling processes.

     ENHANCE AND LEVERAGE CUSTOMER RELATIONSHIPS. We continue to focus on meeting the increasingly complex packaging needs of our customers with our wide array of film and flexible packaging products and product development capabilities. We also continue to cultivate our long-standing customer relationships. These customers value product innovation and reliable supply and, consequently, exercise great care in establishing and maintaining their supplier relationships. We believe that our reputation for innovation and reliability is well-recognized in the marketplace. We recently signed two customer contracts for new products that we expect will add significantly to net sales and EBITDA.

THE TRANSACTIONS

     The Recapitalization. On May 31, 2000, we consummated a recapitalization pursuant to an agreement dated March 31, 2000, among us, our then existing stockholders and Chase Domestic Investments, L.L.C., an affiliate of Chase Capital Partners, whereby Chase Domestic Investments, L.L.C. acquired approximately 58% of our total common stock. The recapitalization was valued at $1.065 billion, including transaction costs, and is subject to post-closing purchase price adjustments. Pursuant to the recapitalization agreement:

     - we redeemed all of the shares of our common stock held by Jon M. Huntsman, our founder, former majority stockholder and former Chairman of the Board (the "Equity Redemption");

     - Chase Domestic Investments, L.L.C. purchased (the "Investor Share Purchase") approximately one-half of the shares of our common stock formerly held collectively by The Christena Karen H. Durham Trust (the "Trust") and by members of our senior management (the "Management Investors");

     - Chase Domestic Investments, L.L.C. and certain other institutional investors purchased (the "Investor Common Equity Contribution") shares of common stock directly from us;

     - the Trust and the Management Investors retained or "rolled-over" approximately one-half of the shares of our common stock collectively owned by them prior to the recapitalization; and

     - we issued to Chase Domestic Investments, L.L.C. and certain other institutional investors a new series of senior cumulative exchangeable redeemable preferred stock ("Preferred Stock") and detachable warrants for our common stock (the "Preferred Stock Warrants").

     The foregoing transactions are collectively referred to as the "Recapitalization."

     As a result of the Recapitalization, approximately 57.8% of our total common stock is owned by Chase Domestic Investments, L.L.C., approximately 4.5% of our total common stock is owned by certain other institutional investors and approximately 37.7% of our total common stock is owned collectively by the Trust and the Management Investors.

     The Tender Offer and Consent Solicitation. In connection with the Recapitalization, we offered to purchase in a tender offer all of our $125.0 million principal amount of 9 1/8% senior subordinated notes due 2007. We also solicited and received the requisite consents from tendering holders of the

9 1/8% senior subordinated notes to amend the related indenture to eliminate many of its restrictive covenants, which permitted us to effect the Recapitalization, the offering of the Old Notes and the incurrence of borrowings under the credit facilities. On May 31, 2000, we purchased all of the $125.0 million of 9 1/8% senior subordinated notes tendered and discharged our obligations under the related indenture.

     The Credit Facilities. On May 31, 2000, we refinanced all amounts outstanding under our then existing credit facility and replaced them with amended and restated senior secured credit facilities. The credit facilities consist of the following:

     - a $200.0 million senior secured tranche A facility, $40.0 million of which is available to our principal Mexican subsidiary;

     - a $280.0 million senior secured tranche B facility; and

     - a $100.0 million revolving credit facility.

     The Recapitalization, the tender offer and consent solicitation for our 9 1/8% senior subordinated notes, the entering into the credit facilities and the offering of 220,000 units consisting of the Old Notes and warrants to purchase 18,532 shares of our common stock (the "Note Warrants"), are collectively referred to as the "Transactions."

     The sources and uses of funds for the Transactions are presented in the following table:

                                                                     AMOUNT
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
SOURCES:
Credit facilities(1)........................................        $  485.9
Old Notes and Note Warrants (net of discount of $5.9).......           214.1
Preferred Stock and Preferred Stock Warrants................           100.0
Common equity investment(2).................................           165.3
Trust equity rollover.......................................            76.8
Management equity rollover..................................            22.9
                                                                    --------
     Total..................................................        $1,065.0
                                                                    ========
USES:
Equity Redemption...........................................        $  314.0
Investor Share Purchase.....................................           101.8
Refinance the prior credit facility and other debt..........           379.5
Repay the 9 1/8% senior subordinated notes..................           125.0
Tender and consent consideration............................            11.9
Trust equity rollover.......................................            76.8
Management equity rollover..................................            22.9
Transaction fees and expenses(3)............................            33.1
                                                                    --------
     Total..................................................        $1,065.0
                                                                    ========

---------------
(1) Represents borrowings under the credit facilities as of May 31, 2000 of $200.0 million under the tranche A facility, $280.0 million under the tranche B facility and $5.9 million under the revolving credit facility. As of May 31, 2000, we had $92.8 million of borrowing capacity under the revolving credit facility and $1.3 million reserved for letters of credit outstanding under the revolving credit facility. See "Description of Credit Facilities."

(2) Consists of the Investor Share Purchase of $101.8 million and the Investor Common Equity Contribution of $63.5 million.

(3) Consists of debt issuance costs of approximately $18.6 million, compensation expense related to the long-term incentive plan triggered by the Transactions of approximately $5.0 million, estimated issuance costs for the Preferred Stock of $1.5 million and other fees and expenses directly related to the Transactions of approximately $8.0 million.

THE SPONSOR

     Chase Domestic Investments, L.L.C. is a limited liability company owned by Chase Capital Partners. Chase Capital Partners is the private equity group of The Chase Manhattan Corporation, one of the largest bank holding companies in the U.S., and is one of the largest private equity organizations in the U.S., with over $16 billion under management. Through its affiliates, Chase Capital Partners invests in leveraged buyouts, recapitalizations and venture capital opportunities by providing equity and mezzanine capital. Since its inception in 1984, Chase Capital Partners has made over 1,000 direct investments in numerous industries.

HISTORY

     We were founded in 1992 to acquire the assets of Goodyear Tire & Rubber Company's Film Products Division. Since that time, we have successfully combined strategic acquisitions, internal growth, product innovation and operational improvements to grow our business and increase its profitability. Net sales have grown from $295.7 million in 1996 to $781.4 million in 1999. We have successfully acquired and integrated 13 strategic film and flexible packaging operations since 1992, including, most recently, the 1996 acquisition of Deerfield Plastics, the 1997 acquisition of CT Film, and the 1998 acquisition of Blessings Corporation -- each a leading producer of personal care, converter or medical films. In October 1999, we acquired KCL Corporation, a leader in closure technology for flexible packaging.

     In September 1997, we were split-off from Huntsman Corporation. The separation from Huntsman Corporation has allowed us to independently pursue our value-added films business, implement our strategy of growing our market position through superior products, technology and synergistic acquisitions, and improve our financial and operating performance. On December 1, 1999, we announced that we had begun the process of evaluating a variety of financial alternatives to monetize the approximately 61% interest of our founder, former majority stockholder and former Chairman of the Board, Jon M. Huntsman. As a result of the Recapitalization, Mr. Huntsman no longer owns any of our stock, and is not involved in our management.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     On May 25, 2000, we completed the private offering of our 13% senior subordinated notes due 2010. We and those of our subsidiaries that guaranteed the Old Notes entered into an exchange and registration rights agreement with the initial purchasers in the private placement offering of the Old Notes under that agreement. We and the Note Guarantors agreed to deliver to you this prospectus and to complete the exchange offer within 225 days after the date of original issuance of the Old Notes. You are entitled to exchange in this exchange offer your Old Notes for New Notes which are identical in all material respects to the Old Notes except that:

     - the New Notes have been registered under the Securities Act and will be freely tradeable by persons who are not affiliated with us;

     - the New Notes are not entitled to certain rights which are applicable to the Old Notes under the exchange and registration rights agreement; and

     - certain liquidated damages provisions are no longer applicable.

The Exchange Offer............   We are offering to exchange up to $220.0
                                 million aggregate principal amount of 13% senior subordinated notes which have been registered under the Securities Act for up to $220.0 million aggregate principal amount of 13% senior subordinated notes which were issued on May 31, 2000 in the private offering. Old
                                 Notes may be exchanged only in integral
                                 multiples of $1,000.

Resales.......................   Based on an interpretation by the staff of the
                                 Commission set forth in no-action letters issued to third parties, we believe that the New Notes issued pursuant to the exchange offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the
                                 Securities Act, provided that you

                                 - are acquiring the New Notes in the ordinary
                                   course of business, and

                                 - have not engaged in, do not intend to engage
                                   in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes.

                                 Each participating broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for the Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See "Plan of Distribution."

                                 Any holder of the Old Notes who

                                 - is our affiliate,

                                 - does not acquire the New Notes in the
                                   ordinary course of its business, or

                                 - tenders in the exchange offer with the
                                   intention to participate, or for the purpose of participating, in a distribution of New Notes,

                                 cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes.

Expiration Date; Withdrawal of
  Tenders.....................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on             , 2000 or
                                 such later date and time to which we extend it.
                                 We do not currently intend to extend the expiration date. A tender of Old Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any Old
                                 Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, some of which we may waive. See
                                 "The Exchange Offer -- Conditions to Exchange
                                 Offer."

Procedures for Tendering Old
  Notes.......................   If you wish to accept the exchange offer, you
                                 must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Old Notes through The Depository Trust Company and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

                                 By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 - any New Notes that you receive will be
                                   acquired in the ordinary course of your
                                   business;

                                 - you have no arrangement or understanding with
                                   any person or entity to participate in the distribution of the New Notes;

                                 - if you are a broker-dealer that will receive
                                   New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such New Notes; and

                                 - you are not our "affiliate" as defined in
                                   Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery
Procedures....................   If you wish to tender your Old Notes and your
                                 Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated
                                 Tender Offer Program prior to the expiration date, you must tender your Old Notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer --
                                 Guaranteed Delivery Procedures."

Effect on Holders of Old
Notes.........................   As a result of the making of, and upon
                                 acceptance for exchange of all validly tendered
                                 Old Notes pursuant to the terms of, the
                                 exchange offer, we will have fulfilled a covenant contained in the exchange and registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the exchange and registration rights agreement. If you are a holder of Old Notes and do not tender your Old
                                 Notes in the exchange offer, you will continue to hold such Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes in the Indenture, except for any rights under the exchange and registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Consequences of Failure to
  Exchange....................   All untendered Old Notes will continue to be
                                 subject to the restrictions on transfer
                                 provided for in the Old Notes and in the Indenture. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the Old Notes under the Securities Act.

Certain Federal Income Tax
  Considerations..............   The exchange of Old Notes for New Notes in this
                                 exchange offer should not be a taxable event for U.S. federal income tax purposes. See
                                 "Certain Federal Income Tax Considerations."

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the New Notes in this exchange offer.

Exchange Agent................   The Bank of New York is the exchange agent for
                                 this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange
                                 Offer -- Exchange Agent."

                     SUMMARY OF THE TERMS OF THE NEW NOTES

Issuer........................   Huntsman Packaging Corporation.

New Notes Offered.............   $220.0 million aggregate principal amount of
                                 13% senior subordinated notes due 2010.

Maturity......................   June 1, 2010.

Interest......................   Annual rate: 13%.
                                 Payment frequency: every six months on June 1 and December 1.
                                 First payment: December 1, 2000.

                                 Holders of Old Notes whose Old Notes are accepted for exchange in this exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from May 31, 2000, the original issue date of the Old Notes, to the date of issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on December 1, 2000, the first interest payment date for the Old Notes and the New Notes after the consummation of this exchange offer, that they would have received if they did not accept this exchange offer.

Optional Redemption...........   On or after June 1, 2005, we may redeem some or
                                 all of the New Notes at the redemption prices listed in the section entitled "Description of the New Notes -- Optional Redemption." Prior to such date, we may not redeem the New Notes, except as described in the following paragraph.

                                 At any time prior to June 1, 2003, we may redeem up to 35% of the original aggregate principal amount of the New Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 113% of the principal amount thereof, plus accrued interest, so long as (a) at least 65% of the original aggregate amount of the New Notes remains outstanding after each such redemption and (b) any such redemption by us is made within 120 days of such equity offering.

Change of Control.............   Upon the occurrence of a change of control,
                                 unless we have exercised our right to redeem all of the New Notes as described above, you will have the right to require us to repurchase all or a portion of your New Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. See "Description of the Notes -- Change of Control."

Guarantees....................   The New Notes will be fully and unconditionally
                                 guaranteed on an unsecured senior subordinated basis by each of our existing and future domestic restricted subsidiaries and, to the extent that they also guarantee any senior debt
                                 (other than a foreign subsidiary that
                                 guarantees senior debt of another foreign subsidiary), by each of our existing and future foreign restricted subsidiaries. If we fail to make payments on the New Notes, our subsidiaries that are guarantors must make them instead.

                                 Guarantees of the New Notes will be
                                 subordinated to the guarantees of our senior debt under the credit facilities.

Ranking.......................   The New Notes will be unsecured and:

                                 - will be subordinated to all of our existing and future senior debt;

                                 - will rank equally with all of our future senior subordinated debt;

                                 - will rank senior to any future subordinated debt;

                                 -  will be effectively subordinated to our
                                    secured debt to the extent of the value of the assets securing such indebtedness; and

                                 -  will be effectively subordinated to all
                                    liabilities of our subsidiaries that do not guarantee the New Notes.

                                 Similarly, the guarantees of the New Notes by our subsidiaries that are also guaranteeing the credit facilities will be unsecured and:

                                 -  will be subordinated to all of the
                                    applicable guarantors' existing and future senior debt;

                                 - will rank equally with all of the applicable guarantors' future senior subordinated debt;

                                 - will rank senior to any of the applicable guarantors' future subordinated debt; and

                                 -  will be effectively subordinated to any
                                    secured debt of such guarantor to the extent of the value of the assets securing such debt.

                                 Assuming we had completed the Transactions on March 31, 2000 and that all of the Old Notes are exchanged for New Notes in this exchange offer, on a pro forma basis:

                                 -  we would have had approximately $487.2
                                    million of senior debt to which the New
                                    Notes would be subordinated (which amount does not include the remaining availability of $92.8 million under the revolving credit facility);

                                 -  we would not have had any senior
                                    subordinated debt other than the New Notes;

                                 - we would not have had any subordinated debt; and

                                 - our subsidiaries that are not guarantors of the New Notes would have had $59.3 million of liabilities, excluding liabilities owed to us.

                                 The Indenture permits us to incur a significant amount of additional senior debt.

Certain Covenants.............   The Indenture will, among other things,
                                 restrict our ability and the ability of our subsidiaries to:

                                 -  borrow money;

                                 - make distributions, redeem equity interests or redeem subordinated debt;

                                 -  make investments;

                                 -  use assets as security in other
                                    transactions;

                                 -  sell assets;

                                 -  guarantee other debt;

                                 -  enter into agreements that restrict
                                    dividends from subsidiaries;

                                 -  sell capital stock of subsidiaries;

                                 -  merge or consolidate; and

                                 -  enter into transactions with affiliates.

                                 These covenants will be subject to a number of important exceptions. For more details, see "Description of the Notes -- Certain Covenants."

                                  RISK FACTORS

     You should carefully consider all of the information in this prospectus and, in particular, should evaluate the specific factors set forth under the caption "Risk Factors" before participating in this exchange offer.

                            ------------------------

     We are incorporated in Utah, with principal executive offices located at 500 Huntsman Way, Salt Lake City, Utah 84108. Our telephone number is (801) 584-5700.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table presents summary financial data for Huntsman Packaging and its subsidiaries. The summary historical financial data for the years ended December 31, 1999, 1998 and 1997 have been derived from Huntsman Packaging's audited consolidated financial statements. The summary financial data for the three months ended March 31, 2000 and 1999 have been derived from our unaudited interim condensed consolidated financial statements, which in our opinion include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for the fair presentation of the financial position and results of operations of Huntsman Packaging for these periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results that may be expected for the entire year or any future period.

     The summary unaudited condensed pro forma financial data are derived from the unaudited pro forma statements of operations and balance sheet contained in "Unaudited Pro Forma Financial Data." The unaudited pro forma statement of operations data for the twelve months ended March 31, 2000 give effect to the Transactions and the acquisition of KCL Corporation as if they had occurred on April 1, 1999. The unaudited pro forma balance sheet data at March 31, 2000 give effect to the Transactions as if they had occurred on March 31, 2000.

     The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Transactions or the KCL Corporation acquisition been consummated on or as of the dates indicated nor are such data necessarily indicative of future operating results or financial position.

     You should read the following summary historical and pro forma financial data together with "Capitalization," "Selected Financial Data," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Huntsman Packaging and the notes thereto included elsewhere in this prospectus.

                                                                      THREE MONTHS
                                                                          ENDED           PRO FORMA
                                       YEARS ENDED DECEMBER 31,         MARCH 31,       TWELVE MONTHS
                                     ----------------------------   -----------------       ENDED
                                      1997       1998      1999      1999      2000     MARCH 31, 2000
                                     -------   --------   -------   -------   -------   --------------
                                                           (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales..........................  $ 447.7   $  651.9   $ 781.4   $ 174.4   $ 212.5       $834.3
Cost of sales......................    389.6      532.4     623.4     137.6     169.5        669.5
                                     -------   --------   -------   -------   -------       ------
Gross profit.......................     58.1      119.5     158.0      36.8      43.0        164.8
Total operating expenses...........     45.0       70.1      82.0      18.6      28.2         85.4
                                     -------   --------   -------   -------   -------       ------
Operating income...................     13.1       49.4      76.0      18.2      14.8         79.4
Interest expense...................    (17.0)     (37.5)    (44.0)    (10.2)    (11.6)       (77.6)
Other income (expense), net........      0.7       (0.8)      0.4      (2.0)      0.5          4.0
                                     -------   --------   -------   -------   -------       ------
Income (loss) before income taxes
  and discontinued operations......     (3.2)      11.1      32.4       6.0       3.7          5.8
Income tax expense (benefit).......     (0.5)       8.6      14.1       3.7       2.3          2.9
                                     -------   --------   -------   -------   -------       ------
Income (loss) before discontinued
  operations.......................     (2.7)       2.5      18.3       2.3       1.4          2.9
Income from discontinued
  operations.......................      3.1        0.6
Gain on sale of discontinued
  operations.......................                 5.2
                                     -------   --------   -------   -------   -------       ------
Net income.........................  $   0.4   $    8.3   $  18.3   $   2.3   $   1.4       $  2.9
                                     =======   ========   =======   =======   =======       ======
OTHER FINANCIAL DATA:
Cash flows from operating
  activities.......................  $28,648   $ 45,490   $51,453   $(7,811)  $17,908
Cash flows from investing
  activities.......................  (87,227)  (314,840)  (46,030)   (8,120)  (10,093)
Cash flows from financing
  activities.......................   63,191    275,892   (16,729)    6,802    (3,858)
EBITDA(1)..........................     39.5       80.6     114.7      24.6      26.0       $124.6
Adjusted EBITDA(2).................                                                          128.0
Depreciation and amortization......     16.4       27.1      35.0       8.4       9.5         36.7
Plant closing costs................      9.3        4.9       2.5                              2.5
Noncash stock-based compensation
  expense..........................                           0.8                 1.2          2.0
Capital expenditures...............     17.9       52.1      35.7       8.1      10.1         37.7
Cash interest expense................................................................         74.9
Ratio of Adjusted EBITDA to cash interest expense....................................          1.7x
Ratio of total net debt to Adjusted EBITDA(3)........................................          5.4x
Ratio of earnings to fixed
  charges(4).......................       --        1.3x      1.7x      1.6x      1.3x         1.1x

                                                              AS OF MARCH 31, 2000
                                                              ---------------------
                                                              ACTUAL     PRO FORMA
                                                              -------    ----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 12.2      $   5.2
Working capital.............................................   102.6        131.3
Total assets................................................   780.1        790.9
Total debt..................................................   506.6        694.1
Preferred Stock(5)..........................................                 80.0
Stockholders' equity (deficit)..............................    91.7       (148.9)

---------------
(1) EBITDA is defined as income before discontinued operations, extraordinary items, interest expense, income taxes, depreciation, amortization, plant closing costs and noncash stock-based compensation expense. We believe EBITDA information enhances an investor's understanding of a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. In addition, EBITDA is used as a measure in the Indenture in determining our compliance with certain covenants. However, there may be contractual, legal, economic or other reasons which may prevent us from satisfying principal and interest obligations with respect to our indebtedness and may require us to allocate funds for other purposes. EBITDA does not represent and should not be considered as an alternative to net income or cash flows from operating activities as determined by U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies.

(2) Adjusted EBITDA is EBITDA adjusted for the following non-recurring items:

                                                                   PRO FORMA
                                                              TWELVE MONTHS ENDED
                                                                 MARCH 31, 2000
                                                              --------------------
EBITDA......................................................         $124.6
Adjustments:
  Losses on exited businesses(a)............................            1.7
  Reduction in raw material costs(b)........................            0.6
  Federal grand jury subpoena costs(c)......................            0.7
  Transaction costs(d)......................................            0.4
                                                                     ------
Adjusted EBITDA.............................................         $128.0
                                                                     ======

---------------
    (a) Reflects operating losses and write-offs incurred in exiting a non-core laminating business and the write-off of a receivable from an exited joint venture.

    (b) Reflects the net reduction in KCL Corporation's raw material costs calculated by comparing resin unit prices under our existing raw material contractual arrangements for the twelve month period ended March 31, 2000, with KCL Corporation's resin unit prices and volume for the same period.

    (c) Non-recurring costs incurred in responding to a federal grand jury subpoena.

    (d) Non-recurring costs incurred in connection with the Transactions.

(3) Total net debt is defined as total debt less cash and cash equivalents.

(4) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs and (iii) an allocation of one-third of the rental expense from operating leases, which management considers to be a reasonable approximation of the interest factor of operating lease payments. In 1996, earnings were insufficient to cover fixed charges by approximately $10.2 million.

(5) Includes proceeds of $100.0 million less estimated issuance costs of $1.5 million for the Preferred Stock and estimated value of the Preferred Stock Warrants of $18.5 million.

                                  RISK FACTORS

     In addition to the other matters described in this prospectus, you should carefully consider the specific factors set forth below before participating in this exchange offer.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS AND TO MEET OUR OBLIGATIONS UNDER THE NOTES.

     As a result of the Transactions, we are highly leveraged, which means that we have a large amount of indebtedness relative to our stockholders' deficit. The following chart shows certain important credit statistics and is presented assuming we had completed the Transactions as of March 31, 2000, in the case of the first three statistics, and as of January 1, 1999, in the case of the ratios of earnings to fixed charges:

                                                                 PRO FORMA AS OF
                                                                 MARCH 31, 2000
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
Total debt..................................................         $ 694.1
Preferred Stock.............................................            80.0
Stockholders' deficit.......................................          (148.9)

                                                           PRO FORMA FOR THE
                                                ----------------------------------------
                                                   YEAR ENDED        TWELVE MONTHS ENDED
                                                DECEMBER 31, 1999      MARCH 31, 2000
                                                -----------------    -------------------
Ratio of earnings to fixed charges............        1.0x                  1.1x

     Our relatively high degree of leverage could have important consequences to us and to you, including, but not limited to, the following:

     - Our ability to obtain additional financing in the future for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes may be materially limited or impaired;

     - A substantial portion of our cash flows from operating activities must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes, including our operations and future business opportunities;

     - Certain of our borrowings, including borrowings under the credit facilities, are at variable rates of interest, exposing us to the risk of increased interest rates;

     - The indebtedness under the credit facilities is secured by a lien on substantially all of our assets and the assets of our domestic subsidiaries and matures prior to the maturity of the Notes;

     - Our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited by our leveraged position and the covenants contained in our debt instruments, thus putting us at a competitive disadvantage; and

     - We may be vulnerable in a downturn in general economic conditions or in our business or be unable to carry out capital spending that is important to our growth and productivity improvement programs.

ABILITY TO SERVICE INDEBTEDNESS -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

  Cash Flow Limitations -- If our cash flows are not sufficient, we may try to take other actions to satisfy our obligations under our indebtedness, but these other actions may not be successful.

     We are required to make scheduled principal payments under the credit facilities commencing in 2001. Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness, including the Notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control, including interest rates, unscheduled plant shutdowns, increased operating costs, raw material and product prices and regulatory developments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes.

     If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. We cannot assure you that any such alternative measures would be successful or would permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The credit facilities and the Indenture restrict our ability to dispose of assets and use the proceeds therefrom. We cannot assure you that we will be able to consummate such dispositions or to obtain the proceeds which we could realize therefrom or that such proceeds would be adequate to meet any debt service obligations then due. See "Description of Credit Facilities" and "Description of the Notes."

  Default Under Agreements Governing Indebtedness -- If we default on our obligations to pay our indebtedness we may be forced into bankruptcy or would be otherwise unable to pay the Notes.

     If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the Indenture and the credit facilities), we could be in default under the terms of the agreements governing such indebtedness, including the credit facilities and the Notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the credit facilities could elect to terminate their commitments thereunder and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. Any default under the agreements governing our indebtedness could have a significant adverse effect on our ability to pay principal, premium, if any, and interest on the Notes and on the market value of the Notes. See "Description of Credit Facilities" and "Description of the Notes."

 Change of Control -- We may not be able to repurchase the Notes upon a change of control.

     The Indenture provides that upon a change in control under the Indenture of our company, we will be required to offer to repurchase all of the outstanding Notes at 101% of the principal amount thereof, plus accrued interest to the date of repurchase. This provision will not necessarily provide protection to holders of the Notes in a highly leveraged transaction or certain other transactions involving us or our subsidiaries. In addition, our ability to repurchase the Notes may be limited by our then existing financial resources, including a similar obligation to repay amounts outstanding under the credit facilities. We cannot assure you that in the event of a change of control, we will have, or will have access to, sufficient funds, or will be contractually permitted under the terms of our outstanding indebtedness, to purchase all of the Notes tendered by holders upon a change of control. See "Description of Credit Facilities" and "Description of the Notes -- Change of Control."

SUBORDINATION OF THE NOTES AND GUARANTEES -- THE NOTES AND THE GUARANTEES BY OUR SUBSIDIARIES ARE SUBORDINATED IN RIGHT OF PAYMENT TO OUR AND THEIR SENIOR INDEBTEDNESS, INCLUDING THE CREDIT FACILITIES.

     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Notes is subordinated in right of payment to the prior payment in full of all of our existing and future senior indebtedness, including all amounts owing under the credit facilities. As of March 31, 2000, on a pro forma basis after giving effect to the Transactions, the aggregate principal amount of our senior indebtedness would have been $485.9 million (excluding unused commitments and outstanding letters of credit totaling $94.1 million under the credit facilities). Therefore, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets will be available to pay obligations on the Notes only after all of our senior indebtedness has been paid in full, and we cannot assure you that there will be sufficient assets remaining to pay amounts due on all or any of the Notes. The guarantees by our subsidiaries will be unsecured senior subordinated obligations of theirs and will be subordinated in right of payment to all of their existing and future senior indebtedness, including all amounts owing under the credit facilities. As of March 31, 2000, on a pro forma basis after giving effect to the Transactions, there would have been no senior indebtedness of our subsidiary guarantors (other than the guarantees under the credit facilities).

STRUCTURAL SUBORDINATION -- THE NOTES ARE STRUCTURALLY SUBORDINATED IN RIGHT OF PAYMENT TO INDEBTEDNESS OF THOSE OF OUR SUBSIDIARIES THAT ARE NOT GUARANTEEING THE NOTES AND, IF THE GUARANTEES ARE DEEMED UNENFORCEABLE, TO THOSE OF OUR GUARANTOR SUBSIDIARIES.

     Although we are an operating company, 41.7% of our pro forma EBITDA and 41.1% of our pro forma Adjusted EBITDA for the twelve months ended March 31, 2000 was generated by our subsidiaries. As a result, our ability to pay interest on the Notes and to satisfy our other debt service obligations will depend significantly on our receipt of dividends or other intercompany transfers of funds from our operating subsidiaries. Claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over our claims.

     Although the guarantees provide the holders of the Notes with a direct claim against the assets of the subsidiary guarantors, enforcement of the guarantees against any guarantor may be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of such guarantor, and would be subject to certain defenses available to guarantors generally. See "-- Fraudulent Transfer Considerations." To the extent the guarantees are not enforceable, the Notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of the guarantors, whether or not such liabilities constitute Senior Indebtedness under the Indenture. In any event, the Notes will be effectively subordinated to all liabilities of our subsidiaries which are not guarantors. On a pro forma basis, our subsidiaries that are not guarantors would have generated 13.0% of our net sales, 16.7% of our pro forma EBITDA and 16.3% of our Adjusted EBITDA for the twelve months ended March 31, 2000 and would have accounted for 12.6% of our total assets as of March 31, 2000. As of March 31, 2000, on a pro forma basis after giving effect to the Transactions, our subsidiaries that are not guarantors would have had total liabilities (excluding liabilities owed to us) of $59.3 million and our subsidiaries that are guarantors would have had total liabilities (excluding liabilities owed to us and guarantees of the credit facilities and the Notes) of $35.0 million.

     Accordingly, in the event of our dissolution, bankruptcy, liquidation or reorganization, the holders of the Notes may not receive any amounts with respect to the Notes until after the payment in full of the claims of creditors of our subsidiaries. In addition, the payment of dividends to us by our subsidiaries is contingent upon the earnings of those subsidiaries and subject to various business considerations. The Indenture will permit restrictive loan covenants to be contained in the instruments governing certain indebtedness of our subsidiaries, including covenants which restrict in certain circumstances the payment of dividends and distributions and the transfer of assets to us.

See "Description of Credit Facilities" and "Description of the Notes -- Certain Covenants -- Limitation on Restrictions on Distributions from Restricted Subsidiaries."

ASSET ENCUMBRANCES -- IF WE DEFAULT UNDER OUR SENIOR SECURED CREDIT FACILITIES, THE LENDERS COULD FORECLOSE ON THE ASSETS WE HAVE PLEDGED TO THEM, TO THE EXCLUSION OF YOU AS THE HOLDERS OF THE NOTES.

     In addition to being contractually subordinated to all existing and future senior indebtedness, our obligations under the Notes are unsecured, while our obligations under the credit facilities and each guarantor's obligations under their guarantees are secured by a security interest in substantially all of our assets and each of our existing and subsequently acquired or organized domestic and, subject to certain limitations, foreign subsidiaries, including a pledge of all of the issued and outstanding equity interests in our existing or subsequently acquired or organized domestic subsidiaries and 65% of the equity interests in each of our existing and subsequently acquired or organized foreign subsidiaries. If we are declared bankrupt or insolvent, or if we default under the credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged equity interests of our subsidiaries and on the assets in which they have been granted a security interest, in each case to the exclusion of holders of the Notes, even if an event of default exists under the Indenture at such time. Furthermore, if all equity interests in any future subsidiary of ours that becomes a guarantor are sold to persons pursuant to an enforcement of the pledge of equity interests in such guarantor for the benefit of the senior lenders, then that guarantor will be released from its guarantee automatically and immediately upon such sale. See "Description of Credit Facilities."

EXPOSURE TO FLUCTUATIONS IN RESIN PRICES AND DEPENDENCE ON RESIN SUPPLIES -- IF RESIN PRICES INCREASE SUDDENLY OR IF WE LOSE A KEY RESIN SUPPLIER, OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED.

     We use large quantities of polyethylene, PVC and other resins in manufacturing our products. For the year ended December 31, 1999, resin costs comprised approximately 65% of our total manufacturing costs. Significant increases in the price of resins could adversely affect our operating margins. The price of resins is a function of, among other things, manufacturing capacity, demand, and the price of crude oil and natural gas feedstocks. Since the resins used by us are produced from petroleum and natural gas, the instability in the world markets for petroleum and natural gas could adversely affect the prices of our raw materials and their general availability, and this could have an adverse effect on our profitability if the increased costs could not be passed on to customers. We cannot assure you that a significant increase in resin prices would not have an adverse effect on our business, results of operations and debt service capabilities. In addition, we rely on certain key suppliers of resin for most of our resin supply, some of which resin has characteristics proprietary to the supplier. Although we believe that our key suppliers will continue to supply us with adequate amounts of resin on a timely basis and that alternatives are available for resin with proprietary characteristics, the loss of a key source of supply, our inability to obtain resin with desired proprietary characteristics, or a delay in shipments could have an adverse effect on our business. We also obtain resin on favorable terms under certain contracts with suppliers. Should any of our resin suppliers fail to deliver resin or should any such contract be canceled, we would be forced to purchase resin in the open market, and no assurances can be given that we would be able to make such purchases at prices that would allow us to remain competitive. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Raw Materials."

COMPETITION -- WE OPERATE IN HIGHLY COMPETITIVE MARKETS AND WE CANNOT ASSURE YOU THAT OUR CUSTOMERS WILL CONTINUE TO PURCHASE OUR PRODUCTS.

     The markets in which we operate are highly competitive on the basis of service, product quality, product innovation and price. In addition to competition from many smaller competitors, we face strong competition from a number of large film and flexible packaging companies, including AEP, Bemis, Pactiv (formerly Tenneco), Pechiney and Printpack. Some of our competitors are substantially larger, more diversified and have greater financial, personnel and marketing resources than we have and therefore may have certain competitive advantages. Although we have broad product lines and are continually developing our products and graphics, we can give you no assurance that our current customers will continue to purchase our products.

CUSTOMER RELATIONSHIPS -- WE DEPEND ON A FEW MAJOR CUSTOMERS AND THE LOSS OF ONE OR MORE OF THESE CUSTOMERS WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     We are dependent upon a limited number of large customers with substantial purchasing power for a majority of our sales, many of which are reducing their number of suppliers. Our top ten customers accounted for approximately 36% of our net sales in 1999. In particular, we are currently the sole outside supplier to Kimberly-Clark of its personal care films and other film components. Kimberly-Clark accounted for approximately 13% of our net sales in 1999. The loss of Kimberly-Clark or one or more other major customers, or a material reduction in sales to Kimberly-Clark or these other customers, would have a material adverse effect on our results of operations and on our ability to service our indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products, Markets and Customers."

RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY RIGHTS -- WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AGAINST OUR COMPETITORS OR MAINTAIN ITS VALUE.

     Patents, trademarks and licenses are significant to our business. We also rely on unpatented proprietary know-how, continuing technological innovation and other trade secrets to develop and maintain our competitive position. In addition to our own patents, trade secrets and proprietary know-how, we license from third parties the right to use some of their intellectual property. Although we constantly seek to protect our patents, trademarks and other intellectual property, there can be no assurance that our precautions will provide meaningful protection against competitors or that the value of our trademarks will not be diluted. We routinely enter into confidentiality agreements to protect our trade secrets and proprietary know-how. We cannot assure you, however, that such agreements will not be breached, that they will provide meaningful protection or that adequate remedies will be available to us if these confidentiality agreements are breached.

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS -- WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE FUTURE ACQUISITIONS.

     We have completed a number of recent acquisitions, and as part of our strategy, we expect to continue to make acquisitions as opportunities arise. There can be no assurance that our efforts to integrate any businesses acquired in the future will result in increased sales or profits. Difficulties encountered in any transition and integration process for newly acquired companies could have a material adverse effect on our financial condition, results of operations or cash flows.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS -- OUR OPERATIONS OUTSIDE OF THE UNITED STATES ARE SUBJECT TO ADDITIONAL CURRENCY EXCHANGE, POLITICAL, INVESTMENT AND OTHER RISKS THAT MAY ADVERSELY AFFECT OUR BUSINESS.

     We operate facilities and sell products in several countries outside the U.S. Operations outside the U.S. include plants and sales offices in Mexico, Canada, Germany and Australia. As a result, we are subject to risks associated with selling and operating in foreign countries. These risks include devaluations and fluctuations in currency exchange rates, unstable political conditions, imposition of limitations on conversion of foreign currencies into U.S. dollars and remittance of dividends and other payments by foreign subsidiaries. The imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, hyperinflation in certain foreign countries, and imposition or increase of investment and other restrictions by foreign governments could also have a negative effect on our business.

CONCENTRATION OF OWNERSHIP AND CONTROL -- WE ARE CONTROLLED BY CHASE DOMESTIC INVESTMENTS, LLC AND ITS INTERESTS MAY NOT BE ALIGNED WITH YOURS.

     At June 1, 2000, Chase Domestic Investments, L.L.C. owned approximately 58% of our total outstanding common stock. Subject to certain limitations contained in the stockholders' agreement among us, Chase Domestic Investments, L.L.C., our other stockholders, and holders of our Preferred Stock Warrants, Chase Domestic Investments, L.L.C. controls us. There can be no assurance that the interests of Chase Domestic Investments, L.L.C. coincide with the interests of the holders of the Notes.

RISKS ASSOCIATED WITH LABOR RELATIONS -- IF WE DO NOT MAINTAIN GOOD RELATIONSHIPS WITH OUR EMPLOYEES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     As of March 31, 2000, we had approximately 3,600 employees, of which approximately 1,500 employees were subject to a total of 11 collective bargaining agreements that expire on various dates between October 2000 and November 2002. On March 7, 2000, approximately 130 employees at our Chippewa Falls, Wisconsin manufacturing plant went on strike, the first strike in our history. Our operations at the facility and our ability to serve our customers were not materially affected during this strike, and the striking employees returned to work on March 20, 2000. Although we consider our current relations with our employees to be good, if we do not maintain these good relations, or if major work disruptions were to occur, our business could be adversely affected.

FRAUDULENT TRANSFER CONSIDERATIONS -- FEDERAL AND STATE FRAUDULENT TRANSFER LAWS PERMIT A COURT TO VOID THE NOTES AND THE GUARANTEES, AND IF THAT OCCURS, YOU MAY NOT RECEIVE ANY PAYMENTS ON THE NOTES.

     If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy, reorganization or liquidation case or similar proceeding or a lawsuit by or on behalf of our unpaid creditors or a guarantor, a court were to find that, at the time we issued the Notes, (a) we issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b) (i) we or such guarantor, as applicable, received less than reasonably equivalent value or fair consideration for issuing the Notes or a guarantee, respectively, and (ii) after applying the proceeds, we or such guarantor (A) was or were insolvent or was or were rendered insolvent by reason of such transactions, (B) was or were engaged, or about to engage, in a business or transaction for which our or its assets constituted unreasonably small capital to carry on our or its business, or (C) intended to incur, or believed or reasonably should have believed that we or it would incur, debts beyond our or its ability to pay such debts as they matured or became due (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), the court could avoid the obligations under the Notes or such guarantee or further subordinate the Notes or such guarantee to our presently existing and future indebtedness or that of such guarantor, or take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes or such guarantee. In that event, we cannot assure you that any repayment on the Notes would ever be received by holders of the Notes. The avoidance of such Notes could result in an event of default with respect to our other debt and that of our subsidiaries, which could result in acceleration of such debt.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is to be applied. Generally, however, a company would be considered insolvent if, at the time it incurred indebtedness, either (i) the sum of its debts, including contingent liabilities, was greater than all its assets at a fair valuation or (ii) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities), as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether we or a guarantor was or were solvent at the relevant time, or whether the Notes or the guarantees would be avoided on any of the other grounds set forth above.

     The holders of the Notes will have the benefit of the full and unconditional guarantees of the guarantors. However, the guarantees will be limited to the maximum amount which the guarantors are permitted to guarantee under applicable law. As a result, a guarantor's liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of the guarantors. Notwithstanding such provision, such guarantee may be subject to review by a court under relevant federal and state fraudulent conveyance and transfer statutes and, if a court makes certain findings, it could take certain actions detrimental to the holders of the Notes. The guarantees may also be released under certain circumstances. See "Description of the Notes -- The Note Guarantees."

FAILURE TO EXCHANGE OLD NOTES -- IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES AND YOUR ABILITY TO TRANSFER YOUR OLD NOTES WILL BE ADVERSELY AFFECTED.

     We will only issue New Notes in exchange for Old Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you do not tender your Old Notes or if we do not accept your Old Notes because you did not tender your Old Notes properly, then, after we consummate the exchange offer, you will continue to hold Old Notes that are subject to the existing transfer restrictions and, except in certain limited circumstances, you will no longer have any registration rights or be entitled to any liquidated damages with respect to the Old Notes. In addition:

     - if you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes, and

     - if you are a broker-dealer that receives New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those New Notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

     After the exchange offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be less Old Notes outstanding. In addition, if a large amount of Old Notes are not tendered or are tendered improperly, the limited amount of New Notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such New Notes.

NO PRIOR MARKET FOR THE NEW NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

     The New Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the New Notes.

ENVIRONMENTAL MATTERS -- WE ARE SUBJECT TO NUMEROUS FEDERAL AND STATE ENVIRONMENTAL LAWS AND THE FAILURE TO COMPLY WITH OR ANY INCREASED COMPLIANCE COSTS ASSOCIATED WITH THESE ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our operations are subject to certain federal, state, local and foreign laws and regulations relating to pollution, the protection of the environment, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as a result of violations of or liabilities under environmental laws or the non-compliance with environmental permits required at our production facilities. From time to time, contaminants from current or historical operations have been detected at some of our present and former sites, principally in connection with the removal or closure of underground storage tanks. While we are not currently aware that any material outstanding claims or obligations exist with regard to such sites, the detection of additional contaminants or the imposition of cleanup obligations at these or other sites could result in significant liability. In addition, the ultimate costs under environmental laws and the timing of such costs are difficult to predict. Liability under certain environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis, meaning one liable party could be held liable for all costs at a site. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange Old Notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000 on a pro forma basis after giving effect to the Transactions, including the application of the net proceeds from the offering of the Old Notes as described under "The Transactions."

                                                                    PRO FORMA
                                                              AS OF MARCH 31, 2000
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................         $   5.2
                                                                     =======
Total debt:
  Credit facilities
     Revolving credit facility(1)...........................         $   5.9
     Tranche A facility.....................................           200.0
     Tranche B facility.....................................           280.0
  Old Notes(2)..............................................           206.1
  Insurance premium financing...............................             2.1
                                                                     -------
          Total debt........................................           694.1
Preferred Stock(3)..........................................            80.0
Stockholders' deficit.......................................          (148.9)
                                                                     -------
          Total capitalization..............................         $ 625.2
                                                                     =======

---------------
(1) As of May 31, 2000, we had $92.8 million of borrowing capacity under the revolving credit facility and letters of credit of $1.3 million outstanding under the revolving credit facility.

(2) Includes proceeds of $214.1 million less estimated value of the Note Warrants of $8.0 million.

(3) Includes proceeds of $100.0 million less estimated issuance costs of $1.5 million for the Preferred Stock and estimated value of the Preferred Stock Warrants of $18.5 million.

                                THE TRANSACTIONS

THE RECAPITALIZATION

     On May 31, 2000, we consummated the Recapitalization. The total consideration paid in the Recapitalization was approximately $1.065 billion, including transaction costs, and is subject to post-closing purchase price adjustments. As a result of the Recapitalization, approximately 57.8% of our total common stock outstanding is owned by Chase Domestic Investments, L.L.C., approximately 4.5% of our total common stock is owned by certain other institutional investors and approximately 37.7% of total common stock is owned collectively by the Trust and the Management Investors. The following transactions occurred in the Recapitalization:

     - Chase Domestic Investments, L.L.C. and certain other institutional investors made an equity investment of $165.3 million, consisting of the Investor Common Equity Contribution of approximately $63.5 million and the acquisition from the Trust and the Management Investors of common stock having a value of approximately $101.8 million in the Investor Share Purchase;

     - Chase Domestic Investments, L.L.C. and certain other institutional investors purchased $100.0 million of our Preferred Stock and Preferred Stock Warrants;

     -  we made the Equity Redemption for approximately $314.0 million;

     - the Trust rolled-over its ownership of our common stock in an amount equal to approximately $76.8 million; and

     - the Management Investors rolled-over their ownership of our common stock in an amount equal to approximately $22.9 million.

     Under the recapitalization agreement, a purchase price adjustment in cash will be made after closing of the Transactions to the extent that our financial net worth at closing (consolidated assets minus consolidated liabilities) is at least $10.0 million more or less than a targeted financial net worth. Pursuant to the recapitalization agreement, we entered into agreements with Chase Domestic Investments, L.L.C. and our other stockholders. See "Certain Relationships and Related Transactions."

     We are required by the recapitalization agreement to change our name and the name of our subsidiaries to eliminate the use of "Huntsman" by December 31, 2000. In addition, after December 31, 2000, we will no longer be able to use "Huntsman" as or in our trademarks or tradenames. See "Business -- Intellectual Property Rights."

     Following the Transactions, we adopted a stock-based compensation plan entitling certain of our management employees to acquire, subject to certain conditions, restricted stock or options for up to 51,010 shares of our common stock. See "Management -- Stock Options and Restricted Stock."

THE TENDER OFFER AND CONSENT SOLICITATION

     In connection with the Recapitalization, we offered to purchase in a tender offer all of our $125.0 million principal amount of 9 1/8% senior subordinated notes due 2007. We also solicited and obtained the requisite consents from tendering holders to amend the related indenture to eliminate many of the restrictive covenants, which permitted us to effect the Recapitalization and also the offering of the Old Notes and the incurrence of borrowings under the credit facilities. On May 31, 2000, we purchased all of the $125.0 million of 9 1/8% senior subordinated notes tendered for approximately $134.4 million, paid the consent fee of $2.5 million and discharged our obligations under the related indenture.

THE NEW CREDIT FACILITIES

     On May 31, 2000, we refinanced all amounts outstanding under our then existing credit facility and replaced it with our current credit facilities. The credit facilities consist of a $200.0 million tranche A facility, a $280.0 million tranche B facility and a $100.0 million revolving credit facility. For a description of the terms of the credit facilities, see "Description of Credit Facilities."

     The sources and uses of funds for the Transactions are presented in the following table:

                                                                     AMOUNT
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
SOURCES:
Credit facilities(1)........................................        $  485.9
Old Notes and Note Warrants (net of discount of $5.9).......           214.1
Preferred Stock and Preferred Stock Warrants................           100.0
Common equity investment(2).................................           165.3
Trust equity rollover.......................................            76.8
Management equity rollover..................................            22.9
                                                                    --------
       Total................................................        $1,065.0
                                                                    ========
USES:
Equity Redemption...........................................        $  314.0
Investor Share Purchase.....................................           101.8
Refinance the prior credit facility and other debt..........           379.5
Repay the 9 1/8% senior subordinated notes..................           125.0
Tender and consent consideration............................            11.9
Trust equity rollover.......................................            76.8
Management equity rollover..................................            22.9
Transaction fees and expenses(3)............................            33.1
                                                                    --------
       Total................................................        $1,065.0
                                                                    ========

---------------
(1) Represents borrowings under the credit facilities, consisting of $200.0 million under the tranche A facility, $280.0 million under the tranche B facility and $5.9 million under the revolving credit facility. As of May 31, 2000, we had $92.8 million of borrowing capacity under the revolving credit facility and $1.3 million reserved for letters of credit outstanding under the revolving credit facility. See "Description of Credit Facilities."

(2) Consists of the Investor Share Purchase of $101.8 million and the Investor Common Equity Contribution of $63.5 million.

(3) Consists of debt issuance costs of approximately $18.6 million, compensation expense related to the long-term incentive plan triggered by the Transactions of approximately $5.0 million, estimated issuance costs for the Preferred Stock of $1.5 million and other fees and expenses directly related to the Transactions of approximately $8.0 million.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We and the Note Guarantors have entered into an exchange and registration rights agreement with the initial purchasers in the private placement offering of the Old Notes in which we and the Note Guarantors agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the Old Notes for New Notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause the exchange offer to be consummated within 225 days following the original issuance of the Old Notes. The New Notes will have terms substantially identical to the Old Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the exchange and registration rights agreement. The Old Notes were issued on May 31, 2000.

     Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Old Notes and keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

     - if pursuant to any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the exchange and registration rights agreement;

     - if any Old Notes validly tendered in the exchange offer are not exchanged for New Notes within 225 days after the original issue of the Old Notes;

     - if the initial purchasers of the Old Notes so request (but only with respect to any Old Notes not eligible to be exchanged for New Notes in the exchange offer);

     - if any holder of the Old Notes is not permitted to participate in the exchange offer; or

     - If any holder of New Notes received in the exchange offer notifies us that it must deliver a prospectus in connection with any resale of the New Notes and this prospectus is not legally available for delivery.

     Each holder of Old Notes that wishes to exchange Old Notes for transferable New Notes in the exchange offer will be required to make the following representations:

     - any New Notes will be acquired in the ordinary course of its business;

     - such holder has no arrangement or understanding with any person to participate in the distribution of the New Notes; and

     - such holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that New Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any New Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     - such New Notes are acquired in the ordinary course of the holder's business; and

     - the holder does not intend to participate in the distribution of such New Notes.

     Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

     - cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, for the resale or for other retransfer of New Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of New Notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes surrendered under the exchange offer. Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes will be substantially identical to the form and terms of the Old Notes except the New Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon our failure to fulfill our obligations under the exchange and registration rights agreement to file, and cause to be effective, a registration statement. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the Old Notes. Consequently, both series will be treated as a single class of debt securities under that Indenture.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     As of the date of this prospectus, $220.0 million aggregate principal amount of the Old Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture relating to the Old Notes.

     We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us and delivering exchange notes to such holders. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "-- Certain Conditions to the Exchange Offer."

     Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time on , 2000, unless we extend it in our sole discretion.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify, in writing or by public announcement, the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     - to delay accepting for exchange any Old Notes;

     - to extend the exchange offer or to terminate the exchange offer and to refuse to accept Old Notes not previously accepted if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     - subject to the terms of the exchange and registration rights agreement, to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Old Notes for exchange if in our reasonable judgment:

     - the New Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the U.S.;

     - the exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made:

     - the representations described under "-- Purpose and Effect of the Exchange Offer", "-- Procedures for Tendering" and "Plan of Distribution", and

     - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the New Notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Old Notes by giving oral or written notice of such extension to the registered holders of the Old Notes. During any such extensions, all Old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes as promptly as practicable. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     - comply with DTC's Automated Tender Offer Program procedures described below.

In addition, either:

     - the exchange agent must receive Old Notes along with the letter of transmittal; or

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Old Notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of Old Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or Old Notes to the Issuer. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Old Notes; either:

     - make appropriate arrangements to register ownership of the Old Notes in such owner's name; or

     - obtain a properly completed bond power from the registered holder of Old Notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Note tendered pursuant thereto is tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Old Notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Old Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term

"agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of such book-entry confirmation;

     - such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

     - the agreement may be enforced against such participant.

     We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the letter of transmittal or transmitting the agent's message, each tendering holder of Old Notes will represent to us that, among other things:

     - any New Notes that the holder receives will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

     - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the New Notes;

     - if the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such New Notes; and

     - the holder is not an "affiliate", as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their Old Notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their Old Notes but whose Old Notes are not immediately available or who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

      -- setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered;

      -- stating that the tender is being made thereby; and

      -- guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the Old Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered Old Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York State Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "-- Exchange Agent," or

     - holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any such notice of withdrawal must:

     - specify the name of the person who tendered the Old Notes to be withdrawn;

     - identify the Old Notes to be withdrawn (including the principal amount of such Old Notes); and

     - where certificates for Old Notes have been transmitted, specify the name in which such Old Notes were registered, if different from that of the withdrawing holder.

     If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

     If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have validity tendered for exchange for purposes of the exchange offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

                    For Overnight Delivery, Delivery by Hand
                  or Delivery by Registered or Certified Mail:

                              The Bank of New York
                               101 Barclay Street
                               New York, NY 10286
                              Attn:

                           By Facsimile Transmission
                       (for eligible institutions only):

                              (212)

                      Confirm facsimile by telephone only:

                              (212)

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     Our expenses in connection with the exchange offer include:

     - SEC registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

     - certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered;

     - tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

     If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

     Holders who tender their Old Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes under the exchange offer will remain subject to the restrictions on transfer applicable to the Old Notes:

     - as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise as set forth in the offering memorandum distributed in connection with the private offering of the Old Notes.

     In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the SEC staff, New Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the New Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes:

     - could not rely on the applicable interpretations of the SEC; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

     We will record the New Notes in our accounting records at the same carrying value as the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma condensed consolidated financial data have been prepared by applying pro forma adjustments to the historical consolidated financial statements of Huntsman Packaging included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1999, the three months ended March 31, 2000, and the twelve months ended March 31, 2000, give effect to the Transactions and the KCL Corporation acquisition as if they had occurred at the beginning of the respective periods. The unaudited pro forma condensed consolidated statements of operations do not reflect the expenses related to the Transactions. However, the unaudited pro forma balance sheet as of March 31, 2000 reflects these expenses as reductions to stockholders' equity or as capitalized debt issuance costs, as appropriate. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2000 gives effect to the Transactions as if they had occurred on March 31, 2000.

     The historical financial data for the KCL Corporation acquisition were derived from its audited and unaudited financial statements. The KCL Corporation acquisition was accounted for using the purchase method of accounting pursuant to which the purchase price of the acquisition was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The goodwill recorded in connection with the acquisition of KCL Corporation is based on preliminary allocations of estimated fair values.

     The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Transactions or the KCL Corporation acquisition been consummated on or as of the dates indicated and such data are not necessarily indicative of future operating results or financial position.

     The unaudited pro forma condensed financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Huntsman Packaging's consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (DOLLARS IN MILLIONS)

                                          HISTORICAL                                      PRO FORMA
                                           HUNTSMAN      HISTORICAL                       HUNTSMAN
                                           PACKAGING         KCL          PRO FORMA       PACKAGING
                                          CORPORATION    CORPORATION     ADJUSTMENTS     CORPORATION
                                          -----------    -----------    -------------    -----------
Net sales...............................    $781.4          $26.2                          $807.6
Cost of sales...........................     623.4           23.7                           647.1
                                            ------          -----                          ------
  Gross profit..........................     158.0            2.5                           160.5
Total operating expenses................      82.0            2.5          $  (2.6)(1)       81.9
                                            ------          -----          -------         ------
  Operating income......................      76.0                             2.6           78.6
Interest expense........................     (44.0)          (0.8)           (33.0)(2)      (77.8)
Other income, net.......................       0.4            1.1                             1.5
                                            ------          -----          -------         ------
Income before income taxes..............      32.4            0.3            (30.4)           2.3
Income tax expense......................      14.1            0.1            (12.2)(3)        2.0
                                            ------          -----          -------         ------
Net income..............................    $ 18.3          $ 0.2          $ (18.2)        $  0.3
                                            ======          =====          =======         ======

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                             (DOLLARS IN MILLIONS)

                                                       HISTORICAL                       PRO FORMA
                                                        HUNTSMAN                        HUNTSMAN
                                                        PACKAGING       PRO FORMA       PACKAGING
                                                       CORPORATION     ADJUSTMENTS     CORPORATION
                                                       -----------    -------------    -----------
Net sales............................................    $212.5                          $212.5
Cost of sales........................................     169.5                           169.5
                                                         ------                          ------
  Gross profit.......................................      43.0                            43.0
Total operating expenses.............................      28.2           $(5.3)(1)        22.9
                                                         ------           -----          ------
  Operating income...................................      14.8             5.3            20.1
Interest expense.....................................     (11.6)           (7.7)(2)       (19.3)
Other income, net....................................       0.5                             0.5
                                                         ------           -----          ------
Income before income taxes...........................       3.7            (2.4)            1.3
Income tax expense...................................       2.3            (1.0)(3)         1.3
                                                         ------           -----          ------
Net income...........................................    $  1.4           $(1.4)         $ (0.0)
                                                         ======           =====          ======

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 2000
                             (DOLLARS IN MILLIONS)

                                             HISTORICAL                                   PRO FORMA
                                              HUNTSMAN     HISTORICAL                     HUNTSMAN
                                              PACKAGING        KCL         PRO FORMA      PACKAGING
                                             CORPORATION   CORPORATION    ADJUSTMENTS    CORPORATION
                                             -----------   -----------   -------------   -----------
Net sales..................................    $819.5         $14.8                        $834.3
Cost of sales..............................     655.4          14.1                         669.5
                                               ------         -----                        ------
  Gross profit.............................     164.1           0.7                         164.8
Total operating expenses...................      91.5           1.6         $ (7.7)(1)       85.4
                                               ------         -----         ------         ------
  Operating income.........................      72.6          (0.9)           7.7           79.4
Interest expense...........................     (45.4)         (0.6)         (31.6)(2)      (77.6)
Other income, net..........................       2.9           1.1                           4.0
                                               ------         -----         ------         ------
Income before income taxes.................      30.1          (0.4)         (23.9)           5.8
Income tax expense (benefit)...............      12.7          (0.2)          (9.6)(3)        2.9
                                               ------         -----         ------         ------
Net income (loss)..........................    $ 17.4         $(0.2)        $(14.3)        $  2.9
                                               ======         =====         ======         ======

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

     (1) Adjustments reflect the following operating expense items:

                                                               THREE MONTHS    TWELVE MONTHS
                                             YEAR ENDED           ENDED            ENDED
                                          DECEMBER 31, 1999   MARCH 31, 2000   MARCH 31, 2000
                                          -----------------   --------------   --------------
     Amortization of goodwill(a)........        $ 0.2                              $ 0.1
     Elimination of non-recurring
        affiliated company
        expenses(b).....................         (2.8)            $(0.3)            (2.8)
     Elimination of long-term incentive
        compensation(c).................                           (5.0)            (5.0)
                                                -----             -----            -----
               Total adjustments........        $(2.6)            $(5.3)           $(7.7)
                                                =====             =====            =====

---------------
          (a) Adjustment reflects amortization of goodwill of $2.6 million related to the acquisition of KCL Corporation in October 1999, amortized over ten years.

          (b) Adjustment reflects elimination of (i) Huntsman Cancer Institute charitable contribution and Huntsman Financial Corporation management fee and (ii) allocated expenses under the services agreement with Huntsman Corporation, including amounts paid for office rental, less the replacement costs under new contractual arrangements for the services provided.

          (c) Adjustment reflects elimination of long-term incentive compensation triggered by the Transactions of $5.0 million. See
              Note 2 to the condensed consolidated financial statements included elsewhere in this prospectus.

     (2) Adjustments reflect (i) interest expense associated with borrowings under the credit facilities and the Old Notes, (ii) amortization of the related debt issuance costs, and (iii) the elimination of our historical interest expense and debt issuance costs related to our prior credit facility and the 9 1/8% senior subordinated notes.

                                                                  THREE MONTHS    TWELVE MONTHS
                                 PRINCIPAL      YEAR ENDED           ENDED            ENDED
                                  AMOUNT     DECEMBER 31, 1999   MARCH 31, 2000   MARCH 31, 2000
                                 ---------   -----------------   --------------   --------------
     New Credit Facilities:
        Tranche A
          facility(a)..........   $200.0          $ 18.2             $  4.6           $ 18.2
        Tranche B
          facility(a)..........    280.0            26.9                6.7             26.9
        Revolving credit
          facility(a)..........      5.9             0.5                0.1              0.5
     Old Notes(a)..............    220.0            29.3                7.3             29.3
     Amortization of debt
        issuance costs(b)......                      2.1                0.5              2.1
                                                  ------             ------           ------
                                                    77.0               19.2             77.0
     Elimination of historical
        interest expense.......                    (44.0)             (11.5)           (45.4)
                                                  ------             ------           ------
     Net adjustments...........                   $ 33.0             $  7.7           $ 31.6
                                                  ======             ======           ======

---------------
          (a) At a rate of 9.11% (London Interbank Offered Rate of 6.61% + 2.50%) for tranche A facility, 9.61% (LIBOR + 3.00%) for tranche B facility, 9.11% (LIBOR + 2.50%) for

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

              revolving credit facility and 14.21% effective rate for the Old Notes after giving effect to the original issue discount and the estimated value of the Note Warrants. The effect of a 1/8% increase or decrease in interest rates would increase or decrease total interest expense by approximately $0.9 million, $0.2 million and $0.9 million for the year ended December 31, 1999, the three months ended March 31, 2000 and the twelve months ended March 31, 2000, respectively.

          (b) Adjustment reflects the amortization of debt issuance costs using the effective interest method over the term of the debt.

     (3) The adjustments represent the income tax benefit at an effective tax rate of 40.0% for the effects of adjustments (1) and (2).

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2000
                             (DOLLARS IN MILLIONS)

                                                       HISTORICAL                       PRO FORMA
                                                        HUNTSMAN                        HUNTSMAN
                                                        PACKAGING       PRO FORMA       PACKAGING
                                                       CORPORATION     ADJUSTMENTS     CORPORATION
                                                       -----------    -------------    -----------
ASSETS
Current assets:
  Cash and cash equivalents..........................    $ 12.2          $  (7.0)(1)     $   5.2
  Receivables........................................     118.6                            118.6
  Inventories........................................      92.4                             92.4
  Prepaid expenses and other.........................       2.5                              2.5
  Income taxes receivable............................       0.4              8.2(2)          8.6
  Deferred income taxes..............................       5.4                              5.4
                                                         ------          -------         -------
Total current assets.................................     231.5              1.2           232.7
Plant and equipment, net.............................     317.9                            317.9
Intangible assets, net...............................     212.5                            212.5
Other assets.........................................      18.2              9.6(3)         27.8
                                                         ------          -------         -------
Total assets.........................................    $780.1          $  10.8         $ 790.9
                                                         ======          =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Trade accounts payable.............................    $ 69.2                          $  69.2
  Accrued liabilities................................      36.8          $ (12.0)(4)        24.8
  Current portion of long-term debt..................      18.3            (15.5)(5)         2.8
  Due to affiliates..................................       4.6                              4.6
                                                         ------          -------         -------
Total current liabilities............................     128.9            (27.5)          101.4
Long-term debt, net of current portion...............     488.3            203.0(5)        691.3
Other liabilities....................................      15.2                             15.2
Deferred income taxes................................      51.9                             51.9
                                                         ------          -------         -------
Total liabilities....................................     684.3            175.5           859.8
                                                         ------          -------         -------
Redeemable preferred stock...........................                       80.0(6)         80.0
                                                         ------          -------         -------
Redeemable common stock -- Class C nonvoting, no par
  value..............................................       6.9             (6.9)(7)
Stockholders' notes receivable.......................      (2.8)             2.8(8)
                                                         ------          -------
Net redeemable common stock..........................       4.1             (4.1)
                                                         ------          -------
Stockholders' equity (deficit):
  Common stock -- Class A voting, no par value.......      63.1            (63.1)(7)
  Common stock -- Class B voting, no par value.......       0.5             (0.5)(7)
  Common stock.......................................                      134.0(7)        134.0
  Warrants...........................................                       26.5(9)         26.5
  Treasury stock.....................................                     (314.0)(7)      (314.0)
  Retained earnings..................................      33.5            (20.7)(2)        12.8
  Stockholders' notes receivable.....................      (0.3)            (2.8)(8)        (3.1)
  Cumulative foreign currency translation
     adjustment......................................      (5.1)                            (5.1)
                                                         ------          -------         -------
Total stockholders' equity (deficit).................      91.7           (240.6)         (148.9)
                                                         ------          -------         -------
Total liabilities and stockholders' equity
  (deficit)..........................................    $780.1          $  10.8         $ 790.9
                                                         ======          =======         =======

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

     (1) Adjustment represents payment of accrued interest on our prior credit facility and the 9 1/8% senior subordinated notes.

     (2) Adjustment reflects the effect of the Transactions on stockholders' equity for (i) the tender and consent consideration, (ii) the write-off of deferred debt issuance costs related to our prior credit facility and the 9 1/8% senior subordinated notes and (iii) other fees and expenses related to the Transactions, other than capitalized debt issuance costs. The income tax benefit relates to items (i) and (ii) computed using an effective income tax rate of 40.0%.

     Tender and consent consideration.......................  $11.9
     Write-off of deferred debt issuance costs..............    9.0
     Other fees.............................................    8.0
                                                              -----
     Adjustment before benefit for income taxes.............   28.9
     Less benefit for income taxes..........................   (8.2)
                                                              -----
     Net adjustment.........................................  $20.7
                                                              =====

     (3) Adjustment reflects debt issuance costs incurred in connection with the borrowings under the credit facilities and the Old Notes, reduced by the write-off of debt issuance costs related to our prior credit facility and the 9 1/8% senior subordinated notes which is being repaid as follows:

     New debt issuance costs incurred.......................  $18.6
     Less existing debt issuance costs......................   (9.0)
                                                              -----
     Net adjustment.........................................  $ 9.6
                                                              =====

     (4) Adjustment reflects the payment of accrued interest on our prior credit facility and the 9 1/8% senior subordinated notes, and the payment of accrued long-term incentive compensation.

     Accrued interest paid..................................  $ 7.0
     Accrued long-term incentive compensation...............    5.0
                                                              -----
                                                              $12.0
                                                              =====

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)
                             (DOLLARS IN MILLIONS)

     (5) Adjustment reflects the net change in debt related to (i) the offering of the Old Notes, (ii) the credit facilities and (iii) the use of the proceeds therefrom:

     Credit facilities:
       Tranche A facility...................................  $200.0
       Tranche B facility...................................   280.0
       Revolving credit facility............................     5.9
     Old Notes (net of discount and estimated value of Note
       Warrants)............................................   206.1
                                                              ------
     Total new issuance.....................................   692.0
                                                              ------
     Prior Credit Facilities:
       Revolver.............................................    34.0
       Original term loan...................................    75.0
       Tranche A term loan..................................   127.7
       Tranche B term loan..................................    98.0
       Mexico term loan.....................................    41.0
     9 1/8% senior subordinated notes.......................   125.0
     Capital lease obligations..............................     0.5
     Line of credit agreement...............................     3.3
                                                              ------
     Total repayment........................................   504.5
                                                              ------
     Net increase in debt...................................   187.5
     Reclassification from current..........................    15.5
                                                              ------
     Net increase in long-term debt.........................  $203.0
                                                              ======

     (6) Adjustment reflects the issuance of the Preferred Stock less the estimated issuance costs and estimated value of the Preferred Stock Warrants.

      Proceeds...............................................  $100.0
      Issuance costs.........................................    (1.5)
      Preferred Stock Warrants value.........................   (18.5)
                                                               ------
                                                               $ 80.0
                                                               ======

     (7) Adjustment reflects the change in common stock due to the (i) exchange of the existing Class A, B and C common stock for the new common stock,
         (ii) Equity Redemption and (iii) Investor Common Equity Contribution.

      Exchange for the current common stock:
      Class A................................................  $  63.1
      Class B................................................      0.5
      Class C................................................      6.9
                                                               -------
      Total exchange.........................................     70.5
      Investor Common Equity Contribution....................     63.5
                                                               -------
      Net increase in common stock...........................  $ 134.0
                                                               =======
      Treasury stock:
      Equity Redemption......................................  $(314.0)
                                                               =======

     (8) Adjustment reflects the "rollover" of the related stockholders' notes receivable resulting from the exchange of existing Class C common stock for the new common stock.

     (9) Adjustment reflects estimated value of New Preferred Stock Warrants and Note Warrants.

      Preferred Stock Warrants...............................  $18.5
      Note Warrants..........................................    8.0
                                                               -----
                                                               $26.5
                                                               =====

                            SELECTED FINANCIAL DATA

     The following selected financial data have been summarized from our consolidated financial statements and are qualified in their entirety by reference to, and should be read in conjunction with, such consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                 THREE MONTHS
                                                            YEARS ENDED DECEMBER 31,            ENDED MARCH 31,
                                                   ------------------------------------------   ---------------
                                                    1995     1996     1997     1998     1999     1999     2000
                                                   ------   ------   ------   ------   ------   ------   ------
                                                                      (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales........................................  $280.0   $295.7   $447.7   $651.9   $781.4   $174.4   $212.5
Cost of sales....................................   235.1    253.5    389.6    532.4    623.4    137.6    169.5
                                                   ------   ------   ------   ------   ------   ------   ------
Gross profit.....................................    44.9     42.2     58.1    119.5    158.0     36.8     43.0
Total operating expenses.........................    31.8     38.1     45.0     70.1     82.0     18.6     28.2
                                                   ------   ------   ------   ------   ------   ------   ------
Operating income.................................    13.1      4.1     13.1     49.4     76.0     18.2     14.8
Interest expense.................................    (8.8)   (11.6)   (17.0)   (37.5)   (44.0)   (10.2)   (11.6)
Other income (expense), net......................    (2.5)    (2.7)     0.7     (0.8)     0.4     (2.0)     0.5
                                                   ------   ------   ------   ------   ------   ------   ------
Income (loss) before income taxes, discontinued
  operations and extraordinary item..............     1.8    (10.2)    (3.2)    11.1     32.4      6.0      3.7
Income tax expense (benefit).....................     0.9     (5.2)    (0.5)     8.6     14.1      3.7      2.3
                                                   ------   ------   ------   ------   ------   ------   ------
Income (loss) before discontinued operations and
  extraordinary item.............................     0.9     (5.0)    (2.7)     2.5     18.3      2.3      1.4
Income from discontinued operations(1)...........     1.4      1.8      3.1      0.6
Gain on sale of discontinued operations(1).......                                5.2
Extraordinary item(2)............................             (1.3)
                                                   ------   ------   ------   ------   ------   ------   ------
Net income (loss)................................  $  2.3   $ (4.5)  $  0.4   $  8.3   $ 18.3   $  2.3   $  1.4
                                                   ======   ======   ======   ======   ======   ======   ======

OTHER FINANCIAL DATA:
Depreciation and amortization....................  $ 10.6   $ 14.0   $ 16.4   $ 27.1   $ 35.0   $  8.4   $  9.5
Capital expenditures.............................    19.5     12.8     17.9     52.1     35.7      8.1     10.1
Ratio of earnings to fixed charges(3)............     1.2x      --       --      1.3x     1.7x     1.6x     1.3x

BALANCE SHEET DATA:
Cash and cash equivalents........................  $  3.8   $  8.4   $ 12.4   $ 19.2   $  9.1   $ 10.7   $ 12.2
Working capital..................................    54.5     74.6     94.1     93.4    103.8    107.0    102.6
Total assets.....................................   213.6    317.8    400.4    734.3    769.0    730.7    780.1
Total debt.......................................   103.0    187.2    250.5    524.9    510.4    530.6    506.6
Total liabilities................................   142.5    250.8    337.4    662.5    675.4    655.1    684.3
Redeemable common stock..........................                                1.2      2.9      2.3      4.1
Stockholders' equity.............................    71.1     67.0     63.0     70.6     90.7     73.3     91.7

---------------

(1) In 1998, we sold our entire interest in our foam products operations, which were operated exclusively in Europe. The financial position and results of operations of this separate business segment are reflected as discontinued operations for the applicable years presented. See Note 3 to consolidated financial statements included elsewhere in this prospectus.

(2) In 1996, we refinanced most of our long-term debt and recorded an extraordinary loss to write-off unamortized deferred debt issuance costs.

(3) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs and (iii) an allocation of one-third of the rental expense from operating leases, which management considers to be a reasonable approximation of the interest factor of operating lease payments. In 1996 and 1997, earnings were insufficient to cover fixed charges by approximately $10.2 million and $3.2 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations. This analysis should be read in conjunction with the consolidated financial statements and notes which appear elsewhere in this prospectus. This section contains certain forward-looking statements that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" and elsewhere in this prospectus.

GENERAL

     We derive our revenues, earnings and cash flows from the sale of film and flexible packaging products throughout the world. We manufacture these products at facilities located in North America, Europe and Australia. Our net sales have grown primarily as a result of strategic acquisitions made over the past several years, increased levels of production at acquired facilities and the overall growth in the market for film and flexible packaging products. Our most recent acquisitions include (see Note 12 to the consolidated financial statements included elsewhere in this prospectus):

     - In October 1999, we acquired the assets of KCL Corporation, including its closure technology and its polyethylene bag making and printing facilities in Shelbyville, IN and Dallas, TX for approximately $11.5 million.

     - In December 1998, we acquired the customer accounts and technology associated with Allied Signal's sheet molding compound film business for approximately $3.0 million.

     - In May 1998, we acquired Blessings Corporation, a producer of personal care, medical and printed films, with operations in Washington, GA, McAlester, OK, Newport News, VA and Mexico City, Mexico for approximately $287.0 million.

     - In March 1998, we acquired the assets of Ellehammer Industries and Ellehammer Packaging Inc., producers of printed films and bags, with a facility in Langley, British Columbia for approximately $7.9 million.

     - In September 1997, we acquired the assets of CT Film, a producer of personal care, medical and converter films, with facilities in Chippewa Falls, WI, Harrington, DE, Clearfield, UT, Dalton, GA and Scunthorpe, England for approximately $70.0 million.

     In order to further benefit from these acquisitions, we ceased operations at certain less efficient manufacturing facilities and relocated equipment to more efficient facilities. In addition, we sold certain assets and restructured and consolidated our operations and administrative functions. As a result of these activities, we increased manufacturing efficiencies and product quality, reduced costs, and increased operating profitability. As part of this process, in 1999 and 1998, we undertook the following significant divestitures and closures of manufacturing facilities (see Notes 3 and 4 to the consolidated financial statements included elsewhere in this prospectus):

     - In connection with the acquisition of KCL Corporation, we announced a plan to eliminate certain employees, move certain purchased assets and install them at desired locations and cease certain purchased operations.

     - During 1999, we announced our plan to cease operations at one of our facilities located in Mexico City, Mexico. In addition, we announced our plan to cease the production of one of our product lines at our Kent, Washington facility.

     - In August 1998, we sold our entire interest in the capital stock of Huntsman Packaging UK Limited to Skymark Packaging International Limited. Huntsman Packaging UK owned our Scunthorpe, UK facility, which manufactured and sold polyethylene film exclusively in Europe. Net proceeds from this sale were approximately $5.6 million.

     - In June 1998, Huntsman Container Corporation International, our wholly owned subsidiary, sold its entire interest in the capital stock of Huntsman Container Company Limited and Huntsman Container Company France SA to Polarcup Limited and Huhtamaki Holdings France Sarl, subsidiaries of Huhtamaki Oyj. Together, the two subsidiaries sold comprised our foam products business segment, which was operated exclusively in Europe. Net proceeds from the sale were approximately $28.3 million.

     - During 1998, we announced our plan to cease operations at our Clearfield, Utah facility, which was acquired as part of the CT Film acquisition. As of December 31, 1999, operations at the facility had ceased and all of the facility's assets had been relocated.

RESULTS OF OPERATIONS

     The following table sets forth net sales, expenses, and operating income, and such amounts as a percentage of net sales, for the three months ended March 31, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997.

                                                                        THREE MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                     MARCH 31,
                       ------------------------------------------   ---------------------------
                           1997           1998           1999           1999           2000
                       ------------   ------------   ------------   ------------   ------------
                                         (DOLLARS IN MILLIONS)
Net sales............  $447.7   100%  $651.9   100%  $781.4   100%  $174.4   100%  $212.5   100%
Cost of sales........   389.6    87    532.4    82    623.4    80    137.6    79    169.5    80
                       ------   ---   ------   ---   ------   ---   ------   ---   ------   ---
Gross profit.........    58.1    13    119.5    18    158.0    20     36.8    21     43.0    20
Total operating
  expenses...........    45.0    10     70.1    11     82.0    10     18.6    11     28.2    13
                       ------   ---   ------   ---   ------   ---   ------   ---   ------   ---
Operating income.....  $ 13.1     3%  $ 49.4     7%  $ 76.0    10%  $ 18.2    10%  $ 14.8     7%
                       ======   ===   ======   ===   ======   ===   ======   ===   ======   ===

THREE MONTHS ENDED MARCH 31, 2000 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1999

     Net Sales. Net sales increased by $38.1 million, or 21.8%, from $174.4 million for the first quarter of 1999, to $212.5 million for the three months ended March 31, 2000. The increase was primarily due to a 7.5% increase in sales volume and a 13.3% increase in our average selling price. The sales volume increases were most significant in our design products and specialty films segments, while the sales price increase was spread across all of our business segments. In the markets we serve, the average selling price of our products generally increases or decreases as the price of resins, our primary raw material, increases or decreases. Average resin prices were significantly higher during the first quarter of 2000 compared to the first quarter of 1999 resulting in a significant increase in our average selling prices.

     Gross Profit. Gross profit increased by $6.2 million, or 16.8%, from $36.8 million for the first quarter of 1999, to $43.0 million for the three months ended March 31, 2000. The increase was primarily due to a strong increase in sales volumes, coupled with stable gross profit margins. Even though the average price of resins was significantly higher in the first quarter of 2000, as compared to the first quarter of 1999, as a percentage of net sales, gross profit for the first quarter of 2000 was consistent with gross profit for the first quarter of 1999. The majority of our gross profit increase was in our design products segment.

     Total Operating Expenses. Total operating expenses increased by $9.6 million, or 51.6%, from $18.6 million for the first quarter of 1999, to $28.2 million for the three months ended March 31, 2000. Most of the increase resulted from three significant, unusual items incurred in the first quarter of 2000. First, we incurred $5.2 million of costs related to the Transactions. These costs consisted of long-term incentive compensation expense of $5.0 million and transaction fees and expenses of $0.2 million. Under the provisions of our long-term incentive plans, certain incentive payments are due upon the occurrence of a "change of control" transaction. Since the Transactions were probable to occur and constituted a change of control transaction under our long-term incentive plans, during the first quarter of 2000, we accrued a liability for the long-term compensation due.

     Second, we also incurred noncash stock-based compensation expense of $1.2 million related to outstanding options to purchase our Class C common stock. The stock options fully vested and became exercisable upon the completion of a change of control transaction, such as the Recapitalization. The $1.2 million noncash stock-based compensation expense recognizes the accelerated vesting of all performance based stock options based on the estimated per share purchase price implied in the Transactions.

     Finally, we incurred fees and expenses during the first quarter of 2000 totaling $1.4 million relating to a company-wide supply chain improvement initiative. We began this major initiative in the fourth quarter of 1999 with the assistance of A.T. Kearney, a management consulting firm. The project is focused on improving our procurement, logistics, planning and operations functions. We have completed the assessment phase of the project and have identified the potential for significant EBITDA and working capital improvements over the next three years. In March 2000, we began implementing specific improvement projects and expect that the identified projects will be fully implemented by the end of 2001.

     Excluding the three significant factors described above, operating expenses as a percentage of net sales were 9.6% for the first quarter of 2000, 1% lower than the first quarter of 1999.

     Operating Income. Operating income decreased by $3.4 million, or 18.7%, from $18.2 million for the first quarter of 1999 to $14.8 million for the three months ended March 31, 2000, due to the factors discussed above. Excluding the three significant factors described above, operating income increased by $4.4 million, or 24.2%, from $18.2 million for the first quarter of 1999 to $22.6 million for the first quarter of 2000.

     Interest Expense. Interest expense increased by $1.4 million, or 13.7%, from $10.2 million, for the first quarter of 1999, to $11.6 million, for the three months ended March 31, 2000. The increase was primarily due to higher interest rates, even though total outstanding indebtedness was lower.

     Other Income (Expense). Other income (expense) changed from expense of $2.0 million for the first quarter of 1999 to income of $0.4 million for the first quarter of 2000, an increase in income of $2.4 million. The increase was due to unrealized losses of $2.0 million from investments in trading securities in the first quarter of 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

     Net Sales. Net sales increased by $129.5 million, or 19.9%, in 1999 to $781.4 million from $651.9 million in 1998. The increase was primarily due to the inclusion of a full year's results from the Blessings acquisition, which occurred in May 1998. The full year's sales from the manufacturing facilities acquired as part of the Blessings acquisition and post-acquisition sales volume increases of approximately 15% over the 1998 pre-acquisition sales volume accounted for increased net sales of approximately $90.0 million in 1999. Excluding the sales increases resulting from this acquisition, we realized increased sales volumes of approximately 4.5% in 1999 compared to 1998. In the markets we serve, the average selling price of our products generally increases or decreases as resin prices increase or decrease. Although the price of resin, our primary raw material, increased significantly during most of 1999, the average price of resins for the entire year was only slightly higher in 1999 compared to 1998. As a result, our average selling prices were slightly higher in 1999 as compared to 1998.

     Gross Profit. Gross profit increased by $38.5 million, or 32.2%, in 1999 to $158.0 million from $119.5 million in 1998. The increase was due to increased sales volume from the recent acquisitions and internal growth, integration and rationalization of acquired and existing facilities and improved mix of products sold. The recent acquisitions and capital expenditures have allowed us to produce and sell proportionately more product in higher margin markets than in the past. Due to our rationalization and integration of operations and facilities, a precise measure of the additional gross profit added in 1999 from the recent acquisitions is not practicable.

     Operating Income. Operating income increased by $26.6 million, or 53.8%, in 1999 to $76.0 million from $49.4 million in 1998 as a result of the factors discussed above.

     Total Operating Expenses. Total operating expenses (including research and development expenses) increased by $11.9 million, or 17.0%, in 1999 to $82.0 million from $70.1 million in 1998. The increase was due primarily to additional operating expenses resulting from the Blessings acquisition, including an increased intangible amortization expense of $2.1 million. Operating expenses as percentage of net sales decreased to 10% in 1999, as compared to 11% in 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     Net Sales. Net sales increased by $204.2 million, or 45.6%, in 1998 to $651.9 million from $447.7 million in 1997. The increase was primarily due to the Blessings acquisition, which occurred in May 1998 and a full year's results from the September 1997 CT Film acquisition. The CT Film acquisition and the Blessings acquisition collectively accounted for $256.0 million of our total net sales in 1998. Excluding the sales increases resulting from these acquisitions, we realized increased sales volumes of approximately 5.1% in 1998 compared to 1997. These sales volume related increases were offset by a 8.4% reduction in the average selling prices for our products, excluding the effects of the acquisitions. The average selling price reductions were primarily due to declines in the price of resins, our primary raw material.

     Gross Profit. Gross profit increased by $61.4 million, or 105.7%, in 1998 to $119.5 million from $58.1 million in 1997. The increase was due to increased sales volume from the recent acquisitions and internal growth, integration and rationalization of acquired and existing facilities, realization of purchasing and operational synergies associated with the recent acquisitions, and improved manufacturing performance within our operations. Due to our rationalization and integration of operations and facilities, a precise measure of the additional gross profit added in 1998 from the recent acquisitions is not practicable. However, the gross profit for the facilities associated with the CT Film acquisition and the Blessings acquisition was approximately $49.2 million, including the effects of the above activities.

     Total Operating Expenses. Total operating expenses (including research and development expenses) increased by $25.1 million, or 55.8%, in 1998 to $70.1 million from $45.0 million in 1997. The increase was due primarily to additional operating expenses resulting from the CT Film acquisition and the Blessings acquisition. In addition, we incurred nonrecurring operating expenses totaling approximately $7.0 million in 1998. The nonrecurring expenses included the following components (in millions):

Plant closing costs.........................................  $4.9
Indirect plant closing costs................................   1.6
Blessings acquisition transition costs......................   0.5
                                                              ----
                                                              $7.0
                                                              ====

     The plant closing costs relate to the closure of our Clearfield, Utah facility. During 1998, we ceased operations at the Clearfield facility and most of the production equipment was relocated to other of our facilities.

     The indirect plant closing costs include one-time costs to tear down and relocate equipment from closed plants to other of our facilities. The Blessings acquisition transition costs consist primarily of labor costs relating to former Blessings Corporation employees retained on a temporary basis to assist through the early stages of our ownership of the operation.

     Operating Income. Operating income increased by $36.3 million, or 277.1%, in 1998 to $49.4 million from $13.1 million in 1997 as a result of the factors discussed above.

OPERATING SEGMENT REVIEW

     General. Operating segments are components of our company for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. For more information on our operating segments, see Note 13 to the consolidated financial statements included elsewhere in this prospectus.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

     Specialty Films

     Net Sales. The net sales of our specialty films segment increased by $81.5 million, or 22.0%, in 1999 to $452.7 million from $371.2 million in 1998. The increase was due primarily to inclusion of a full year's results from the 1998 Blessings acquisition, including post-acquisition sales volume increases in the operations acquired. The addition of these operations, including the post-acquisition sales improvements, resulted in 1999 increased sales of approximately $65.2 million. Excluding the acquisition related increases, our specialty film volume increased in 1999 by approximately 12.5%. The volume increase was due primarily to a full year's results of capacity expansion in our barrier film operations and the relocation of certain equipment from our closed facilities to our specialty films facilities.

     Segment Profit. The specialty films segment profit increased by $21.5 million, or 59.6%, in 1999 to $57.6 million from $36.1 million in 1998. The increase was due primarily to the recent acquisitions and the increase in sales volume resulting from production capacity expansions. In 1999, operating expenses associated with this segment increased due to a full year of operations from the facilities acquired as part of the Blessings acquisition and due to costs associated with a separate segment management team.

     Segment Total Assets. The specialty films segment total assets increased by $11.8 million, or 2.7%, in 1999 to $446.9 million from $435.1 million in 1998. The increase was primarily due to capital expenditures of approximately $18.8 million and an increase in working capital. These increases were off-set, in part, by 1999 depreciation and amortization. Capital expenditures related mainly to capacity expansion and to quality improvement projects, as well as ongoing capital improvements.

     Design Products

     Net Sales. The design products segment net sales increased by $39.3 million, or 28.9%, in 1999 to $175.4 million from $136.1 million in 1998. This increase was primarily due to our recent acquisitions and to sales volume increases resulting from production capacity expansions. The design products segment includes our Mexican operation acquired as part of the May 1998 Blessings acquisition and, accordingly, 1999 sales include a full year of results from this operation. Excluding the approximate effect of this acquisition, net sales dollars increased by 13.9% and sales volume increased by 12.7%. The sales dollar and volume increases were due to additional production capacity added over the last two years in our design products production facilities.

     Segment Profit. The design products segment profit decreased by $3.1 million, or 25.0%, in 1999 to $9.3 million from $12.4 million in 1998. The decrease was due to a 4.5% decline in the difference between our average selling price and our average raw material cost. A significant portion of our design products sales prices are tied to a resin price index with our sales price often adjusting quarterly. Due to the rapid increases in resin prices during 1999, we were unable to increase our selling prices as quickly as resin prices increased. Accordingly, our segment profit declined. During late 1999 and early 2000, our margins returned to normal levels as resin prices stabilized. The decrease is also due to higher operating expenses resulting from a full year of costs associated with a separate segment management team.

     Segment profit excludes nonrecurring plant closing costs. The 1999 plant closing costs of $2.5 million relate entirely to the design products operating segment. See Note 4 to the consolidated financial statements included elsewhere in this prospectus.

     Segment Total Assets. The design products segment total assets increased by $22.5 million, or 14.7%, in 1999 to $175.9 million from $153.4 million in 1998. The increase was due to the KCL acquisition, 1999 capital expenditures of approximately $6.9 million and an increase in working capital. These additions were off-set, in part, by depreciation expense in 1999.

     Capital expenditures were for capacity expansion at our Rochester, New York facility and other ongoing capital improvements.

     Industrial Films

     Net Sales. The net sales of our industrial films segment increased by $8.6 million, or 5.9%, in 1999 to $153.3 million from $144.7 million in 1998. The increase in sales was due entirely to an increase in our sales volume as our average selling prices were unchanged in 1999 as compared to 1998.

     Segment Profit. The industrial films segment profit increased by $5.4 million, or 49.1%, in 1999 to $16.4 million from $11.0 million in 1998. The increase was due to increased sales volumes, lower operating expenses, and improved manufacturing performance.

     Segment Total Assets. The industrial films segment total assets increased by $2.1 million, or 2.5%, in 1999 to $84.8 million from $82.7 million in 1998. The increase was due to capital expenditures of approximately $6.6 million reduced, in part, by depreciation. The capital expenditures were for ongoing capital improvements, as well as a major upgrade to one of our stretch film production lines.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     Specialty Films

     Net Sales. The net sales of our specialty films segment increased by $192.3 million, or 107.5%, in 1998 to $371.2 million from $178.9 million in 1997. The increase was due primarily to the 1998 Blessings acquisition and the inclusion of a full year's results from the 1997 CT Film acquisition. The addition of these operations resulted in 1998 increased sales of approximately $182.9 million. Excluding the acquisition related increases, our specialty film 1998 volume increased by approximately 13.2%. The volume increase was due primarily to the completion of significant capacity expansions in our barrier film operations and the relocation of equipment from our closed facilities to our specialty films facilities. These increases were slightly off-set by a 5.1% reduction in our average selling prices, excluding the effects of the recent acquisitions. As previously discussed, the reduction in selling prices resulted from declines in 1998 resin prices.

     Segment Profit. The specialty films segment profit increased by $16.5 million, or 84.2%, in 1998 to $36.1 million from $19.6 million in 1997. The increase was due primarily to the recent acquisitions and the increase in sales volume resulting from production capacity expansions. In 1997, operating expenses associated with this segment were not allocated to the operating segment. Accordingly, the segment profit increase due to acquisitions and volume increases was partially off-set by increased operating expenses in 1998. The increase in operating expenses was due to the CT Film and Blessings acquisitions and the establishment of a separate segment management team.

     Segment profit excludes nonrecurring plant closing costs. The Clearfield, Utah plant closing, discussed above, resulted in a 1998 plant closing cost charge of $4.9 million. This charge relates entirely to the specialty films operating segment. See Note 4 to the consolidated financial statements included elsewhere in this prospectus.

     Segment Total Assets. The specialty films segment total assets increased by $247.0 million, or 131.3%, in 1998 to $435.1 million from $188.1 million in 1997. The increase was primarily due to the recent acquisitions and capital expenditures. The 1998 acquisitions increased segment total assets by approximately $244.4 million and 1998 capital expenditures were $26.2 million. 1998 capital expenditures included the purchase of a new barrier film production line at our Bloomington, Indiana facility and ongoing capital improvements. These increases were partially off-set by reductions in assets resulting from the closure of the Clearfield, Utah facility, the sale of the Scunthorpe, UK, facility, by 1998 depreciation and by reductions in working capital.

     Design Products

     Net Sales. The design products segment net sales increased by $42.7 million, or 45.7%, in 1998 to $136.1 million from $93.4 million in 1997. This increase was primarily due to our recent acquisitions and to sales volume increases resulting from production capacity expansions. The Blessings acquisition added approximately $30.2 million to net sales in 1998. These additional sales relate to our Mexican operation acquired from Blessings Corporation. Excluding the effect of this acquisition, net sales dollars increased by 13.3% and sales volume increased by 16.1%. The sales dollar and volume increases were due to additional production capacity added over the last two years in our Rochester, New York and Seattle, Washington facilities. These increases were off-set, in part, by a 2.1% reduction in 1998 average selling prices, excluding the effects of the Blessings acquisition. As previously discussed, the decreased average selling prices resulted from a reduction in resin prices during 1998.

     Segment Profit. The design products segment profit increased by $1.1 million, or 9.7%, in 1998 to $12.4 million from $11.3 million in 1997. The increase was primarily due to our recent acquisitions and increased sales volume resulting from production capacity expansions. In 1997, operating expenses associated with this segment were not allocated to the operating segment. Accordingly, the acquisition and sales volume related segment profit increases were partially off-set by increased operating expenses in 1998 as compared to 1997. The increase in operating expenses was due to the Blessings acquisition and the establishment of a separate segment management team.

     Segment Total Assets. The design products segment total assets increased by $98.8 million, or 180.9%, in 1998 to $153.4 million from $54.6 million in 1997 due primarily to our recent acquisitions and capital expenditures to expand capacity. The 1998 acquisitions added total assets of approximately $84.6 million and 1998 capital expenditures added approximately $18.4 million. These additions were partially off-set by 1998 depreciation and reductions in working capital.

     Capital expenditures were for significant capacity expansion at our Rochester, New York and Seattle, Washington facilities and ongoing capital improvements. The capacity expansion expenditures included new, 8-color printing presses that allow us to pursue higher margin printing applications.

     Industrial Films

     Net Sales. The net sales of our industrial films segment decreased by $30.7 million, or 17.5%, in 1998 to $144.7 million from $175.4 million in 1997. The decrease in sales was primarily due to a combination of the closure of our Carrollton, Ohio facility and reductions in our average selling prices. During 1998, we completed the closure of the Carrollton facility. We relocated the more efficient Carrollton manufacturing equipment to facilities in other of our operating segments and the equipment that was not relocated was sold (see Note 4 to the consolidated financial statements included elsewhere in this prospectus). These asset transfers and dispositions caused net sales to decrease by approximately $17.0 million in 1998. Excluding the effects of the Carrollton closure, we experienced a decline in our average selling prices of approximately 11.8% as a result of general industry selling price declines resulting from declines in resin prices. The volume of our PVC film business was virtually unchanged in 1998, while our stretch film volume increased approximately 5.7% in 1998, excluding the effects of the Carrollton closure.

     Segment Profit. The industrial films segment profit increased by $1.5 million, or 15.8%, in 1998 to $11.0 million from $9.5 million in 1997. The increase in segment profit was primarily due to a combination of dramatically increased stretch film gross profits over 1997 and the closure of the Carrollton plant. The stretch film business realized a return to profitability in 1998 after sustaining significant losses in 1997. During 1997, our stretch film business suffered through historically low gross profits due to excess supply in stretch film markets and lower than expected production efficiencies in our facilities. Although excess supply continued to be a factor in 1998, we realized significantly increased production efficiencies and lower production costs. The closure of the Carrollton plant added approximately $1.0 million to our segment profit, as compared to 1997. The increase in profitability was partially off-set by increased operating expenses in 1998, due to the establishment of a separate segment management team. In 1997, operating expenses associated with this segment were not allocated to the operating segment. Excluding the effects of the increase in segment operating expenses, the PVC business profitability was slightly increased over 1997.

     Segment profit excludes nonrecurring plant closing costs. The Carrollton plant closing, discussed above, resulted in a 1997 plant closing cost charge of $9.3 million. This charge relates entirely to the industrial film operating segment. See Note 4 to the consolidated financial statements included elsewhere in this prospectus.

     Segment Total Assets. The industrial films segment total assets decreased by $13.8 million, or 14.3%, in 1998 to $82.7 million from $96.5 million in 1997. The decrease was due primarily to the closure of the Carrollton plant, 1998 depreciation and reductions in working capital. These reductions were partially off-set by 1998 capital expenditures of approximately $5.7 million. The capital expenditures were for ongoing capital improvements, as well as a major upgrade to one of our stretch film production lines.

LIQUIDITY AND CAPITAL RESOURCES

     Historical Liquidity and Capital Resources

     On September 30, 1997, we issued $125.0 million of the 9 1/8% senior subordinated notes, which would have matured on October 1, 2007. Interest on the 9 1/8% senior subordinated notes was payable semi-annually on each April 1 and October 1, commencing April 1, 1998. Additionally, on September 30, 1997, we entered into our prior $225.0 million credit facility with a syndicate of banks, including The Chase Manhattan Bank. On May 14, 1998, the prior credit facility was amended and restated as a $510.0 million facility. The prior credit facility provided for the continuation of a previous term loan in the principal amount of $75.0 million, maturing on September 30, 2005; a tranche A term loan in the principal amount of $140.0 million, maturing on September 30, 2005; a tranche B term loan in the principal amount of $100.0 million, maturing on June 30, 2006; and a term loan to ASPEN Industrial, S.A., our wholly owned Mexican subsidiary, in the principal amount of $45.0 million, maturing on September 30, 2005. The prior credit facility also provided for a $150.0 million revolving loan facility maturing on September 30, 2004. The prior credit facility's term loan amortized at an increasing rate on a quarterly basis. The tranche A term loan and the Mexico term loan began amortizing on December 31, 1998 and the other term loan began amortizing on December 31, 2001. The tranche B term Loan under our prior credit facility amortized at the rate of $1.0 million per year, beginning September 30, 1998, with an aggregate of $93.0 million due in the last four quarterly installments. The term loans described above were required to be prepaid with the proceeds of certain asset sales, with 50% of the proceeds of the sale of certain Huntsman Packaging equity securities, and with the proceeds of certain debt offerings. Loans under the prior credit facility bore interest, at our election, at either (i) zero to 0.75%, depending on certain of our financial ratios, plus the higher of (a) The Chase Manhattan Bank's prime rate,
(b) the federal funds rate plus 1/2% or (c) The Chase Manhattan Bank's base CD rate plus 1%, or (ii) the London Interbank Offered Rate plus 2.00%, which may adjust downward based upon our leverage ratio to a minimum of LIBOR plus 1%.

     Our obligations under the prior credit facility were guaranteed by substantially all of our domestic subsidiaries and secured by substantially all of our domestic assets. The prior credit facility was also secured by a pledge of 65% of the capital stock of each of our foreign subsidiaries. See Notes 6 and 16 to the consolidated financial statements included elsewhere in this prospectus.

     As part of the Recapitalization, we refinanced borrowings under the prior credit facility and entered into the current credit facilities. At March 31, 2000, borrowings under the prior credit facility bore interest at a weighted average rate of 8.4% per annum. As of March 31, 2000, we had $116.0 million available under the revolver of our prior credit facility, $1.3 million of which was issued as letters of credit. In addition on May 31, 2000, we completed the tender offer for all of the outstanding 9 1/8% senior subordinated notes and discharged our obligations under the related indenture. You should read "Liquidity and Capital Resources Following the Transactions" below for a discussion of our liquidity following the Recapitalization.

     Net cash provided by operating activities was $17.9 million for the three months ended March 31, 2000, an increase of $25.7 million from the same period in 1999. The increase resulted primarily from a decrease in accounts receivable and an increase in accounts payable off-set, in part, by lower net income and an increase in inventories.

     Net cash provided by operating activities was $51.4 million in 1999, an increase of $5.9 million, or 13.0%, from $45.5 million in 1998. The increase resulted primarily from increased net income in 1999 of $10.0 million, an increase in accounts payable, an increase in noncash items and a decrease in income taxes receivable. These increases in cash flows were offset by increases in receivables and inventories. Net cash provided by operating activities increased $16.9 million, or 59.1%, in 1998 to $45.5 million from $28.6 million in 1997. The 1998 increase resulted primarily from increased net income in 1998 of $8.0 million and a reduction in inventories and prepaid expenses.

     Net cash used in investing activities was $10.1 million for the three months ended March 31, 2000, an increase of $2.0 million from the same period in 1999. Net cash used in investing activities was higher during the first quarter of 2000 due to increased capital expenditures. Capital expenditures during the first quarter of 2000 were primarily for new capacity in our industrial films and specialty films segments and normal upgrade and improvement projects throughout all of our operating segments.

     Net cash used in investing activities was $46.0 million, $314.8 million and $87.2 million for 1999, 1998 and 1997, respectively. The majority of cash was used in the KCL, Blessings, and CT Film acquisitions and capital expenditures discussed below. During 1999, we made net cash payments of approximately $11.5 million for KCL Corporation. During 1998, we made net cash payments of approximately $285.7 million for the purchase of Blessings Corporation and $10.9 million for other acquisitions. During 1997, we made net cash payments of approximately $69.4 million for the purchase of CT Film. See Note 12 to the consolidated financial statements included elsewhere in this prospectus.

     Total capital expenditures were $35.7 million, $52.1 million and $17.9 million for 1999, 1998 and 1997, respectively. The 1999 capital expenditures included expenditures to add new capacity, to upgrade and relocate existing equipment, and to upgrade existing information systems. The 1998 capital expenditures included expenditures to upgrade and relocate existing equipment, to add significant new capacity in our design products and specialty films facilities, to add new information systems, and to upgrade existing information systems. The 1997 capital expenditures included film production capacity expansions in our facilities acquired in 1996, as well as printing capacity expansion in our design products facilities.

     Net cash provided by (used in) financing activities was $(3.9) million for the three months ended March 31, 2000, compared to $6.8 million for the same period in 1999. The 2000 net cash used by financing activities resulted from principal payments on the prior credit facility.

     Net cash provided by (used in) financing activities was $(16.7) million, $275.9 million and $63.2 million for 1999, 1998 and 1997, respectively. Net cash provided by financing activities consists primarily of net borrowings under our current and prior credit arrangements in 1998 and 1997. In 1999, cash was used to pay scheduled principal payments on the prior credit facility and to pay down the outstanding balance on the Existing Revolver. See Note 6 to the consolidated financial statements included elsewhere in this prospectus. Net cash provided by financing activities was used primarily to fund our capital expenditures, as well as the 1998 Blessings acquisition and the 1997 CT Film acquisition.

     Liquidity and Capital Resources Following the Transactions

     Interest payments on the Notes and on borrowings under the credit facilities significantly increased our liquidity requirements. The credit facilities provide for term loans under the tranche A facility and the tranche B facility of $480.0 million, which we borrowed in connection with the Transactions, and up to $100.0 million of revolving credit borrowings under the revolving credit facility, which is available for working capital and general corporate purposes, including financing of acquisitions, investments and strategic alliances. We borrowed $5.9 million under the revolving credit facility to consummate the Transactions and have reserved $1.3 million for letters of credit. Borrowings under the tranche A facility, the tranche B facility and the revolving credit facility under our credit facilities bear interest at variable rates plus any applicable margin. See "Description of Credit Facilities."

     The following table sets forth the principal payments on the tranche A and B facilities, for the years 2001 through their maturity in 2008:

YEAR                                                  PRINCIPAL PAYMENT
----                                                  -----------------
2001................................................    $  8,050,000
2002................................................      22,550,000
2003................................................      32,800,000
2004................................................      55,300,000
2005................................................      62,800,000
2006................................................      35,300,000
2007................................................     158,760,000
2008................................................     104,440,000

     In addition, commencing with the year ending December 31, 2000, we are required to make annual mandatory prepayments of the tranche A and B facilities under the credit facilities in an amount equal to 50% of excess cash flow. In addition, the tranche A and B facilities are subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of equity and debt issuances by us or any of our subsidiaries and (b) 100% of the net cash proceeds of asset sales or other dispositions of property by us or any of our subsidiaries, in each case subject to certain exceptions.

     The credit facilities and the Indenture impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the credit facilities require us to maintain certain financial ratios. Indebtedness under the credit facilities is secured by substantially all of our assets, including our real and personal property, inventory, accounts receivable, intellectual property and other intangibles. See "Description of Credit Facilities."

     We incurred premium and consent fees, plus accrued and unpaid interest on the 9 1/8% senior subordinated notes in connection with the tender offer and consent solicitation, of $11.9 million in connection with the Transactions. In addition, approximately $18.6 million, principally relating to financing fees and expenses associated with the Transactions, will be capitalized and amortized over the terms of the Notes and the credit facilities.

     As of March 31, 2000, we had $8.9 million in cash and cash equivalents held by our foreign subsidiaries. The effective tax rate of repatriating this money and future foreign earnings to the U.S. varies from approximately 40% to 65% depending on various U.S. and foreign tax factors, including each foreign subsidiary's country of incorporation. High effective repatriation tax rates may limit our ability to access cash and cash equivalents generated by our foreign operations for use in our U.S. operations, including to pay principal, premium, if any, and interest on the Notes and the credit facilities. For the three months ended March 31, 2000, our foreign operations generated net income from continuing operations of $1.8 million. In 1999, 1998 and 1997, our foreign operations generated income from continuing operations of $4.7 million, $1.4 million and $1.7 million, respectively.

     We expect that our total capital expenditures will be approximately $52.0 million in 2000 and approximately $35.0 million in 2001. Of such amounts, we currently estimate that a minimum range of $12.0 million to $15.0 million of ongoing maintenance capital expenditures are required each year.

     We expect that cash flows from operating activities and available borrowings under our credit arrangements will provide sufficient working capital to operate our business, to make expected capital expenditures and to meet foreseeable liquidity requirements, including debt service on the Notes and the credit facilities. If we were to engage in a significant acquisition transaction, however, it may be necessary for us to restructure our existing credit arrangements.

OTHER MATTERS

  Accounting Standards

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards that require derivative instruments to be recorded on the balance sheet as either an asset or liability, measured at fair market value, and that changes in the derivative's fair value be recognized currently in earnings, unless specific hedging accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We expect that the adoption of this statement will not have a material effect on our consolidated financial statements.

  Quantitative and Qualitative Disclosures About Market Risk

     We are exposed to various interest rate and resin price risks that arise in the normal course of business. We finance our operations with borrowings comprised primarily of variable rate indebtedness. Our resin costs comprised approximately 65% of our total manufacturing costs in 1999. Significant increases in interest rates or the price of resins could adversely affect our operating margins, results of operations and ability to service our indebtedness.

     From time to time, we enter into interest rate collar and swap agreements to manage interest rate market risks and commodity collar agreements to manage resin market risks. As of March 31, 2000, we had one interest rate collar agreement and one commodity collar agreement in place. The estimated fair market value of the interest rate collar was $226,000 and the estimated fair market value of the commodity collar was $70,000. We have performed a sensitivity analysis assuming a hypothetical 10% adverse movement in interest rates and commodity prices applied to the agreements described above. The analysis indicated that such market movements would not have a material effect on our consolidated financial position, results of operations or cash flows. Factors that could impact the effectiveness of our hedging programs include the volatility of interest rates and commodity markets and the availability of hedging instruments in the future.

                                    BUSINESS

GENERAL

     We are one of North America's leading manufacturers of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. We offer one of the most diverse product lines in the film industry and have achieved leading market positions in each of our major product lines. We believe our market leadership is primarily attributable to our strategy of building strong relationships with market-leading customers, by offering a broad line of innovative products and by providing technological leadership through our modern and low-cost manufacturing facilities. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers' end-products. We operate 24 manufacturing and research and development facilities worldwide and we currently have approximately one billion pounds of annual production capacity. For the twelve months ended March 31, 2000, we generated pro forma net sales of $834.3 million, pro forma EBITDA of $124.6 million and pro forma Adjusted EBITDA of $128.0 million.

PRODUCTS, MARKETS AND CUSTOMERS

     Our products are sold into numerous markets for a wide variety of end uses and are offered through three operating segments: Specialty Films, Design Products and Industrial Films.

  SPECIALTY FILMS

     Specialty Films accounted for 40.0%, 56.9% and 57.9% of our net sales in 1997, 1998 and 1999, respectively. Our Specialty Films include personal care films, medical films, converter films, barrier and custom films, and agricultural films. Our Specialty Films customers include Baxter, Becton-Dickinson, General Mills, Johnson & Johnson, Kendall Healthcare, Kimberly-Clark, Lawson Mardon, Nabisco, Pechiney, Printpack, Ralston Foods and Sonoco.

     Personal Care. We are the leading producer of personal care films used in disposable diapers, feminine care products and adult incontinence products. Personal care films must meet diverse and highly technical specifications. Many of these films must "breathe," allowing water vapors to escape. In some applications, the softness or "quietness" of the film is important, as in adult incontinence products. A significant portion of our Specialty Films business consists of the sale of personal care films to Kimberly-Clark Corporation and its affiliates. Kimberly-Clark Corporation is our largest customer and accounts for approximately 22% of our Specialty Films net sales and 13% of our 1999 consolidated net sales. We are North America's leading producer of personal care films, with an estimated market share of approximately 45%.

     Medical. We are a leading manufacturer of medical films used for sterile packaging for medical supplies, such as disposable syringes and intravenous fluid bags. Other of our medical films become components in disposable surgical drapes and gowns. Our medical films are manufactured in "clean-room" environments and must meet stringent barrier requirements. A sterile barrier is necessary to provide and assure the integrity of the devices and to prevent contamination and tampering. These films must also be able to withstand varied sterilization processes. We are a leading provider of medical films in North America, in a highly fragmented market.

     Converter. Converter films are mono-layer and multi-layer, co-extruded films that are sold to converters of flexible packaging who may laminate them to foil, paper or other films, print them, and may ultimately fabricate them into the final flexible packaging product. Our converter films are a key component in a wide variety of flexible packaging products, such as fresh-cut produce packages, toothpaste tubes and stand-up pouches. Generally, our converter films add value by providing the final packaging product with specific performance characteristics, such as moisture, oxygen or odor barriers, ultraviolet protection or desired sealant properties. Because converter films are sold for their sealant, barrier or other properties, they must meet stringent performance specifications established by the converter, including gauge control, clarity, sealability and width accuracy. We are a leader in introducing new converter film products to meet flexible packaging industry trends and specific customer needs. We are North America's leading manufacturer of films sold to converters, with an estimated market share of approximately 30%.

     Barrier and Custom. We manufacture a variety of barrier and custom films, primarily for smaller, but profitable, niche segments in flexible packaging and industrial markets. For example, we are North America's second largest producer of films for cookie, cracker and cereal box liners, with an estimated market share of approximately 20%. We are also a leading manufacturer of barrier films for liners in multi-wall pet food bags, films for photoresist coatings for the electronics industry, and films for the protection and transportation of the sheet molding compound used in the manufacture of boats and automotive parts.

     Agricultural. We are a leading manufacturer of polyethylene mulch films that are sold to fruit and vegetable growers and to nursery operators. Our mulch films are used extensively in North America and Latin America. Commercial growers of crops like peppers, tomatoes, cucumbers and strawberries are the primary consumers of our mulch films. These crops are typically planted on raised beds that are tightly covered with mulch film. The mulch film eliminates or retards weed growth, significantly reduces the amount of water required by plants, controls soil bed temperatures for ideal growing conditions and allows easy application of fertilizer. We are one of North America's two largest producers of mulch films, with an estimated market share of approximately 40%.

  DESIGN PRODUCTS

     Design Products accounted for 20.8%, 20.9% and 22.5% of our net sales in 1997, 1998 and 1999, respectively. Our Design Products are primarily printed films and flexible packaging products. For financial reporting purposes, this reporting segment also includes our Mexican subsidiary, NEPSA. NEPSA is a leading producer of printed products for Mexico and other Latin American countries. NEPSA also produces personal care and barrier films for these markets. In 1999, approximately 32% of our Design Products sales were outside the United States, primarily in Mexico and Latin America.

     Our Design Products include printed rollstock, bags and sheets used to package food and consumer goods. Printed bags or rollstock are sold to bakeries, fresh and frozen food processors, manufacturers of personal care products, textile manufacturers and other dry goods processors. Bread and bakery bags represent a significant portion of our Design Products business. Our Design Products group produces approximately three billion bread and bakery bags each year.

     We are the leading manufacturer of films for the frozen foods market in North America, with an estimated market share of approximately 30%. In addition, we are the second largest manufacturer of films for the bread and bakery goods market in North America, with an estimated market share of approximately 20%. Our customers in this segment include IGA Fleming, Interstate Bakeries, Kimberly-Clark de Mexico, Mission Foods, Ore-Ida, Pictsweet and Schmidt Baking.

  INDUSTRIAL FILMS

     Our Industrial Films segment manufactures stretch and PVC films. Industrial Films accounted for 39.2%, 22.2% and 19.6% of our net sales in 1997, 1998 and 1999, respectively. In 1999, approximately 32% of our Industrial Films sales were outside the United States, primarily in Canada, Europe and Australia. Our customers in this segment include national distributors such as Bunzl, Unisource and xpedx, grocery chains, such as Albertson's, Kroger, Publix and Safeway, and end-users, such as General Mills and Wal-Mart.

     Stretch Films. Our stretch films are used to bundle, unitize and protect palletized loads during shipping and storage. Stretch films are replacing more traditional packaging, such as corrugated boxes and metal strapping, because of stretch films' lower cost, higher strength, and ease of use. We are North America's fourth largest producer of stretch films, with an estimated market share of approximately 10%.

     PVC Films. Our PVC films are used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce. PVC films are preferred in these applications because of their clarity, elasticity and cling. We also produce PVC films for laundry and dry cleaning bags. Finally, we produce PVC films for companies that repackage the films in smaller cutterbox rolls for sale in retail markets in North America, Latin America and Asia. We are the second largest producer of PVC films in North America, with an estimated market share of approximately 25%. In addition, we are the leading producer of PVC films in Australia and the third largest producer in Europe, with estimated market shares of approximately 60% and 15%, respectively.

SALES AND MARKETING

     Because of our broad range of product offerings and customers, our sales and marketing efforts are generally product or customer specific. We market in various ways, depending on both the customer and the product. However, most of our salespeople are dedicated to a specific product line and sometimes to specific customers.

     The majority of our Specialty Films are sold by our own direct sales force. These salespeople are supported by customer service and technical specialists assigned to each salesperson, and in some cases, to specific customers. Customer service representatives assist with order intake, scheduling and product information. Technical support personnel assist the salesperson and the customer with technical expertise, quality control and product development. We believe it is critical that our sales, marketing and technical support teams work together in order to meet our customers' product needs and provide meaningful product development.

     We sell some of our Specialty Films, such as our agricultural films, through regional distributors. In addition, certain of our personal care and barrier films are sold through brokers who have long-standing relationships with customers.

     Most of our Design Products are sold through brokers. National grocery chains and some smaller customer accounts are serviced by our own direct sales force. Generally, each Design Products salesperson is supported individually by a customer service specialist and by a group of technical specialists.

     Industrial Films are generally sold through distributors. We have an independent contract sales force that sells our stretch films to national and regional distributors. Our PVC films are sold by our own sales force to regional and national distributors, directly to national grocery chains, and directly to converters, who repackage the film into cutterbox rolls for sale at retail.

MANUFACTURING

     We have a modern and efficient portfolio of manufacturing assets. During 1998 and 1999, we invested a total of $87.8 million to expand, upgrade and maintain our asset base. With 23 plants and over 180 extrusion lines, we are able to allocate lines to specific products. This results in fewer change-overs and more efficient use of capacity, effectively expanding our production capacity. Our multiple manufacturing sites and varied production capabilities also allow us to offer multiple plant service to our national customers. In addition, our large, efficient plants allow overhead to be allocated over higher volumes, providing lower unit costs. Generally, our manufacturing plants operate 24 hours a day, seven days a week.

     We manufacture our film products using both the blown and cast extrusion processes. In each process, thermoplastic resin pellets are combined with other resins, plasticizers or modifiers in a controlled, high-temperature, pressurized process to create films with specific performance characteristics. In the cast film process, molten resin is extruded through a horizontal die onto a chill roll, where the film is quickly cooled. As the film comes off the end of the chill roll, it is wound onto rolls. Blown film is produced by extruding molten resin through a circular die and chilled air ring to form a bubble as large as 55 feet high and 25 feet in diameter. The bubble is then collapsed, cut and wound onto rolls.

     These two basic film manufacturing processes produce films with uniquely different performance characteristics. Cast films are generally clearer, softer and more uniform in thickness. Blown films offer enhanced physical properties, such as increased tear and puncture resistance and better barrier protection.

     We also produce a significant amount of printed films and bags. We employ both flexographic and rotogravure printing equipment in our printing operations. Flexographic printing uses flexible plates on a rotary letter press and is preferred for shorter runs. Rotogravure printing uses engraved cylinders and produces sharper images.

TECHNOLOGY AND RESEARCH AND DEVELOPMENT

     We believe our technology base and research and development support are among the best in the film industry. Our Newport News, Virginia research and development center employs 43 engineers, technical specialists and operators who provide the latest resin and extrusion technology to our manufacturing facilities and test new resins and process technologies. This 54,000 square foot technical center has a pilot plant with a 17 million pound annual capacity, with four extrusion lines. These extrusion lines include two blown lines, including a seven-layer line installed in 1999, and two cast lines, including a five-layer line. These pilot lines are staffed with 24 operating and supervisory personnel. These capabilities allow the technical center to run commercial "scale-ups" for new products.

     Our Newport News technical center has a fully-equipped analytical laboratory for evaluating new resin technologies. The lab is staffed by 12 analytical and technical specialists, and is headed by a Ph.D. chemist. This group works closely with the largest resin producers, not only to test and analyze resins for use by us, but also to help develop new resin technologies. Finally, the Newport News technical center has seven process engineering specialists who provide technical support to our 23 manufacturing facilities. This group also provides centralized technical review of capital expenditures for machinery and equipment. We believe this centralized technical review helps to conserve financial resources, by providing technical consistency across our manufacturing divisions, and leverages our equipment purchasing power.

     We are able to use our broad product offerings and technology to transfer technological innovations from one market to another. For example, our expertise in coextrusion technology, gained from the production of converter and barrier films, and our expertise in applications involving metallocene and other specialty resins, have helped us produce thinner and stronger personal care and medical films.

     Many of our customers work in partnership with our technical representatives to develop new, more competitive products. We have enhanced our relationships with these customers by providing the technical service needed to support commercialization of new products and by helping customers improve operational efficiency and quality throughout a product's life cycle. These customers, in order to ensure product quality and consistency for their own customers, do not change suppliers often, because supplier changes can be expensive and time-consuming. Qualifying a new supplier can take up to a year to complete and can, in some cases, cost over $1 million.

     We spent $2.5 million, $3.7 million and $5.5 million on research and development in 1997, 1998 and 1999, respectively.

INTELLECTUAL PROPERTY RIGHTS

     Patents, trademarks and licenses are significant to our business. We have patent protection on many of our products and processes, and we regularly apply for new patents on significant product and process developments. We have registered trademarks on many of our products. We also rely on unpatented proprietary know-how, continuing technological innovation and other trade secrets to develop and maintain our competitive position. In addition to our own patents, trade secrets and proprietary know-how, we have licensed from third parties the right to use some of their intellectual property. Although we constantly seek to protect our patents, trademarks and other intellectual property, there can be no assurance that our precautions will provide meaningful protection against competitors or that the value of our trademarks will not be diluted.

     We routinely enter into confidentiality agreements to protect our trade secrets and proprietary know-how. We cannot assure you, however, that such agreements will not be breached, that they will provide meaningful protection, or that adequate remedies will be available to us if these confidentiality agreements are breached.

     Pursuant to the Recapitalization Agreement, after December 31, 2000, we will no longer be able to use "Huntsman" as or in our trademarks or tradenames. We do not believe the replacement of "Huntsman" with another name or names will have a significant impact on our business.

RAW MATERIALS

     Polyethylene, PVC, and other resins and additives constitute the major raw materials for our products. For the year ended December 31, 1999, resin costs comprised approximately 65% of our total manufacturing costs. The price of resins is a function of, among other things, manufacturing capacity, demand, and the price of crude oil and natural gas feedstocks. While temporary shortages of raw materials may occur from time to time, these items generally are considered to be readily available from numerous suppliers. Resin shortages or significant increases in the price of resin, however, could have a significant adverse effect on our business.

     Our major polyethylene resin suppliers are Chevron, Dow Chemical, Equistar, Exxon/Mobil and Huntsman Polymers, a wholly owned subsidiary of Huntsman Corporation. All resin is purchased at arm's length at prevailing market prices. Our major suppliers of PVC resin are Borden Chemical, OxyGeon and Shintech.

COMPETITION

     The markets in which we operate are highly competitive on the basis of service, product quality, product innovation and price. Small and medium-sized manufacturers, which compete primarily in regional markets, predominate, and there are relatively few large national manufacturers. Statistics of the Flexible Packaging Association and available trade and industry information indicate that the ten largest flexible packaging companies accounted for approximately 35% of total North American industry sales in 1999. In addition to competition from many smaller competitors, we face strong competition from a number of large film and flexible packaging companies, including AEP, Bemis, Pactiv (formerly Tenneco), Pechiney and Printpack. Some of our competitors are substantially larger, are more diversified and have greater financial, personnel and marketing resources than we have, and, therefore, may have certain competitive advantages. See "Risk Factors -- Competition."

EMPLOYEES

     As of March 31, 2000, we had approximately 3,600 employees worldwide. Of those, approximately 1,500 are subject to a total of 11 collective bargaining agreements that expire from October 2000 to November 2002. We believe our relationships with employees historically have been good. However, on March 7, 2000, approximately 130 employees at our Chippewa Falls, Wisconsin manufacturing plant went on strike, the first strike in our history. During this strike, we continued to service our customers and our business was not materially affected. The strike was subsequently resolved and the striking employees returned to work on March 20, 2000. See "Risk Factors -- Risks Associated with Labor Relations."

PROPERTIES

     Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108. We lease these facilities from Huntsman Headquarters Corporation, an indirect, wholly owned subsidiary of Huntsman Corporation. We will relocate our corporate offices to another facility in Salt Lake City in the third or fourth quarter of 2000.

     We own most of the improved real property and other assets used in our operations. We lease all or part of seven of the sites at which we have manufacturing operations. We also lease warehouse and office space at various locations. We consider the condition of our plants, warehouses and other properties and the other assets owned or leased by us to be generally good.

     We have an annual film production capacity of approximately one billion pounds. In 1999, we produced approximately 800 million pounds of films and flexible packaging products. We believe that the capacities of our plants are adequate to meet our current needs.

     Our principal manufacturing plants are listed below. Unless otherwise indicated, we own each of these properties.

                                                                                       APPROXIMATE
                                                                                         SQUARE
         LOCATION                     PRODUCTS                PRODUCTION PROCESS         FOOTAGE
         --------                     --------                ------------------       -----------
SPECIALTY FILMS:
  Birmingham, Alabama        Barrier and custom films     Blown and cast lines            119,000
  Bloomington, Indiana*      Barrier and custom films     Blown lines                      58,000
  Chippewa Falls, Wisconsin  Converter and personal care  Blown and cast lines            134,000
                             films
  Dalton, Georgia            Converter, barrier and       Blown lines                     211,000
                             custom films
  Danville, Kentucky         Converter and custom films   Blown lines                      94,000
  Deerfield, Massachusetts   Converter films              Blown lines                     168,000
  Harrington, Delaware       Personal care, medical and   Blown and cast lines            129,000
                             agricultural films
  McAlester, Oklahoma        Personal care films          Blown and cast lines            135,000
  Newport News, Virginia     Research facility and pilot  Blown and cast lines             54,000
                             plant
  Odon, Indiana*             Barrier and custom films     Blown lines                      20,000
  Washington, Georgia        Personal care and            Blown and cast lines            180,000
                             agricultural films
DESIGN PRODUCTS:
  Dallas, Texas              Printed bags and rollstock   Flexographic printing and        62,000
                                                          blown lines
  Kent, Washington           Printed bags and rollstock   Flexographic printing and       125,000
                                                          blown lines
  Langley, British           Printed bags and rollstock   Flexographic printing and        90,000
    Columbia*                                             blown lines
  Macedon, New York+         Personal care films,         Flexographic printing and       238,000
                             printed bags and rollstock   cast lines
  Mexico City, Mexico        Barrier films, printed bags  Rotogravure printing and         99,000
    (NEPSA)*                 and rollstock                blown lines
  Mexico City, Mexico        Printed bags and rollstock   Flexographic printing and       113,000
    (NEPSA)*                                              cast lines
  Shelbyville, Indiana       Closures and reclosable      Zipper profile lines,           313,000
                             bags                         flexographic printing and
                                                          blown lines
INDUSTRIAL FILMS:
  Calhoun, Georgia           PVC films                    Blown and cast lines             46,000
  Danville, Kentucky         Stretch films                Blown and cast lines             91,000
  Lewisburg, Tennessee       Stretch films                Cast lines                       82,000
  Merced, California         PVC films                    Blown lines                      38,000
  Phillipsburg, Germany      PVC films                    Blown lines                      33,000
  Preston, Australia*        PVC films                    Blown lines                      40,000
  Toronto, Canada            PVC and stretch films        Blown and cast lines            106,000

---------------
* Indicates a leased building.
+ Indicates a building of which 225,000 square feet are owned and 13,000 square feet are leased.

ENVIRONMENTAL MATTERS

     Our operations are subject to environmental laws in the United States and abroad, including those described below. Our capital and operating budgets include costs and expenses associated with complying with these laws, including the acquisition, maintenance and repair of pollution control equipment, and routine measures to prevent, contain and clean up spills of materials that occur in the ordinary course of our business. In addition, our production facilities require environmental permits that are subject to revocation, modification and renewal. We believe that we are in substantial compliance with environmental laws and our environmental permit requirements, and that the costs and expenses associated with such compliance are not material to our business. However, additional operating costs and capital expenditures could be incurred if, among other developments, additional or more stringent requirements relevant to our operations are promulgated.

     Among other environmental laws, our operations are subject to regulation under the federal Clean Air Act and the Clean Water Act, as well as similar state statutes. Some capital costs for additional air pollution controls or monitors may be required at certain of our sites, and several of our facilities may be required to obtain stormwater permits under the Clean Water Act and implementing regulations. However, we do not expect such costs or expenditures to be material.

     Under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state statutes, an owner or operator of real property or a person who arranges for disposal of hazardous substances may be liable for the costs of removing or remediating hazardous substance contamination. Liability may be imposed under these statutes regardless of whether the owner or operator owned or operated the real property at the time of the release of the hazardous substances and regardless of whether the release or disposal was in compliance with law at the time it occurred. We are not aware of any current claims under CERCLA or similar state statutes against us.

     From time to time, contaminants from current or historical operations have been detected at some of our present and former sites, principally in connection with the removal or closure of underground storage tanks. We are not currently aware that any of our facility locations have material outstanding claims or obligations relating to contamination issues.

     In conjunction with the sale of a predecessor subsidiary's New Jersey polypropylene plant site in 1992, we agreed to indemnify the buyer for environmental losses of up to $5.0 million associated with conditions, if any, resulting from the predecessor subsidiary's operations at the plant site between January 1, 1988 and May 18, 1992. The indemnity amount has reduced ten percent each year since May 12, 1997, and the indemnity expires altogether on May 8, 2002. Currently, we are not aware of any environmental issues at this site for which we will incur material liabilities under this indemnity.

LITIGATION

     We are involved in litigation from time to time in the ordinary course of our business. In our opinion, none of such litigation is material to our financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information about our executive officers and directors is presented in the table below. Pursuant to the stockholders' agreement among us and our current stockholders and the holders Preferred Stock Warrants, our board of directors currently consists of seven members, four of whom were designated by Chase Domestic Investments, L.L.C., two of whom were designated by the Trust and one of whom was designated by the Management Investors.

NAME                             AGE                            POSITION
----                             ---                            --------
Richard P. Durham*.............  36    Chairman of the Board, President and Chief Executive
                                       Officer
Jack E. Knott..................  46    Executive Vice President and Chief Operating Officer and
                                         Director
Scott K. Sorensen*.............  38    Executive Vice President and Chief Financial Officer,
                                       Treasurer and Director
Ronald G. Moffitt..............  47    Executive Vice President and General Counsel, Secretary
Donald J. Hofmann, Jr. ........  42    Director
Timothy J. Walsh...............  37    Director
John M. B. O'Connor............  46    Director
Richard D. Waters..............  50    Director

---------------
* Richard P. Durham and Scott K. Sorensen are brothers-in-law.

     RICHARD P. DURHAM became our President and Chief Executive Officer in March 1997 and became the Chairman of our board of directors on May 31, 2000. Mr. Durham is also a director of Huntsman Corporation. Mr. Durham has been with various Huntsman affiliates since 1987. Prior to becoming our President, Mr. Durham served as Co-President and Chief Financial Officer of Huntsman Corporation, where, in addition to being responsible for finance, tax, legal, human resources, public affairs, purchasing, research and development, and information systems, he also was responsible for our operations. Mr. Durham is a graduate of The Wharton School of Business at the University of Pennsylvania. Pursuant to the stockholders' agreement, Mr. Durham is one of the Trust's designees to the board.

     JACK E. KNOTT became our Executive Vice President and Chief Operating Officer on September 1, 1997. Prior to joining us, Mr. Knott was a member of the board of directors of Rexene Corporation and held the position of Executive Vice President of Rexene Corporation and President of Rexene Products. Mr. Knott served in various capacities at Rexene from 1985 to 1997, including Executive Vice President-Sales and Market Development, Executive Vice President, and President of CT Film, a division of Rexene Corporation. Prior to joining Rexene Corporation, Mr. Knott worked for American National Can. Mr. Knott received a B.S. degree in Chemical Engineering and an M.B.A. degree from the University of Wisconsin. Mr. Knott also holds nine patents. Pursuant to the stockholders' agreement, Mr. Knott is the Management Investors' designee to the board.

     SCOTT K. SORENSEN joined us as Executive Vice President and Chief Financial Officer on February 1, 1998. Prior to that time, Mr. Sorensen was an executive with Westinghouse Electric Corporation, serving as Chief Financial Officer for both the Communication and Information Systems Division and the Power Generation Division. Prior to joining Westinghouse in 1996, Mr. Sorensen spent two years as Director of Business Development and Planning at Phelps Dodge Industries, a subsidiary of Phelps Dodge Corporation. He also spent over four years as a management consultant with McKinsey & Company. Mr. Sorensen received a B.S. degree in Accounting from the University of Utah and an M.B.A. degree from the Harvard Business School. Pursuant to the stockholders' agreement, Mr. Sorensen is one of the Trust's designees to the board.

     RONALD G. MOFFITT joined us in 1997, after serving as Vice President and General Counsel of Huntsman Chemical Corporation. Prior to joining Huntsman Chemical Corporation in 1994, Mr. Moffitt was a partner and a member of the board of directors of the Salt Lake City law firm of Van Cott, Bagley, Cornwall & McCarthy, with which he had been associated since 1981. Mr. Moffitt holds a B.A. degree in Accounting, a Master of Professional Accountancy degree, and a J.D. degree from the University of Utah.

     DONALD J. HOFMANN, JR. became one of our directors on May 31, 2000. Mr. Hofmann has been a General Partner of Chase Capital Partners since 1992. Prior to that, he was head of MH Capital Partners Inc., the equity investment arm of Manufacturers Hanover. Mr. Hofmann is also a director of Advanced Accessory Systems, LLC, Berry Plastics Corporation, BPC Holding Corporation, the parent company of Berry Plastics Corporation, Mackie Automotive Holdings, Inc., Metalforming Industries, MetoKote Corporation, Penske Corporation, Skip Barber Racing Schools, Top Driver, TriPoint Global Communications Inc. and Truck-Lite Company, Inc. Mr. Hofmann received a B.A. degree from Hofstra University and an M.B.A. degree from the Harvard Business School. Pursuant to the stockholders' agreement, Mr. Hofmann is one of Chase Domestic Investments, L.L.C.'s designees to the board.

     TIMOTHY J. WALSH became one of our directors on May 31, 2000. Mr. Walsh has been a General Partner of Chase Capital Partners since 1999 and has held various positions with Chase Capital Partners in Europe and North America since 1993. Prior to that, he was a Vice President of The Chase Manhattan Corporation. Mr. Walsh is also a director of MetoKote Corporation and Better Minerals & Aggregates Company. Mr. Walsh received a B.S. degree from Trinity College and an M.B.A. from the University of Chicago. Pursuant to the stockholders' agreement, Mr. Walsh is one of Chase Domestic Investments, L.L.C.'s designees to the board.

     JOHN M. B. O'CONNOR became one of our directors on May 31, 2000. Mr. O'Connor joined Chase Capital Partners in 1995 and is a General Partner. Prior to that time, Mr. O'Connor was a Managing Director of Chemical Securities, Inc. Mr. O'Connor is also a director of Affiliated Managers Group Inc., FHC Health Systems, e-BondTrade.com, and AdvisorTech. Mr. O'Connor received his B.A. degree from Tulane University and an M.B.A. degree from the Columbia University Graduate School of Business. Pursuant to the stockholders' agreement, Mr. O'Connor is one of Chase Domestic Investments, L.L.C.'s designees to the board.

     RICHARD D. WATERS became one of our directors on May 31, 2000. Mr. Waters has been a Partner of Chase Capital Partners since 1999 and has held various positions with Chase Capital Partners since 1996. Prior to that time, Mr. Waters was a Managing Director in the Merchant Banking Group of The Chase Manhattan Bank, N.A. Mr. Waters is also a director of NuCo 2 Inc. Mr. Waters received a B.A. degree from Hamilton College and an M.B.A. degree from the Columbia University Graduate School of Business. Pursuant to the stockholders' agreement, Mr. Waters is one of Chase Domestic Investments, L.L.C.'s designees to the board.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information about compensation earned in the fiscal years ended December 31, 1999, 1998 and 1997 by the chief executive officer and the three other executive officers of Huntsman Packaging (as of the end of the last fiscal year) (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION(1)           LONG TERM COMPENSATION AWARDS
                                              --------------------------------      ------------------------------
                                                                                     SECURITIES
                                                                                     UNDERLYING        ALL OTHER
                                                         SALARY        BONUS        OPTIONS/SARS      COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR        ($)           ($)             (#)               ($)
---------------------------                   ----      --------      --------      ------------      ------------
Richard P. Durham...........................  1999      $450,000      $327,325             --           $ 29,800(3)
  President and Chief                         1998       400,000        73,721         15,734             29,800
  Executive Officer(2)                        1997       415,618       420,000             --            117,033
Jack E. Knott...............................  1999      $285,421      $140,622             --           $  4,800(5)
  Executive Vice President                    1998       263,333        31,331         10,489              4,800
  and Chief Operating Officer(4)              1997        85,000        70,000             --              2,400
Scott K. Sorensen...........................  1999      $232,504      $112,534             --           $  4,800(7)
  Executive Vice President                    1998       206,068        28,574          7,867             82,035
  and Chief Financial Officer, Treasurer(6)   1997            --            --             --                 --
Ronald G. Moffitt...........................  1999      $183,336      $ 63,053             --           $  4,800(8)
  Executive Vice President                    1998       170,527        18,761          2,622              4,800
  and General Counsel, Secretary(2)           1997       116,939        50,000             --             17,973

---------------
(1) Perquisites and other personnel benefits, securities or property, in the aggregate, are less than either $50,000 or 10% of the total annual salary and bonus reported for the applicable Named Executive Officer.

(2) Prior to September 30, 1997, the compensation of Richard P. Durham and Ronald G. Moffitt, other than Mr. Durham's director's fees for 1997 (which are described in "-- Compensation of Directors," and listed in the "All Other Compensation" column), was paid entirely by Huntsman Corporation. We reimbursed Huntsman Corporation for such compensation for the period beginning October 1, 1997 and ending December 31, 1997. Salary figures for 1997 for Mr. Durham and Mr. Moffitt represent a prorated portion of Huntsman Corporation compensation attributable to the percentage of executive services that were dedicated to us.

(3) Consists of a $25,000 director's fee, which is also described in "-- Compensation of Directors," and our employer's 401(k) contributions of $4,800.

(4) Mr. Knott joined us on September 1, 1997. His 1997 compensation is reported only for the period we employed him.

(5) Consists of employer's 401(k) contributions of $4,800.

(6) Mr. Sorensen joined us on February 1, 1998. His 1998 compensation is reported only for the period we employed him.

(7) Consists of employer's 401(k) contributions of $4,800.

(8) Consists of employer's 401(k) contributions of $4,800.

STOCK OPTIONS AND RESTRICTED STOCK

     During 1998, our board of directors adopted the 1998 Huntsman Packaging Corporation Stock Option Plan. The 1998 plan authorized grants of nonqualified stock options covering up to 41,956 shares of our nonvoting Class C common stock. During 1998, we granted options covering a total of 41,956 shares under the 1998 plan. Options covering 5,244 shares were subsequently canceled. In addition, as described below, outstanding options covering 26,223 shares under the 1998 plan were canceled on February 22, 1999 in connection with the sale of 26,223 shares of Class C common stock to certain members of our senior management. Options covering a total of 8,902 shares remain outstanding under the 1998 plan.

     The following table provides information as to the value of options held by each of the Named Executive Officers at the end of 1999, measured in terms of the fair market value of our nonvoting Class C common stock on December 31, 1999 ($247 per share, as determined by us pursuant to a formula set forth in the stockholders agreement in effect prior to May 31, 2000). None of the Named Executive Officers exercised any options under the 1998 plan during the last fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES
                             SHARES                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                            ACQUIRED                     OPTIONS/SARS AT             MONEY OPTIONS/SARS
                               ON         VALUE            FY-END (#)                  AT FY-END ($)
NAME                      EXERCISE (#)   REALIZED   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                      ------------   --------   -------------------------   ----------------------------
Jack E. Knott...........      --           --              4,196/6,293               $616,812/$925,071

     Outstanding options under the 1998 plan were subject to time and performance vesting requirements. One-half of the outstanding options were time vested options, which became exercisable in equal increments over a five-year period commencing January 1, 1998, and the remaining one-half of the outstanding options were performance vested options, which vested in equal increments over a five-year period commencing January 1, 1998, provided we had achieved a specific market value of equity applicable to such increment. For purposes of the performance vested options, our adjusted market value of equity was determined pursuant to a formula based upon our adjusted earnings. The terms of the option agreement provided for partial vesting of the performance vested shares if more than 80% of the applicable market value of equity was achieved. The option agreement also provided for accelerated vesting in the event of a change of control. The Transactions accelerated the vesting of these options, and the shares underlying these options were part of the Management Equity Rollover or the Investor Share Purchase.

     On February 22, 1999, 26,223 outstanding options under the 1998 plan were canceled in connection with the sale of 26,223 shares of Class C common stock to certain members of our senior management. The 26,223 shares were purchased by certain Named Executive Officers for $100 per share, the estimated fair market value of the shares on the date of purchase, pursuant to the terms of an option cancellation and restricted stock purchase agreement between us and certain Named Executive Officers. Mr. Durham purchased 15,734 shares, Mr. Sorensen purchased 7,867 shares and Mr. Moffitt purchased 2,622 shares. We loaned the funds necessary to purchase the stock to each of the Named Executive Officers. See "Certain Relationships and Related Transactions -- Transactions with Management." All of such shares were subject to vesting requirements similar to the canceled options. Accordingly, one-half of the shares purchased by each Named Executive Officer were time vested shares, which vested in equal increments over a five-year period commencing January 1, 1998, and the remaining one-half of the shares purchased by each Named Executive Officer were performance vested shares, which vested in equal increments over a five-year period commencing January 1, 1998, provided we had achieved a specified market value of equity applicable to such increment. For purposes of the performance vested shares, our market value of equity was determined pursuant to a formula based upon our adjusted earnings. The terms of the restricted stock purchase agreements provided for partial vesting of the performance vested shares if more than 80% of the applicable market value of equity was achieved. The restricted stock purchase agreements also provided for accelerated vesting in the event of a change of control. The Transactions accelerated the vesting of the restricted stock, and these shares of restricted stock were part of the Management Equity Rollover or the Investor Share Purchase.

     Pursuant to the recapitalization agreement, we adopted a 2000 stock-based incentive compensation plan. The 2000 plan became effective as of the consummation of the Transactions and authorizes grants to our management employees as designated by the compensation committee of our board of directors of nonqualified stock options or restricted stock covering 51,010 shares of our common stock. As of July 20, 2000, we had granted restricted stock covering 32,750 shares of common stock and options to acquire 10,030 shares of common stock. The options or restricted common stock will vest as follows: (1) one-sixth are "time-vested" options or shares, which means they will vest on January 1, 2001, so long as the recipient is still our employee on such date, and (2) the remainder are "performance vested" options or shares, which will vest in equal increments over a five-year period commencing on December 31, 2000 as follows: (a) vesting in full, if 100% or more of the applicable target market value of equity is achieved as of the end of the applicable calendar year and
(b) partial vesting if more than 90% of the applicable target market value of equity is achieved as of the end of the applicable calendar year. Moreover, all performance vested options or shares not previously vested in accordance with the preceding sentence will vest automatically in full on December 31, 2009 so long as the recipient is still our employee on such date.

PENSION PLANS

     The following table shows the estimated annual benefits payable under our tax-qualified defined benefit pension plan in specified final average earnings and years of service classifications.

                     HUNTSMAN PACKAGING PENSION PLAN TABLE

                                            YEARS OF BENEFIT SERVICE AT RETIREMENT
                             --------------------------------------------------------------------
FINAL AVERAGE COMPENSATION     10        15        20        25        30        35         40
--------------------------   -------   -------   -------   -------   -------   -------   --------
         $100,000            $16,000   $24,000   $32,000   $40,000   $48,000   $56,000   $ 64,000
          125,000             20,000    30,000    40,000    50,000    60,000    70,000     80,000
          150,000             24,000    36,000    48,000    60,000    72,000    84,000     96,000
          175,000             25,600    38,400    51,200    64,000    76,800    89,600    102,400
          200,000             25,600    38,400    51,200    64,000    76,800    89,600    102,400

     Our current pension plan benefit is based on the following formula: 1.6% of final average compensation multiplied by years of credited service, minus 1.5% of estimated Social Security benefits multiplied by years of credited service (with a maximum of 50% of Social Security benefits). Final average compensation is based on the highest average of three consecutive years of compensation. Covered compensation for purposes of the pension plan includes compensation earned with our former affiliates. The Named Executive Officers were participants in the pension plan in 1999. The final average compensation for purposes of the pension plan in 1999 for each of the Named Executive Officers is $160,000, which is the maximum that can be considered for the 1999 plan year under federal regulations. Federal regulations also provide that the maximum annual benefit paid from a qualified defined benefit plan cannot exceed $130,000 as of January 1, 1999. Benefits are calculated on a straight line annuity basis. The benefit amounts under the pension plan are offset for Social Security as described above.

     The number of completed years of credit service as of December 31, 1999 under our pension plan for the named executive officers participating in the plan were as follows:

NAME                                                    YEARS OF CREDITED SERVICE
----                                                    --------------------------
Richard P. Durham(1)..................................              14
Jack E. Knott(1)......................................              14
Scott K. Sorensen.....................................              2
Ronald G. Moffitt(1)..................................              5

---------------
(1) The years of credited service under the pension plan include 12 years of service credited with affiliates of Huntsman Packaging for Mr. Durham, 12 years of service credited with affiliates of Huntsman Packaging for Mr. Knott, and three years of service credited with affiliates of Huntsman Packaging for Mr. Moffitt. The benefit calculation upon retirement under our pension plan is calculated by multiplying years of credited service by a fraction representing that part of total credited service for which services were provided to us.

EMPLOYMENT AGREEMENTS

     On May 31, 2000, we entered into five-year employment agreements with each of Richard P. Durham, Jack E. Knott, Scott K. Sorensen and Ronald G. Moffitt. The employment agreements provide for the payment of a base salary, plus a bonus, at least four weeks paid vacation per year, participation in our leased car program and participation in our other employee benefit programs, including our management incentive program, and include non-disclosure of confidential information provisions and a non-compete provision for one year following the executive officer's termination of employment with us (unless termination is due to the term expiring). Each executive officer has agreed in his respective employment agreement that any inventions, improvements, technical or software developments, trademarks, patents and similar information relating to us or our business, products or services conceived, developed or made by such executive officer while employed by us belong to us. In addition, if the executive officer's employment with us terminates for any reason, we will have the right under the employment agreements to repurchase the shares of our common stock owned by such executive officer at a purchase price equal to their fair market value. The base salary for each of Messrs. Durham, Knott, Sorensen and Moffitt as of the date of this prospectus are $500,000, $300,000, $250,000 and $190,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to May 31, 2000, our board of directors had designated an executive committee, which was comprised of Jon M. Huntsman and Richard P. Durham, to perform the duties of a compensation committee for us. Richard P. Durham is our President and Chief Executive Officer and Jon M. Huntsman was our Chairman of the Board. As of May 31, 2000, Richard P. Durham and Timothy J. Walsh comprise the Compensation Committee and perform such duties.

     Richard P. Durham serves as a director of Huntsman Corporation, but is not one of the people who performs the duties of a member of the compensation committee of Huntsman Corporation.

COMPENSATION OF DIRECTORS

     Prior to May 31, 2000, each director received an annual fee of $25,000. As of May 31, 2000, each director who is not an employee of either Huntsman Packaging or Chase Capital Partners will receive an annual fee of $25,000. Currently, all of our directors are employees of either us or Chase Capital Partners.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the ownership of our common stock as of July 20, 2000 by

     - each person known to own beneficially more than 5% of the common stock,

     - each of our directors,

     - each of our executive officers, and

     - all of our executive officers and directors as a group.

     The amounts set forth in the table and footnotes below do not include shares of restricted common stock issued under the 2000 plan as outstanding because they are subject to vesting requirements that have not yet been met.

     Notwithstanding the beneficial ownership of common stock presented below, the stockholders' agreement governs the stockholders' exercise of their voting rights with respect to election of directors and certain other material events. The parties to the stockholders' agreement have agreed to vote their shares to elect the board of directors as set forth therein. See "Certain Relationships and Related Transactions."

     The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

     Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

                                                               NUMBER OF
                                                               SHARES OF
                                                              COMMON STOCK
                                                              BENEFICIALLY    PERCENT OF
NAME OF BENEFICIAL OWNER                                         OWNED          CLASS
------------------------                                      ------------    ----------
Chase Domestic Investments, L.L.C.(1).......................     339,792         60.5%
The Christena Karen H. Durham Trust(2)......................     158,917         29.5
Richard P. Durham(3)........................................      28,289          5.2
Jack E. Knott(4)............................................       8,902          1.6
Scott K. Sorensen(5)........................................       7,423          1.4
Ronald G. Moffitt(6)........................................       2,832            *
Donald J. Hofmann, Jr.(7)...................................                        *
Timothy J. Walsh(7).........................................                        *
John M. B. O'Connor(7)......................................                        *
Richard D. Waters(7)........................................                        *
All directors and executive officers as a group (8
  persons)..................................................      47,446          8.7

---------------
    * Less than 1%.

 (1) Chase Domestic Investments, L.L.C. is an affiliate of Chase Capital Partners and its address is c/o Chase Capital Partners, 1221 Avenue of the Americas, New York, New York 10020. Includes 22,486 shares of common stock which are issuable upon exercise of the Preferred Stock Warrants.

 (2) The address of The Christena Karen H. Durham Trust is c/o First Security Trust Company of Nevada, 530 Las Vegas Boulevard South, 4th Floor, Las Vegas, Nevada 89101, Attention: Mark Dreschler. The Trust was established for the benefit of Christena H. Durham and her children. Christena H. Durham is the wife of Richard P. Durham. Richard P. Durham disclaims beneficial ownership of the shares of common stock owned by the Trust.

 (3) Does not include 14,500 shares of restricted common stock issued under the 2000 plan that do not vest until the time and performance conditions discussed under "Management -- Stock Options and Restricted Stock" are met.

 (4) Represents shares of common stock issuable upon exercise of options that are immediately exercisable. Does not include 7,750 shares of restricted common stock issued under the 2000 plan that do not vest until the time and performance conditions discussed under "Management -- Stock Options and Restricted Stock" are met.

 (5) Does not include 6,750 shares of restricted common stock issued under the 2000 plan that do not vest until the time and performance conditions discussed under "Management -- Stock Options and Restricted Stock" are met.

 (6) Does not include 3,750 shares of restricted common stock issued under the 2000 plan that do not vest until the time and performance conditions discussed under "Management -- Stock Options and Restricted Stock" are met.

 (7) Each of Messrs. Hofmann, Walsh, O'Connor and Waters may be deemed the beneficial owner of the shares of common stock and New Preferred Stock Warrants owned by Chase Domestic Investments, L.L.C. due to their status as either a General Partner or Partner of Chase Capital Partners, which controls Chase Domestic Investments, L.L.C.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH HUNTSMAN CORPORATION

     Prior to the Transactions, we had entered into a services agreement with Huntsman Corporation pursuant to which Huntsman Corporation provided us with most of our insurance coverage, administered our employee benefit plans, rented to us corporate headquarters space and provided other services to us. Under that services agreement, we paid Huntsman Corporation $2.2 million, $2.3 million and $2.6 million in 1999, 1998 and 1997, respectively. In addition to amounts paid for services provided under the services agreement, we also reimbursed Huntsman Corporation for insurance premiums and certain other expenses incurred on our behalf. Prior to the Transactions, the most significant services provided under the services agreement were as follows:

     - Our principal executive offices were leased from Huntsman Headquarters Corporation, an indirect wholly owned subsidiary of Huntsman Corporation.

     - We obtained most of our insurance coverage under policies of Huntsman Corporation. We reimbursed Huntsman Corporation for insurance premiums they pay on our behalf. The reimbursement payments were based on premium allocations which are determined in cooperation with Huntsman Corporation's independent insurance broker.

     - We contracted with Huntsman Corporation for administration of our employee benefit plans.

     In connection with the Transactions, most of the services provided under the services agreement were discontinued. Currently, the only services purchased from Huntsman Corporation under the services agreement are the lease of our headquarters and administration of our employee benefit plans. These services will end by approximately September 30, 2000. We have entered into a lease for new office space with an unaffiliated third party and expect to relocate our corporate offices in the third quarter of 2000. We intend to provide for our own employee benefit administration, either internally or through unaffiliated third party providers.

     We purchase some of our polyethylene resins from Huntsman Polymers Corporation, a wholly owned subsidiary of Huntsman Corporation. All resin is purchased at arm's length at prevailing market prices.

     During 1999 and 1998, we paid a management fee in the amount of $150,000 and $133,333, respectively, to Huntsman Financial Corporation, an affiliate of Huntsman Corporation, for consulting services provided to us by Jon M. Huntsman. At May 31, 2000, this consulting agreement was terminated.

TRANSACTIONS WITH MANAGEMENT

     On May 31, 2000, we issued restricted stock under the terms of our 2000 plan to each of our executive officers in the following amounts:

     (a) Richard P. Durham -- 2,417 time-vested shares and 12,083 performance-vested shares in exchange for a promissory note of $7,005,389;

     (b) Jack E. Knott -- 1,292 time-vested shares and 6,458 performance-vested shares in exchange for a promissory note of $3,744,260;

     (c) Scott K. Sorensen -- 1,125 time-vested shares and 5,625 performance-vested shares in exchange for a promissory note of $3,261,129; and

     (d) Ronald G. Moffitt -- 625 time-vested shares and 3,125 performance-vested shares in exchange for a promissory note of $1,811,739.

     Each promissory note bears interest at 7% per annum and principal on such promissory note is payable in three equal annual installments beginning on May 31, 2006. Interest payable on each promissory note from May 31, 2000 to May 31, 2006 is payable in three equal installments beginning on May 31, 2006 and may be paid in additional promissory notes. Interest accruing from May 31, 2006 to May 31, 2007 is payable on May 31, 2007 in cash and interest accruing from May 31, 2007 to

May 31, 2008 must be paid in cash at maturity on May 31, 2008. Each promissory note is fully recourse to the executive officer and is secured by the shares of restricted stock owned by such executive officer.

     In connection with our split-off from Huntsman Corporation, we issued 7,000 shares of our Class C common stock to Richard P. Durham, our President and Chief Executive Officer and a director, in exchange for a $700,000 promissory note. This promissory note bears interest at 7% per annum and is payable over approximately 51 months. As of December 31, 1999, the outstanding balance on this note was $299,000.

     On February 22, 1999, we sold 26,223 shares of Class C common stock to certain members of our senior management. 15,734 of these shares were issued to Richard P. Durham, our President and Chief Executive Officer in exchange for a $1,573,400 promissory note; 7,867 of these shares were sold to Scott K. Sorensen, our Executive Vice President, Chief Financial Officer and Treasurer, in exchange for a $786,700 promissory note; and 2,622 shares were sold to Ronald
G. Moffitt, our Executive Vice President and General Counsel, Secretary, in exchange for a $262,200 promissory note. All of such notes bear interest at 7% per annum and were originally payable in three annual installments beginning in February 2002. Pursuant to the recapitalization agreement, each of these promissory notes receivable was amended on May 31, 2000 to provide that they are payable in three annual installments beginning on May 31, 2006.

     On August 7, 1998, we made an offer to the board of directors of Applied Extrusion Technologies, Inc., a publicly traded company, to purchase all of the outstanding shares of common stock of AET at $10.50 per share in a merger transaction. AET's board rejected the offer. On September 10, 1998, we made another offer to the board of directors of AET to purchase all of the outstanding shares of common stock of AET at $12.50 per share in a merger transaction. On September 14, 1998, HPC Investment, Inc., our wholly owned subsidiary, purchased shares of the common stock of AET from Richard P. Durham, our President and Chief Executive Officer, for an aggregate purchase price of $3.30 million, in an arms-length transaction approved by the Board of Directors of HPC Investment, Inc. Mr. Durham's original cost of acquiring those AET shares was approximately $3.33 million. AET's Board of Directors subsequently rejected our second offer, and we liquidated our entire investment in AET stock.

     In connection with our exploring options to monetize Jon M. Huntsman's approximate 61% interest, we adopted a Retention Bonus Plan for our eligible employees effective as of March 1, 2000. The purpose of the retention plan was to encourage our senior management and other key employees to continue their employment with us during this period of exploring strategic alternatives. Pursuant to the retention plan, we are required to pay bonuses to those who remain our employees for six months following the completion of the Transactions. Under the retention plan we will pay Messrs. Durham, Knott, Sorensen and Moffitt $125,000, $75,000, $62,500 and $47,500, respectively, if they meet the six-month continued employment requirement following the consummation of the Transactions.

     During 1999 and 1998, we made charitable contributions of $1,000,000 and $500,000, respectively, to the Huntsman Cancer Institute, a public charity. Jon
M. Huntsman, our former Chairman of the Board of Directors, and Richard P. Durham, our President and Chief Executive Officer, serve on the Board of Trustees of the Huntsman Cancer Institute. These charitable contributions ceased as of May 31, 2000.

TRANSACTIONS BETWEEN HUNTSMAN PACKAGING AND NEW STOCKHOLDERS

  Common Stock Registration Rights Agreement

     Pursuant to the registration rights agreement entered into on May 31, 2000, we granted to Chase Domestic Investments, L.L.C., the Trust, the Management Investors, the holders of our Preferred Stock Warrants and the holders of the Note Warrants certain "demand" and "piggyback" registration rights for the registration under the Securities Act of the shares of common stock owned by them. Under the registration rights agreement, upon request of holders holding in excess of 50% of the shares of common stock held by Chase Domestic Investments, L.L.C. and its transferees and affiliates (the "Requisite Investor Stockholders"), we are required to use our best efforts to register the shares. The Requisite Investor Stockholders will be entitled to request two demand registrations. Also, if we are not a public company or sold to a third party prior to May 31, 2005, the Trust and its transferees and affiliates will be entitled to request one demand registration. Further, at any time 60 days after our initial public offering, holders holding in excess of 60% of the shares of common stock underlying the Preferred Stock Warrants and holders holding in excess of 60% of the shares of common stock underlying the Note Warrants will each be entitled to exercise one demand registration. At any time after we have qualified for use of Form S-3, all parties to the registration rights agreement will have the right to request that we effect a registration under the Securities Act of their shares of common stock, subject to customary "blackout" and "cutback" provisions. The stockholders and holders of the Preferred Stock Warrants and Note Warrants party to the registration rights agreement also may request that we use our best efforts to register shares of common stock held by them in other registrations initiated by us on our own behalf or on behalf of any other stockholder. We must pay all reasonable out-of-pocket costs and expenses, other than underwriting discounts and commissions, of any registration under the registration rights agreement. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights in connection with the registration of common stock on behalf of the stockholders, holders of the Preferred Stock Warrants and holders of the Note Warrants party to the registration rights agreement.

     The above summary of certain provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

  The Stockholders' Agreement

     The stockholders' agreement entered into on May 31, 2000 governs the exercise of voting rights by our stockholders', including holders of our Preferred Stock Warrants who exercise their warrants for common stock, with respect to the election of directors and certain other material events. The parties to the stockholders' agreement agreed initially to vote their shares of common stock to elect (i) four directors designated by Chase Domestic Investments, L.L.C., (ii) two directors designated by the Trust and (iii) one director designated by the Management Investors. At the request of the Requisite Investor Stockholders, the size of our board of directors may be increased from seven to nine. If so increased, one of the two additional directors will be designated by Chase Domestic Investments, L.L.C. and the other will be designated by the Management Investors.

     The provisions of the stockholders' agreement also govern:

     - restrictions on the transfer of shares of common stock and the Preferred Stock Warrants;

     - preemptive rights for holders of our common stock and Preferred Stock Warrants to purchase certain equity securities to be issued by us in the amounts required to maintain their percentage ownership;

     - stockholder or company rights of first refusal to purchase certain shares of our common stock to be sold by other stockholders;

     - agreement by stockholders and holders of the Preferred Stock Warrants to consent to the sale of all of, or a controlling interest in, us to a third party, if such sale is approved by our board of directors, and to sell their shares of common stock and Preferred Stock Warrants if so required;

     - rights of stockholders and holders of the Preferred Stock Warrants to participate in certain sales of the shares of our common stock by other stockholders; and

     - rights of holders of our common stock and Preferred Stock Warrants to receive certain financial and other information.

     The above summary of certain provisions of the stockholders' agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the stockholders' agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

  Credit Facilities and Offering of Old Notes

     The Chase Manhattan Bank is the syndication agent and its affiliate, The Chase Manhattan Corporation, is a lender under our credit facilities. The Chase Manhattan Bank was also a lender under our prior credit facility, and as a result, received a portion of the proceeds from the financing for the Transactions. Chase Securities, Inc., which was one of the initial purchasers in the offering of the Old Notes, The Chase Manhattan Bank and The Chase Manhattan Corporation are each affiliates of Chase Domestic Investments, L.L.C., which owns approximately 58% of our outstanding common stock and 52% of our Preferred Stock and has the right under the stockholders' agreement to appoint up to five of our directors. Chase Domestic Investments, L.L.C. is an affiliate of Chase Capital Partners. Donald J. Hofmann, Jr., Timothy J. Walsh and John M. B. O'Connor, who serve as our directors, are General Partners of Chase Capital Partners, and Richard D. Waters, who also serves as one of our directors, is a Partner of Chase Capital Partners.

                        DESCRIPTION OF CREDIT FACILITIES

     The following is a summary of the material terms of the our credit facilities with Chase Securities Inc., as sole and exclusive advisor, lead arranger and lead book manager, The Chase Manhattan Bank, as sole and exclusive syndication agent, Bankers Trust Company, as administrative agent and collateral agent, The Bank of Nova Scotia, as documentation agent, and a syndicate of banking and financial institutions who became parties thereto. The following summary is qualified in its entirety by reference to the definitive documentation for the credit facilities, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

  The Facilities

     Structure.  The credit facilities provide for

     - tranche A facility in an aggregate principal amount of up to $200.0 million;

        -- $40.0 million of the tranche A facility is available to our principal
           Mexican subsidiary;

     - tranche B facility in an aggregate principal amount of up to $280.0 million; and

     - revolving credit facility in an aggregate principal amount of up to $100.0 million.

        -- Up to $30.0 million (plus an additional amount up to $40.0 million to support certain borrowings by our principal Mexican subsidiary) of the revolving credit facility is available in the form of letters of credit.

     Availability. The full amounts of the tranche A facility and the tranche B facility were drawn on May 31, 2000 to finance a portion of the Transactions. Amounts borrowed under the tranche A facility and the tranche B facility that are repaid or prepaid may not be reborrowed. Loans and letters of credit under the revolving credit facility are available on and after May 31, 2000 and at any time prior to the final maturity of the revolving credit facility in specified minimum principal amounts. Amounts repaid under the revolving credit facility may be reborrowed.

  Interest

     The interest rates under the revolving credit facility and the tranche A facility are, at our option, Adjusted LIBOR plus 2.50% or ABR plus 1.50%, in each case subject to certain adjustments. Adjusted LIBOR is the London inter-bank offered rate adjusted for statutory reserves. ABR is the alternate base rate, which is the higher of Bankers Trust Company's prime rate or the federal funds effective rate plus 1/2 of 1%. The interest rates under the tranche B facility are, at our option, Adjusted LIBOR plus 3.00% or ABR plus 2.00%. Huntsman Packaging may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings. The calculation of interest is on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest is payable at the end of each interest period and, in any event, at least every three months.

  Fees

     We pay certain fees with respect to the credit facilities, including (a) 0.50% per annum on the undrawn portion of the commitments in respect of the credit facilities, which began to accrue on May 31, 2000 and is payable quarterly in arrears after May 31, 2000, subject to certain adjustments and (b) a fee at a per annum rate equal to the spread over Adjusted LIBOR under the revolving credit facility accruing on the aggregate face amount of outstanding letters of credit under the revolving credit facility, which is payable in arrears at the end of each quarter and upon the termination of the revolving credit facility, in each case for the actual number of days elapsed over a 360-day year. The fees referred to in (b) are distributed to the lenders participating in the revolving credit facility pro rata in accordance with the amount of each such lender's revolving credit facility commitment. In addition, we pay to the issuing bank, for its own account, (i) a per annum fronting fee on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the revolving credit facility, in each case for the actual number of days elapsed over a 360-day year, and (ii) customary issuance and administration fees. We also pay the administrative agent a customary annual administration fee.

  Guarantees; Security

     Our obligations under the credit facilities, under the related security documentation and under any interest protection or other hedging arrangements entered into by us with a lender (or any affiliate thereof) are unconditionally guaranteed by each of our existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences would result therefrom, foreign) restricted subsidiaries.

     These obligations are secured by substantially all of our assets (subject to customary exceptions) and by the assets of each of our existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences would result therefrom, foreign) restricted subsidiaries, including but not limited to

     - a first-priority pledge of all capital stock held by us or any other of our domestic (and, subject to the foregoing limitation, foreign) restricted subsidiaries and held by subsequently acquired or organized restricted subsidiaries of ours (which pledge, in the case of any foreign subsidiaries, is limited to 65% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to us), and

     - a perfected first-priority security interests in and, in some cases, mortgages on, substantially all of our tangible and intangible assets and on those of each of our existing or subsequently acquired or organized domestic (and, subject to the foregoing limitation, foreign) restricted subsidiaries (including but not limited to accounts receivable, inventory, real property, equipment, trademarks, other intellectual property, licensing agreements, cash and proceeds of the foregoing).

  Commitment Reductions and Repayments

     The tranche A facility matures on May 31, 2006 and amortizes on a quarterly basis, commencing with the quarter ended September 30, 2001. The tranche B facility matures on May 31, 2008, and amortizes on an annual basis in nominal amounts for the period from June 30, 2001 to June 30, 2006 and amortizes on a quarterly basis for the period beginning June 30, 2007 and ending on the final maturity date. The revolving credit facility matures on May 31, 2006.

  Affirmative, Negative and Financial Covenants

     Affirmative Covenants. The credit facilities contain a number of affirmative covenants including, among others:

     - delivery of financial statements and other information;

     - notices of material events;

     - information regarding collateral;

     - existence;

     - conduct of business;

     - payment of obligations;

     - maintenance of properties;

     - insurance;

     - casualty and condemnation;

     - maintenance of books and records;

     - inspection and audit rights;

     - compliance with laws;

     - use of proceeds and letters of credit;

     - additional subsidiaries;

     - further assurances; and

     - interest rate hedging.

     Negative Covenants. The credit facilities contain a number of negative covenants including, among others:

     - indebtedness;

     - liens;

     - fundamental changes;

     - investments, loans, advances, guarantees and acquisitions, subject to exceptions for certain permitted acquisitions

     - certain equity securities;

     - asset sales;

     - sale and lease-back transactions;

     - hedging agreements;

     - restricted payments;

     - certain payments of indebtedness;

     - transactions with affiliates;

     - restrictive agreements;

     - amendment of material documents; and

     - designated senior debt.

     Financial Covenants. The credit facilities contain a number of financial covenants, including, among others:

     - a maximum ratio of debt to EBITDA;

     - a minimum interest coverage ratio; and

     - maximum capital expenditures.

  Events of Default

     The credit facilities contain customary events of default, including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, cross default to certain other indebtedness, bankruptcy events, ERISA events, material judgments and liabilities, actual or asserted invalidity of security interests and change of control.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of 10,000,000 shares of common stock, no par value, and 200,000 shares of preferred stock, no par value. As of July 20, 2000, 574,006 shares of our common stock (of which 32,750 shares are subject to vesting requirements which have not yet been met) and 100,000 shares of preferred stock were outstanding. The outstanding shares of common stock consist of 572,356 shares issued upon consummation of the Transactions on May 31, 2000 and 1,650 shares of common stock issued on July 17, 2000 in a private placement offering to members of our senior management who were not Management Investors. In the private placement offering, we received cash consideration of $483.13 per share, or approximately $800,000 in the aggregate.

     In addition, at July 20, 2000, we had reserved for issuance the 43,242 shares of common stock underlying the Preferred Stock Warrants, the 18,532 shares of common stock underlying the Note Warrants, the 10,030 shares of common stock underlying the options granted under the 2000 plan, the 8,230 shares of common stock which remain available for issuance under the 2000 plan and the 8,902 shares of common stock underlying the options granted to Mr. Knott under the 1998 plan.

     The following are summaries of the terms of the common stock and the preferred stock. Such summaries do not purport to be complete and are subject in all respects to our articles of incorporation and bylaws and the preferred stock warrant agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. For a summary of the terms of our Note Warrants, please see "Description of the Note Warrants."

COMMON STOCK

     Subject to the rights of holders of any outstanding preferred stock, the holders of common stock are entitled to receive dividends when and as declared by our Board of Directors out of our assets legally available for distribution.

     The holders of common stock are entitled to one vote per share on all matters on which the holders of the common stock are entitled to vote. The holders of common stock do not have cumulative voting rights; as a result, the holders of a majority of the shares of common stock represented at a meeting can elect all the directors standing for election at the meeting. See "Risk
Factors -- Concentration of Ownership and Control."

     The holders of common stock do not have any exchange, redemption or preemptive rights (however, pursuant to the Stockholders Agreement, we have granted preemptive rights to acquire additional shares of the common stock). See "Certain Relationships and Related Transactions." In the event of the liquidation, dissolution or winding up of the Company, the holders of common stock would be entitled to share ratably, subject to the liquidation preferences of any preferred stock then outstanding, in our assets legally available for distribution.

     Fully-paid shares of common stock are not liable to further calls or assessments by us and holders of common stock are not liable for any of our liabilities.

PREFERRED STOCK

     We are authorized to issue up to 200,000 shares of preferred stock. Of this amount, 100,000 shares have been designated as Series A Cumulative Exchangeable Redeemable Preferred Stock (the "Preferred Stock"). The preferences, limitations and relative rights of the remaining 100,000 shares of preferred stock have not been established.

     A summary description of the Preferred Stock may be found under the heading "-- Description of Preferred Stock."

     Our board of directors has authority to issue, without any further action by our shareholders, one or more additional series of preferred stock, and to determine at the time of issuance the number, designation, preferences, limitations and relative rights of such additional series of preferred stock. The holders of additional series of preferred stock, if issued, will be entitled to such voting rights as our board of directors shall determine in its discretion, subject to the limitations set forth in the Articles of Incorporation. As a result, our board of directors, without shareholder approval, could authorize the issuance of preferred stock with rights which could adversely affect the rights of the holders of common stock. Any future issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. Other than the Preferred Stock issued as part of the Transactions, we presently have no plans to issue any additional series of preferred stock.

DESCRIPTION OF PREFERRED STOCK

     Dividends. Dividends on the Preferred Stock accrue from the issue date at an annual rate of 14%. We have the option to pay dividends in cash or to have the dividends accrue and compound quarterly. After May 31, 2005, however, the annual dividend rate increases to 16% unless we pay dividends in cash. The annual dividend rate also increases to 16% if we fail to comply with certain of our obligations or upon certain events of bankruptcy. The credit facilities will prohibit and the Indenture restricts our ability to pay cash dividends on the Preferred Stock.

     Voting Rights. Holders of the Preferred Stock have no voting rights, except as otherwise required by law and except in certain circumstances, including:

     -  amending certain rights of the holders of the Preferred Stock; and

     - the issuance of any class of equity securities that ranks on par with or senior to the Preferred Stock.

     Ranking. The Preferred Stock is, with respect to dividend and liquidation rights, our most senior class or series of capital stock. We may not issue any capital stock which ranks equal or senior to the Preferred Stock in terms of dividend and liquidation rights without the approval of holders of at least a majority of the shares of outstanding Preferred Stock.

     Exchange Rights. We may, at our option, exchange the Preferred Stock for 14% senior subordinated exchange notes so long as such exchange and the associated debt incurrence is permitted by our existing debt instruments, but no holder of Preferred Stock may be required to make the exchange without its consent.

     Redemption. We must redeem the Preferred Stock at a price equal to its liquidation preference of $1,000 per share, plus accumulated dividends, on May 31, 2011. On or after May 31, 2003, we may redeem the Preferred Stock at our option, in whole or in part, at a redemption price of:

     - 107% of the sum of the liquidation preference plus accrued and unpaid dividends if redeemed prior to May 31, 2004;

     - 103% of the sum of the liquidation preference plus accrued and unpaid dividends if redeemed on or after May 31, 2004 and prior to May 31, 2005; and

     - 100% of the sum of the liquidation preference plus accrued and unpaid dividends if redeemed at any time on or after May 31, 2005.

     In addition, prior to May 31, 2003, we may redeem the Preferred Stock, at any time, at our option, in whole or in part, at the higher of

        (x) a redemption price (expressed as a percentage of the sum of the liquidation preference plus all accrued and unpaid dividends, if any) equal to 115%; and

        (y) the present value as of the redemption date of the redemption price that would be payable if the Preferred Stock were redeemed on May 31, 2003 (assuming dividends were to accrue and be unpaid through May 31, 2003) determined by discounting such redemption price at a rate equal to the then current yield on a treasury note with a maturity date corresponding closest to May 31, 2003 plus 100 basis points.

     The credit facilities prohibit and the Indenture restricts our ability to redeem the Preferred Stock.

     Change of Control Offer. Before we consummate a change of control, we must give holders of the Preferred Stock the opportunity to sell us their Preferred Stock at 103% of the sum of the liquidation preference plus accrued and unpaid dividends and either obtain the consent of the lenders under the credit facilities and the holders of the Notes, if required, or repay such debt to comply with this repurchase obligation.

     Certain Restrictive Provisions. The articles of incorporation or the purchase agreement for the Preferred Stock limit our ability to, among other things:

     - issue stock that ranks senior to or equally with the Preferred Stock, including additional shares of Preferred Stock;

     - pay dividends and make distributions on, or redeem, capital stock that ranks junior to the Preferred Stock;

     -  enter into transactions with affiliates;

     -  merge, consolidate, recapitalize, dissolve or liquidate; and

     -  amend or modify our articles of incorporation.

     These covenants are subject to a number of important exceptions.

DESCRIPTION OF PREFERRED STOCK WARRANTS

     Exercise Period. The holders of Preferred Stock Warrants may exercise them at any time prior to May 31, 2011.

     Exercise Price. The Preferred Stock Warrants have a nominal exercise price of $.01 per share, which may be paid at the holder's option in cash or surrender of Preferred Stock Warrants with a value equal to the exercise price. The Preferred Stock Warrants contain customary anti-dilution provisions with respect to stock splits and combinations, stock dividends, below market issuances, distributions of securities or other unusual distributions of cash or other assets, mergers, consolidations and reorganizations.

     Dividend Rights. We may not pay dividends on our common stock unless the holders of the Preferred Stock Warrants receive a pro rata portion of such dividends on a basis as if they had exercised the Preferred Stock Warrants immediately prior to such dividend.

     Board Attendance Rights. The holders of at least a majority of the common stock issued or issuable upon exercise of the Preferred Stock Warrants are entitled to designate one non-voting representative to attend all meetings of our board of directors and committees thereof.

     Other Rights. Holders of the Preferred Stock Warrants are party to the registration rights agreement and the stockholders agreement entered into on May 31, 2000. See "Certain Relationships and Related Transactions -- Transactions between Huntsman Packaging and New Stockholders."

UTAH CONTROL SHARES ACQUISITION ACT

     The Utah Control Shares Acquisition Act (the "Control Shares Act") provides that, when a person or group acquires shares (or the power to direct the voting of shares) of a corporation that is subject to the Control Shares Act equal to or in excess of 20%, 33 1/3% or a majority of the voting power of the corporation, the acquiror is not permitted to vote (or to direct the voting of) the shares unless a majority of the corporation's shares (voting in voting groups, if applicable), excluding shares held by the acquiror or by the officers and employee-directors of the corporation, approve a resolution granting the acquiror the right to vote the shares. Shareholder approval may occur at the next meeting of the shareholders or, if the acquiror requests a special meeting and agrees to pay the associated costs of the corporation for the requested special meeting, at the requested special meeting of the shareholders (to be held within 50 days of the corporation's receipt of the request by the acquiror).

     If authorized by the corporation's articles of incorporation or bylaws, the corporation may redeem the acquiror's shares at their fair market value if the acquiror does not file an "acquiring person statement." Our articles of incorporation and bylaws do not provide for redemption of an acquiror's shares in the event the acquiror fails to file an "acquiring person statement." An acquiror's shares are not subject to redemption after an "acquiring person statement" has been filed unless the shares are not accorded full voting rights by the shareholders. If the acquiror obtains the right to vote, and if the acquiror obtains a majority of the voting power of the corporation, the shareholders may be entitled to dissenters' rights.

     The Control Shares Act does not apply if (a) a corporation's articles of incorporation or bylaws provide that the Control Shares Act does not apply, (b) the acquisition of shares of the corporation is consummated pursuant to a merger (to which the corporation is a party), or (c) under certain other specified circumstances. In addition, the Control Shares Act applies only to Utah corporations that (a) have 100 or more shareholders, (b) have their (i) principal place of business, (ii) principal office, or (iii) substantial assets in the State of Utah, and (c) have (i) more than 10% of their shareholders who are residents of Utah, (ii) more than 10% of their shares owned by Utah residents, or (iii) 10,000 or more shareholders who are residents of Utah.

     Our articles of Incorporation and bylaws contain no additional provision restricting transactions with interested shareholders or other takeover situations, nor do they contain provisions opting out of the Control Shares Act.

                            DESCRIPTION OF THE NOTES

     Definitions of certain terms used in this Description of the Notes may be found under the heading "-- Certain Definitions." For the purposes of this section, the term "Company" refers only to Huntsman Packaging Corporation and not any of its subsidiaries. Certain of the Company's Subsidiaries will guarantee the Notes. In addition, certain of the Company's subsidiaries formed or acquired in the future, if any, will be required to guarantee the Notes and therefore will be subject to many of the provisions contained in this Description of the Notes. Each company which guarantees the Notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

     The Company issued the Old Notes and will issue the New Notes under the Indenture, dated as of May 31, 2000, among the Company, the Note Guarantors and The Bank of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Company and of each Note Guarantor under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

     On May 31, 2000, the Company issued 220,000 units, consisting of $220.0 million aggregate principal amount of Old Notes and Note Warrants to purchase 18,532 shares of common stock. The Notes and the Note Warrants will not be separately transferable until the earlier of November 27, 2000 or the date of effectiveness of the registration statement of which this prospectus forms a part. The terms of the New Notes are identical in all material respects to the Old Notes, except the New Notes will not contain transfer restrictions and holders of New Notes will no longer have any registration rights or be entitled to any liquidated damages. The Trustee will authenticate and deliver New Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the exchange offer, together with the New Notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding New Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the Old Notes and New Notes then outstanding.

     The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs your rights as Holders.

OVERVIEW OF THE NOTES AND THE NOTE GUARANTEES

  The Notes

     The Old Notes are, and the New Notes will be:

     - general unsecured obligations of the Company;

     - subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

     - pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company;

     - senior in right of payment to any future Subordinated Obligations of the Company;

     - effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

     - effectively subordinated to all liabilities (including trade payables) and Preferred Stock of each Subsidiary of the Company which is not guaranteeing the Notes, and any other future Subsidiaries which do not guarantee the Notes.

  The Note Guarantors

     The Old Notes are, and the New Notes will be, guaranteed by each of the following domestic Restricted Subsidiaries of the Company:

     - Edison Plastics International, Inc.;

     - Huntsman Bulk Packaging Corporation;

     - Huntsman Container Corporation International;

     - Huntsman Edison Films Corporation;

     - Huntsman Film Products of Mexico, Inc.;

     - Huntsman KCL Corporation;

     - Huntsman Packaging Georgia, Inc.; and

     - Huntsman Packaging of Canada, LLC.

     The Old Notes and the New Notes will not be guaranteed by Restricted Subsidiaries which also do not guarantee any Senior Indebtedness, currently consisting of the following:

     - Aspen Industrial S.A. de C.V.;

     - Edison Exports, Inc. FSC Limited;

     - Huntsman Film Products of Canada Ltd.;

     - Huntsman Film Products GmbH;

     - Huntsman Film Products Pty, Ltd.;

     - Huntsman Film Products, UK, Limited;

     - Mexicana de Tintas S.A.; and

     - Nepsa de Mexico S.A. de C.V.

     The Old Notes and the New Notes will not be guaranteed by HPC Investment, Inc., which will be an Unrestricted Subsidiary. HPC Investment Inc. is currently inactive and does not have any material assets or liabilities.

     On a pro forma basis, the Restricted Subsidiaries that are not Note Guarantors would have generated 13.0% of the Company's net sales for the twelve months ended March 31, 2000, and would have accounted for 12.6% of the assets as of March 31, 2000 of the Company and its Subsidiaries on a consolidated basis.

  The Note Guarantees

     The Note Guarantee of each Note Guarantor and all Note Guarantees, if any, made by future Restricted Subsidiaries of the Company:

     - are general unsecured obligations of the applicable Note Guarantor;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor;

     - rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Note Guarantor;

     - are senior in right of payment to any future Subordinated Obligations of such Note Guarantor; and

     - are effectively subordinated to any Secured Indebtedness of such Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

     We issued the Old Notes in an aggregate principal amount of $220 million. The Old Notes are limited to $220,000,000 in aggregate principal amount and will mature on June 1, 2010. The Old Notes are, and the New Notes will be, in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. Each Note bears interest at a rate of 13% per annum from May 31, 2000, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually on June 1 and December 1 of each year, commencing December 1, 2000 to Holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date. We will pay interest on overdue principal at the rate borne by the Notes and, to the extent lawful, overdue installments of interest at such rate.

     Holders of Old Notes whose Old Notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from May 31, 2000 (the original issue date of the Old Notes) to the date of issuance of the New Notes. Consequently, Holders who exchange their Old Notes for New Notes will receive the same interest payment on December 1, 2000 (the first interest payment date with respect to the Old Notes and the New Notes following consummation of the exchange offer) that they would have received had they not accepted the exchange offer.

PAYING AGENT AND REGISTRAR

     We will pay the principal of, premium, if any, interest and liquidated damages, if any, on the Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as our agent in such matters. The location of the corporate trust office is 101 Barclay Street, New York, New York 10286. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses. Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes.

     We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Company may not redeem the Notes prior to June 1 , 2005. On or after that date, the Company may redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

YEAR                                                  REDEMPTION PRICE
----                                                  ----------------
2005..............................................         106.500%
2006..............................................         104.333%
2007..............................................         102.167%
2008 and thereafter...............................         100.000%

     Prior to June 1, 2003, the Company may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings by the Company at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

          (1) at least 65% of the original aggregate principal amount of the Notes remains outstanding; and

          (2) any such redemption by the Company must be made within 120 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

SELECTION

     If we partially redeem Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount will be redeemed in part. If we redeem any
Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages, if any, on, the Notes to be redeemed.

RANKING

     The Old Notes are, and the New Notes will be, unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all future Subordinated Obligations of the Company. The Old Notes are, and the New Notes also will be effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption
"-- Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

     The Company currently conducts certain of its operations through its Subsidiaries. To the extent any existing or future Subsidiary does not Guarantee the Notes, creditors of such Subsidiaries, including trade creditors and preferred stockholders (if any), generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company's creditors, including Holders. The Notes, therefore, will be effectively subordinated to claims of creditors, including trade creditors, and preferred stockholders (if any) of Subsidiaries of the Company, including those formed or acquired in the future, that do not Guarantee the Notes. As of March 31, 2000, on a pro forma basis after giving effect to the Transactions and the use of proceeds therefrom, the Subsidiaries of the Company, other than those Subsidiaries that are Note Guarantors, would have had total liabilities, including trade payables, of approximately $59.3 million (excluding liabilities owed to the Company). Assuming that we had completed the Transactions as of March 31, 2000 and applied the net proceeds we receive from the Transactions in the manner described under the heading "Use of Proceeds," as of March 31, 2000, there would have been outstanding:

          (1) approximately $487.2 million of Senior Indebtedness of the Company, all of which would have been Secured Indebtedness (exclusive of unused commitments of $92.8 million under the Revolving Credit Facility);

          (2) no Senior Subordinated Indebtedness of the Company (other than the Notes) and no indebtedness of the Company that is subordinate or junior in right of payment to the Notes;

          (3) no Senior Indebtedness of the Note Guarantors (other than the guarantees of Indebtedness under the Credit Agreement); and

          (4) no Senior Subordinated Indebtedness of the Note Guarantors (other than the Note Guarantees), and no Indebtedness of the Note Guarantors that is subordinate or junior in right of payment to the Note Guarantees.

     Subject to certain conditions, the Indenture permits us to incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" below.

     "Senior Indebtedness" of the Company or any Note Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Note Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and all other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes or such Note Guarantor's Note Guarantee; provided, however, that Senior Indebtedness shall not include:

          (1) any obligation of the Company to any Subsidiary of the Company or of any Note Guarantor to the Company or any other Subsidiary of the Company;

          (2) any liability for Federal, state, local or other taxes owed or owing by the Company or any Note Guarantor;

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4) any Indebtedness or obligation of the Company or any Note Guarantor (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations;

          (5) any obligations with respect to any Capital Stock; or

          (6) any Indebtedness Incurred in violation of the Indenture, unless such Indebtedness was Incurred based on an Officers' Certificate of the Company (delivered in good faith after reasonable investigation) to the effect that the Incurrence of such Indebtedness did not violate the provisions of the Indenture.

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes. The Notes will rank pari passu in all respects with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium (if any) or interest on the Notes, or make any deposit pursuant to the provisions described under "-- Defeasance" below, and may not otherwise repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if:

          (1) any principal of, interest on, unpaid drawings for letters of credit in respect of, or regularly accruing fees with respect to any, Designated Senior Indebtedness of the Company is not paid when due, or

          (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

             (x) the default has been cured or waived and any such acceleration has been rescinded, or

             (y) such amounts due under Designated Senior Indebtedness have been paid in full;

provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

     During the continuance of any default (other than a default described in clause (1) or (2) above) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice, specified as a "Notice of Default" and describing with particularity the default under such Designated Senior Indebtedness (a "Blockage Notice"), of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

          (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice,

          (2) by repayment in full of such Designated Senior Indebtedness, or

          (3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the second preceding sentence and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period, including any missed payments.

     Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior

Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

          (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment of principal of or interest on the Notes; and

          (2) until such Senior Indebtedness is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of the Notes may receive:

             (i) Capital Stock; and

             (ii) debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Notes.

     If a payment or distribution is made to Holders of the Notes that due to the subordination provisions of the Indenture should not have been made to them, such Holders will be required to hold it in trust for the benefit of the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representative) of the acceleration. If any such Designated Senior Indebtedness is outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of the subordination provisions of the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness of the Company or Senior Subordinated Indebtedness of the Company (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

NOTE GUARANTEES

     The Note Guarantors and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or liquidated damages in respect of the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"'). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company will cause each

Domestic Subsidiary and any other Restricted Subsidiary that guarantees any Senior Indebtedness (other than a Foreign Subsidiary that guarantees Senior Indebtedness Incurred by another Foreign indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. See "-- Certain Covenants -- Future Note Guarantors" below.

     The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

     Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations or such Note Guarantee is released upon the merger or the sale of all the Capital Stock or assets of the Note Guarantor in compliance with the conditions set forth in the Indenture under "-- Merger and Consolidation" or "-- Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock", (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the Notes pursuant to this section in the event that it has exercised its right to redeem all the Notes under the terms of the section titled "Optional Redemption":

          (1) prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

          (2) (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) a person (including a Permitted Holder) shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately, only after the passage of time, upon the happening of any event or otherwise), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company and (B) the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

          (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors (A) selected in accordance with the Stockholders Agreement so long as such agreement is in effect or otherwise nominated by the Permitted Holders or (B) whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the members of the Board of Directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved by the Board of Directors or in accordance with the Stockholders Agreement or otherwise by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

          (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

          (5) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

     In the event that at the time of such Change of Control the terms of any agreement governing Bank Indebtedness of the Company or its Subsidiaries restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

          (1) repay in full all such Bank Indebtedness or offer to repay in full all such Bank Indebtedness and repay the Indebtedness of each lender who has accepted such offer, or

          (2) obtain the requisite consent of the lenders under such agreements to permit the repurchase of the Notes as provided for below.

     If the Company does not obtain such consents or repay such Bank Indebtedness, the Company will remain prohibited from repurchasing the Notes pursuant to this covenant. In such event the Company's failure to make an offer to purchase Notes pursuant to this covenant would constitute an Event of Default under the Indenture which in turn would constitute a default under the Credit Agreement. In such circumstances, the subordination provisions of the Indenture would likely prohibit payments to Holders of the Notes.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of

Holders of record on the relevant record date to receive interest and liquidated damages, if any, on the relevant interest payment date);

     (2) the circumstances and relevant facts and financial information regarding such Change of Control;

     (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

     The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that the Company will have sufficient funds available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

     The Indenture will contain covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1.00 if such Indebtedness is Incurred on or prior to December 31, 2002 and 2.25:1.00 if such Indebtedness is Incurred thereafter.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

          (1) Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $580.0 million at any one time outstanding less the aggregate amount of all repayments of principal of such Indebtedness pursuant to the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock";

          (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, (C) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note and (D) if a Note Guarantor is the obligor on such Indebtedness and the Company is not the obligee, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor;

          (3) Indebtedness (A) represented by the Old Notes, the Note Guarantees, the New Notes and the New Note Guarantees, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness otherwise permitted by the terms of the Indenture;

          (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

          (5) Indebtedness of the Company or a Restricted Subsidiary (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Commodity Agreements, Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that such Interest Rate Agreements or Currency Agreements do not increase the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6) Indebtedness (including Capitalized Lease Obligations and Attributable Debt) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), equipment or other assets (in each case whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (6) and all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (6), does not exceed the greater of (x) 5.0% of Tangible Assets and (y) $30.0 million;

          (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

          (8) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

          (9) the Incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any Restricted Subsidiary of the Company (except for Standard Securitization Undertakings);

          (10) Indebtedness of Foreign Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (10) does not exceed at any one time an amount equal to the sum of (A) 80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries and (B) 60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

          (11) Indebtedness under any Domestic Overdraft Facility; or

          (12) Indebtedness of the Company and its Restricted Subsidiaries (in addition to Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $20.0 million.

          (c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations secured by Liens on the assets of any entity existing at the time such entity is acquired by, and becomes a Restricted Subsidiary of, the Company, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens (x) are not created, incurred or assumed in connection with, or in contemplation of such entity being acquired by the Company and (y) do not extend to any other assets of the Company or any of its other Subsidiaries. A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in right of payment to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. In addition, a Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations of such Note Guarantor secured by Liens on the assets of any entity existing at the time such entity is acquired by such Note Guarantor, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens
     (x) are not created, incurred or assumed in connection with or in contemplation of such assets being acquired by such Note Guarantor and (y) do not extend to any other assets of the Company or any of its other Subsidiaries.

          (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

             (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause
        (1) of paragraph (b) above,

             (2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

             (3) If obligations in respect of letters of credit are Incurred pursuant to the Credit Agreement and are being treated as Incurred pursuant to clause (1) of paragraph (b) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included,

             (4) The principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the maximum liquidation preference,

             (5) The principal amount of Indebtedness, Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor issued at a price less than the principal amount thereof, the maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP,

             (6) If such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was Incurred,

             (7) The accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends or distributions in the form of additional Capital Stock will not be deemed an Incurrence of Indebtedness for purposes of this covenant,

             (8) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

             (9) In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, will classify (or later reclassify) such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

          (1) declare or pay any dividend or make any distribution of any kind on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the holders (solely in their capacities as such) of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

          (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary,

          (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (A) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and (B) Indebtedness described in clause (2) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness"), or

          (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

             (A) a Default will have occurred and be continuing (or would result therefrom);

             (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

             (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

                (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are publicly available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

                (ii) 100% of the aggregate Net Cash Proceeds (other than in respect of an Excluded Contribution) received by the Company (x) as capital contributions to the Company after the Closing Date or (y) from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than a capital contribution from or an issuance or sale to (a) a Subsidiary of the Company or (b) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries);

                (iii) 100% of the fair market value (as determined in good faith by the Board of Directors of the Company) of shares of Qualified Stock of the Company or any Restricted Subsidiary issued after the Closing Date to acquire assets from a third party;

                (iv) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the fair market value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

                (v) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash from the sale or other disposition (other than to (x) the Company or a Subsidiary of the Company or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries) of Restricted Investments made by the Company or any Restricted Subsidiary after the Closing Date and from repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary by any Person (other than (x) the Company or any of its Subsidiaries or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments;

                (vi) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; and

                (vii) $5.0 million.

     (b) The provisions of the foregoing paragraph (a) will not prohibit:

          (1) any purchase, repurchase, retirement or other acquisition or retirement for value of, or other distribution in respect of, Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or capital contributions to the Company after the Closing Date (other than Disqualified Stock and other than Capital Stock issued or sold to, or capital contributions from, a Subsidiary of the Company or an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

             (A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments, and

             (B) the Net Cash Proceeds from such sale or capital contribution applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, (x) Capital Stock of the Company or a Restricted Subsidiary or (y) Subordinated Obligations of the Company or a Restricted Subsidiary that are permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

          (3) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

          (4) Investments that are made with Excluded Contributions; provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments;

          (5) dividends or other distributions paid to holders of, or redemptions from holders of, Capital Stock within 60 days after the date of declaration thereof, or the giving of formal notice of redemption, if at such date of declaration such dividends or other distributions or redemptions would have complied with this covenant; provided, however, that such dividends, distributions or redemptions will be included in the calculation of the amount of Restricted Payments;

          (6) any repurchase of Capital Stock owned by former officers, directors, consultants or employees of the Company or its Subsidiaries or their assigns, estates and heirs or entities controlled by them, provided, however, that the amount of such repurchases shall not, in the aggregate, exceed the sum of (A) $10.0 million (which amount shall be increased by the amount of any Net Cash Proceeds to the Company from (i) sales of Capital Stock of the Company to management, other employees or Permitted Holders subsequent to the Closing Date to the extent such amounts are not included under clause 4(C)(ii) of paragraph (a) above and (ii) any "key-man" life insurance policies which are used to make such repurchases) and (B) $2.0 million per fiscal year of the Company (which amount may be used in a subsequent fiscal year to the extent not used during a fiscal year); provided further, however, that the cancelation of Indebtedness owing to the Company from such former officers, directors, consultants or employees of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment under the Indenture, provided further, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

          (7) any of the transactions pursuant to the Recapitalization Agreement; provided, however, that such amounts will be excluded in the calculation of the amount of Restricted Payments;

          (8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded in the calculation of the amount of Restricted Payments; or

          (9) so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $500,000 in the aggregate to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

          (2) make any loans or advances to the Company (it being understood that the subordination of loans or advances made to the Company to other Indebtedness Incurred by the Company shall not be deemed a restriction on the ability to make loans or advances); or

          (3) transfer any of its property or assets to the Company, except:

             (A) any encumbrance or restriction pursuant to applicable law or any applicable rule, regulation or order, or an agreement in effect at or entered into on the Closing Date (including the Credit Agreement);

             (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness of such Restricted Subsidiary, in each case Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

             (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreements;

             (D) in the case of clause (3), any encumbrance or restriction

                (i) that restricts in a customary manner the assignment of any lease, license or similar contract or the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract,

                (ii) that is or was created by virtue of any transfer of, agreement to transfer or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture,

                (iii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, or

                (iv) encumbrances or restrictions relating to Indebtedness permitted to be Incurred pursuant to clause (b)(6) of the covenant described under "-- Limitation on Indebtedness" for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired (it being agreed that any such encumbrance or restriction may also secure other Indebtedness permitted to be Incurred by the Company and provided by the same financing source providing the Indebtedness Incurred pursuant to such clause (b)(6));

             (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

             (F) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

             (G) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, that such restrictions apply only to such Securitization Entity;

             (H) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

             (I) any agreement or instrument governing Indebtedness (whether or not outstanding) of Foreign Subsidiaries of the Company permitted to be Incurred pursuant to clause (a) or (b)(10) under the caption
        "-- Limitation on Indebtedness".

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the Capital Stock and assets subject to such Asset Disposition,

          (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of (A) cash or Temporary Cash Investments, (B) properties and assets to be owned by the Company or any Restricted Subsidiary and used in a Permitted Business or (C) Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company, and

          (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

             (A) first, (i) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase (x) Bank Indebtedness or (y) other Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in the case of clause (y), other than Indebtedness owed to the Company or an Affiliate of the Company and other than Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor) or (ii) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary or the application by the Company of the Net Available Cash received by a Restricted Subsidiary of the Company), in each case within 365 days (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days) from the later of such Asset Disposition or the receipt of such Net Available Cash, provided that pending the final application of any such Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture;

             (B) second, within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days), to the extent of the balance of such Net Available Cash after such application in accordance with clause (A), to make an Offer (as defined below) to purchase Notes pursuant to and subject to the conditions set forth in section (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the Notes and other Senior Subordinated Indebtedness of the Company; and

             (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) (other than the proviso thereof) and (B), for any general corporate purpose not restricted by the terms of the Indenture;

provided, however that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10.0 million.

     For the purposes of this covenant, the following are deemed to be cash:

     - the assumption of any liabilities of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such liabilities in connection with such Asset Disposition, and

     - securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(3)(B) of this covenant, the Company will be required to purchase Notes (and other Senior Subordinated Indebtedness) tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture. If the aggregate purchase price of Notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Subordinated Indebtedness), the Company may apply the remaining Net Available Cash for any general corporate purpose not restricted by the terms of the Indenture. The Company will not be required to make an Offer for Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (a)(3)(A)) is less than $10.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of the Offer, the amount of Net Available Cash shall be reduced to zero.

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

     Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

          (1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

          (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

             (A) are set forth in writing, and

             (B) except as provided in clause (a)(3) below, have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (if any such members exist), and

          (3) that, in the event (i) such Affiliate Transaction involves an amount in excess of $10.0 million, or (ii) if there are no members of the Board of Directors having no personal stake in such Affiliate Transaction and such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

          (b) The provisions of the foregoing paragraph (a) will not prohibit:

          (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments,"

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, options to purchase Capital Stock of the Company and equity ownership, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans approved by the Board of Directors,

          (3) the grant of options (and the exercise thereof) to purchase Capital Stock of the Company or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors,

          (4) loans or advances to officers, directors or employees in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time,

          (5) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors or employees of the Company and its Restricted Subsidiaries,

          (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

          (7) the provision by Persons who may be deemed Affiliates or stockholders of the Company (other than Chase Capital Partners and Persons directly or indirectly controlled by Chase Capital Partners) of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Subsidiaries performed after the Closing Date,

          (8) sales of Capital Stock to Permitted Holders approved by a majority of the members of the Board of Directors who do not have a material direct or indirect financial interest in or with respect to the transaction being considered, or

          (9) the existence or performance by the Company or any Restricted Subsidiary under any agreement as in effect as of the Closing Date (including the Recapitalization Agreement and the agreements to be entered into pursuant thereto or any amendment thereto) or replacement agreement therefor or any transaction contemplated thereby (including pursuant to any amendment thereto or replacement agreement therefor) so long as such amendment or replacement is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Closing Date.

     SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if permitted by SEC practice and applicable law and regulations) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC (or if not permitted, within 15 days after it would have otherwise been required to file them with the
SEC), copies of the Company's annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following the existence of a Public Market, the Company will furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

     Future Note Guarantors. The Company will cause each Domestic Subsidiary and any other Restricted Subsidiary that guarantees any Senior Indebtedness (other than a Foreign Subsidiary that guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to become a Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Domestic or other Restricted Subsidiary will Guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Domestic or other Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Domestic or other Restricted Subsidiary, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business, except that the Company and any of its Restricted Subsidiaries may engage in a new business so long as the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in a Permitted Business.

MERGER AND CONSOLIDATION

     The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

          (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Certain
     Covenants -- Limitation on Indebtedness"; and

          (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

     In addition, the Company will not permit any Note Guarantor to consolidate with or merge with or into any Person unless either

          (1) (A) the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee; (B) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (C) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

          (2) such transaction results in the Company receiving cash or other property (other than Capital Stock representing a controlling interest in the successor entity), and the transaction is made in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     Notwithstanding any of the foregoing:

          (A) any Restricted Subsidiary may consolidate with, merge into or transfer or lease all or part of its properties and assets to the Company or a Subsidiary that is a Note Guarantor, and

          (B) the Company may merge with an Affiliate incorporated solely for
     (i) the purpose of incorporating the Company or (ii) organizing the Company in another jurisdiction to realize tax or other benefits.

DEFAULTS

     Each of the following is an Event of Default:

          (1) a default in any payment of interest or liquidated damages on any Note when due and payable, whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

          (2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

          (3) the failure by the Company or any Note Guarantor to comply with its obligations under the covenant described under "Merger and Consolidation" above,

          (4) the failure by the Company or any Restricted Subsidiary to comply for 45 days after written notice (specifying the default and demanding that the same be remedied) with any of its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants" above (in each case, other than a failure to purchase Notes),

          (5) the failure by the Company or any Restricted Subsidiary to comply for 60 days after written notice (specifying the default and demanding that the same be remedied) with its other agreements contained in the Notes or the Indenture,

          (6) the failure by the Company or any Restricted Subsidiary of the Company to pay the principal amount of any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the aggregate principal amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 30 days after receipt of the notice specified in the Indenture,

          (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),

          (8) the rendering of any judgment or decree for the payment of money in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing) or its foreign currency equivalent against the Company, or a Restricted Subsidiary of the Company if such judgment or decree becomes final and nonappealable and remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

          (9) any Note Guarantee of a Material Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor's obligations under the Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (9) hereof after receipt of such notice.

     If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration" may declare the principal of and accrued but unpaid interest and liquidated damages on all the Notes to be due and payable. Upon such a declaration, such principal and interest and liquidated damages will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest and liquidated damages on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

          (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

          (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

          (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

          (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

          (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

          (1) reduce the amount of Notes whose Holders must consent to an amendment,

          (2) reduce the rate of or extend the time for payment of interest or any liquidated damages on any Note,

          (3) reduce the principal of or extend the Stated Maturity of any Note,

          (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above,

          (5) make any Note payable in money other than that stated in the Note,

          (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,

          (7) impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

          (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

          (9) modify the Note Guarantees in any manner adverse to the Holders.

     Without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend the Indenture to:

     - cure any ambiguity, omission, defect or inconsistency,

     - provide for the assumption by a successor corporation of the obligations of the Company under the Indenture,

     - provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

     - make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Note Guarantor (or any representative thereof) under such subordination provisions,

     - add additional Guarantees with respect to the Notes,

     - secure the Notes,

     - add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company,

     - make any change that does not materially and adversely affect the rights of any Holder,

     - provide for the issuance of the New Notes, or

     - comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

     The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

     After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     Subject to compliance with the restrictions on transfer and exchange set forth in the Indenture, a Holder will be able to transfer or exchange Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

DEFEASANCE

     The Company may at any time terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, the Company may at any time terminate:

          (1) its obligations under the covenants described under "-- Change of Control" and "-- Certain Covenants",

          (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under "-- Defaults" above and the limitations contained in clause (3) under the first paragraph of "-- Merger and Consolidation" above ("covenant defeasance").

     In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect to Significant Subsidiaries only), (8) or (9) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) under the first paragraph of "-- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on and liquidated damages (if any) in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture and the Notes are governed by, and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means:

          (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

          (2) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Transactions with Affiliates" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

             (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,

             (B) for purposes of the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition subject to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments",

             (C) sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof,

             (D) a disposition of obsolete or worn out property or equipment or property or equipment that is no longer used or useful in the conduct of business of the Company and its Restricted Subsidiaries,

             (E) any other disposition of assets with a fair market value, as conclusively determined by senior management of the Company in good faith, of less than $1.0 million,

             (F) sales or grants of licenses to use the Company's or any Restricted Subsidiary's patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology or require the licensor to pay any fees for such use,

             (G) the disposition of all or substantially all of the assets of the Company in compliance with the covenant described under the heading "-- Merger and Consolidation", and

             (H) the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     "Closing Date" means the date of the Indenture.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually at the time used in the ordinary course of business of the Company or its Subsidiaries.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of:

          (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are publicly available ending prior to the date of such determination to

          (2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

             (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

             (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

             (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition in excess of $10.0 million, which constitutes all or substantially all of an operating unit of a business, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the

        Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

             (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with and into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

             (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an Investment or acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that (a) would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of any closing) of any facility, as applicable, provided that, such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture. In addition, to the extent not covered by the foregoing, if the Transactions have occurred in the four quarter period used to determine the Consolidated Coverage Ratio, then the Consolidated Coverage Ratio shall be determined giving pro forma effect on the basis given in the offering memorandum dated May 25, 2000 relating to the private offering of the Old Notes to the Transactions, with all calculations relating thereto to be made at the date of determination by the Company's chief financial officer, and set forth in an Officers' Certificate signed by the chief financial officer and another Officer and meeting the requirements for the Officers' Certificate described in the preceding sentence.

     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement or Currency Agreement applicable to such Indebtedness if such Interest Rate

Agreement or Currency Agreement has a remaining term as at the date of determination in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense:

          (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to operating leases constituting part of a Sale/Leaseback Transaction,

          (2) amortization of debt discount and debt issuance costs,

          (3) capitalized interest,

          (4) non-cash interest expense,

          (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

          (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

          (7) net costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income,

          (8) dividends and distributions declared in respect of all Disqualified Stock of the Company and dividends and distributions declared and paid in respect of all Preferred Stock of any of the Subsidiaries of the Company that is not a Note Guarantor, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary,

          (9) interest Incurred in connection with investments in discontinued operations and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the limitations contained in clauses (4), (5) and
        (6) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause
        (3) below) and

             (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

          (2) other than for purposes of clauses (D) and (E) of the definition of Consolidated Coverage Ratio, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or intercompany advances by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (A) subject to the limitations contained in clauses (4), (5) and
        (6) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed, loaned or advanced by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, distribution, loan or advance (subject, in the case of a dividend, distribution, loan or advance made to another Restricted Subsidiary, to the limitation contained in this clause) and

             (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain (loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) any extraordinary gain or loss; and

          (6) the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purpose of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(vi) thereof.

     "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "Credit Agreement" means the credit agreement dated as of the Closing Date among the Company, the lenders named therein, Bankers Trust Company, as administrative agent and collateral agent, The Bank of Nova Scotia, as documentation agent, and The Chase Manhattan Bank, as syndication agent, together with related documents thereto including any guarantee agreements and security documents, as amended, modified, supplemented, restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

     "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" of the Company means

          (1) the Bank Indebtedness and

          (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture. "Designated Senior Indebtedness" of a Note Guarantor has a correlative meaning.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary, provided, that any such conversion or exchange shall be deemed an issuance of Indebtedness or an issuance of Disqualified Stock, as applicable) or

          (3) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 91 days after the Stated Maturity of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock provide that such Person may not repurchase or redeem such Capital Stock pursuant to such provisions unless such Person has first complied with the provisions described under "-- Change of Control" and the provisions of the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock", as applicable; and provided, further that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

     "Domestic Overdraft Facility" means an overdraft line of credit in a maximum principal amount of $10.0 million at any time outstanding.

     "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

     "EBITDA" for any period means the Consolidated Net Income for such period, excluding the following to the extent included in calculating such Consolidated Net Income:

          (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries,

          (2) Consolidated Interest Expense,

          (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries,

          (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),

          (5) other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period),

          (6) income or loss from discontinued operations,

          (7) plant closing costs (as defined by GAAP), and

          (8) noncash stock-based compensation expense.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended, loaned or advanced to the Company by such Restricted Subsidiary without prior approval of Persons other than the Board of Directors or holders of the Company's Capital Stock (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Equity Offering" means any public or private sale of the common stock of the Company, other than any public offering with respect to the Company's common stock registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange and Registration Rights Agreement" means the Exchange and Registration Rights Agreement dated as of May 31, 2000 among the Company, Chase Securities Inc. and Deutsche Bank Securities Inc., as Initial Purchasers, and the Note Guarantors.

     "Excluded Contribution" means net cash proceeds received by the Company from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (a)(4)(C) under "-- Certain
Covenants -- Limitation on Restricted Payments."

     "Existing Management Stockholders" means each of Richard P. Durham, Jack E. Knott, Scott K. Sorensen and Ronald G. Moffitt.

     "Foreign Subsidiary" means any Restricted Subsidiary of the Company organized and conducting its principal operations outside the United States.

     "Foreign Subsidiary Asset Disposition" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale/Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of the Capital Stock of any Foreign Subsidiary or any of the property or assets of any Foreign Subsidiary.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of May 31, 2000, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

          (2) statements and pronouncements of the Financial Accounting Standards Board,

          (3) such other statements by such other entities as are approved by a significant segment of the accounting profession, and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Commodity Agreement, Interest Rate Agreement or Currency Agreement.

     "Holder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

          (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and other accrued liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

          (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

          (6) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

             (A) the fair market value of such asset at such date of determination and

             (B) the amount of such Indebtedness of such other Persons;

          (8) to the extent not otherwise included in this definition, the net obligations under Hedging Obligations of such Person;

          (9) to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing); and

          (10) all obligations of the type referred to in clauses (1) through
     (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

     Notwithstanding the foregoing, "Indebtedness" shall not include unsecured indebtedness of the Company and its Restricted Subsidiaries Incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by the Company and its Restricted Subsidiaries for a three-year period beginning on the date of Incurrence of any such Indebtedness.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Intangible Assets" means goodwill, patents, trademarks and other intangibles as determined in accordance with GAAP.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property (excluding Capital Stock of the Company) to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments":

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

             (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

             (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by (i) the senior management of the Company if the amount thereof is less than $2.0 million and (ii) the Board of Directors if in excess thereof; and

          (3) the amount of any Investment shall be the original cost as of the date of determination of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investments.

     "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Material Subsidiary" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of 10.0% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statement of the Company and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

          (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

          (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition,

          (4) the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Disposition, and

          (5) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Note Guarantees" means the guarantees made by the Note Guarantors pursuant to the Exchange and Registration Rights Agreement.

     "New Notes" means the senior subordinated debt securities to be issued by the Company pursuant to the Exchange and Registration Rights Agreement.

     "Note Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indenture.

     "Note Guarantor" means any Person that has issued a Note Guarantee.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Business" means the design, manufacture and/or marketing of films and flexible packaging products for food, personal care, medical, retail, agricultural, industrial and other applications or any businesses that are reasonably related, ancillary or complementary thereto.

     "Permitted Holders" means each of (i) Chase Capital Partners and its Affiliates, (ii) Chase Domestic Investments, L.L.C. and its Affiliates, (iii) the Christena Karen H. Durham Trust, (iv) the Existing Management Stockholders and their Related Parties and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's Capital Stock.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with the covenant under the heading "-- Limitation of Lines of Business";

          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with the covenant under the heading "-- Limitation of Lines of Business";

          (3) Temporary Cash Investments;

          (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to officers, directors, consultants or employees made (a) in the ordinary course of business and not exceeding $3.0 million in any year or (b) to fund purchases of stock under the Company's 2000 Stock Incentive Plan and any similar plans or employment arrangements;

          (7) Capital Stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

          (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock";

          (9) any Investment by the Company or a Restricted Subsidiary in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

          (10) Hedging Obligations entered into in the ordinary course of business;

          (11) endorsements of negotiable instruments and documents in the ordinary course of business;

          (12) assets or securities of a Person acquired by the Company or a Restricted Subsidiary to the extent the consideration for such acquisition consists of Capital Stock (other than Disqualified Stock) of the Company;

          (13) Investments in existence on the Closing Date;

          (14) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

          (15) Investments in Unrestricted Subsidiaries or joint ventures not to exceed $30.0 million, plus (A) the aggregate net after-tax amount returned to the Company or any Restricted Subsidiary in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments (including such dividends, distributions or payments made concurrently with such Investment), (B) the net after-tax cash proceeds received by the Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to the Company or a Subsidiary of the Company) and (C) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; and

          (16) additional Investments in an aggregate amount not to exceed $15.0 million.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Market" means any time after:

          (1) an Equity Offering has been consummated and

          (2) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

     "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Qualified Stock" means any Capital Stock that is not Disqualified Stock.

     "Recapitalization Agreement" means the Recapitalization Agreement dated as of March 31, 2000, between the Company, the selling stockholders listed therein and Chase Domestic Investments, L.L.C., as amended to and in effect at the Closing Date.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to Refinance any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Company or a Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

          (1) the Refinancing Indebtedness (if Refinancing any Indebtedness existing on the Closing Date) has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

          (2) the Refinancing Indebtedness (if Refinancing any Indebtedness existing on the Closing Date) has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

          (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) (whether in U.S. dollars or a foreign currency) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) (in U.S. dollars or such foreign currency, as applicable) then outstanding (plus, without duplication, accrued interest, premium and defeasance costs required to be paid under the terms of the Indebtedness being Refinanced and the fees, expenses, discounts, commissions and other issuance costs incurred in connection with the Refinancing Indebtedness) of the Indebtedness being Refinanced and

          (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Note Guarantee of a Note Guarantor, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantee at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

          (A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or

          (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Parties" means with respect to a Person (a) that is a natural person (1) any spouse, parent or lineal descendant (including adopted children) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of the Company for the benefit of any person referred to in clause (a)(1) and (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than
(a) leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (b) any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date the Company or a Restricted Subsidiary acquires or finishes construction of such fixed or capital assets.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

     "Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee, by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Senior Subordinated Indebtedness" of the Company means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Note Guarantor has a correlative meaning.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Stockholders Agreement" means the Stockholders Agreement among the Company and the holders of the Company's Capital Stock party thereto, as in effect at the Closing Date as amended from time to time, so long as the Permitted Holders own a majority of the Capital Stock subject to such agreement.

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

     "Subsidiary" of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

          (1) such Person,

          (2) such Person and one or more Subsidiaries of such Person or

          (3) one or more Subsidiaries of such Person.

     "Tangible Assets" means Total Assets less Intangible Assets.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentality thereof,

          (2) investments in checking accounts, savings accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

          (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"),

          (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc., and

          (6) investments in money market funds that invest substantially all of their assets in securities of the types described in clauses (1) through
     (5) above.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the Closing Date.

     "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transactions" has the meaning specified in this prospectus.

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Unrestricted Subsidiary" means:

          (1) HPC Investment, Inc. and any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock in or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

          (A) the Subsidiary to be so designated at the time of designation has total Consolidated assets of $1,000 or less or

          (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Limitation on Restricted Payments."

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

          (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain
     Covenants -- Limitation on Indebtedness" and

          (y) no Default shall have occurred and be continuing.

     Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying Capital Stock) is owned by the Company or another Wholly Owned Subsidiary.

                        DESCRIPTION OF THE NOTE WARRANTS

     The Note Warrants were issued pursuant to a note warrant agreement dated May 31, 2000, between us and The Bank of New York, as warrant agent. The following summary of certain provisions of the note warrant agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the note warrant agreement, including the definitions therein of certain terms, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Capitalized terms in this "Description of the Note Warrants" not defined in this prospectus have the meanings assigned to them in the note warrant agreement.

GENERAL

     Each Note Warrant, when exercised, entitles the holder thereof to purchase
0.08424 shares of common stock from us at an exercise price of $0.01 per share. The exercise price and the number of shares of common stock issuable upon exercise of a Note Warrant are both subject to adjustment in certain cases. See "-- Adjustments" below. The Note Warrants initially entitle the holders thereof to acquire, in the aggregate, 18,532 shares of our common stock.

     Each Note Warrant may be exercised on any business day on or after the exercisability date and on or prior to June 1, 2010. The "exercisability date" means the first day that any of the following exercise events has occurred:

          (1) upon the closing of our initial public equity offering,

          (2) a class of our equity securities is listed on a national securities exchange or authorized for quotation on the Nasdaq National Market or is otherwise subject to registration under the Securities Exchange Act of 1934, or

          (3) the earlier of November 27, 2000 or the effective date of the registration statement of which this prospectus forms a part.

     We will as soon as practicable after the occurrence of an exercise event send to each holder of Note Warrants and to each beneficial owner of the Note Warrants to the extent that the Note Warrants are held of record by a depositary or other agent, by first-class mail, at the addresses appearing on the warrant register, a notice of the exercise event which has occurred, which notice shall describe the type of exercise event and the date of the occurrence thereof and the date of expiration of the right to exercise the Note Warrants prominently set forth on the face of such notice. Unless earlier exercised, the Note Warrants will expire on June 1, 2010. We will give notice of expiration not less than 90 nor more than 120 days prior to June 1, 2010 to the registered holders of the then outstanding Note Warrants. If we fail to give such notice, the Note Warrants will nevertheless expire and become void on June 1, 2010. The Note Warrants will not trade separately from the Notes until the earlier of November 27, 2000 or the effective date of the registration statement of which this prospectus forms a part.

     At our option, fractional shares of common stock may not be issued upon exercise of the Note Warrants. If any fraction of a share of common stock would, except for the foregoing provision, be issuable upon the exercise of any such Note Warrant (or specified portion thereof), we will pay an amount in cash equal to the Current Market Value per share of common stock, as determined on the day immediately preceding the date the Note Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

CERTAIN TERMS

  Exercise

     In order to exercise all or any of the Note Warrants, the holder thereof is required to surrender to the Note Warrant Agent the related Note Warrant Certificate and pay in full the exercise price for each share of common stock or other securities issuable upon exercise of such Note Warrants. The exercise price may be paid

      -- in cash or by certified or official bank check or by wire transfer to an account designated by us for such purpose or

      -- in a cashless exercise, by reducing the number of shares of common stock that would be obtainable upon the exercise of a Note Warrant and payment of the exercise price in cash so as to yield a number of shares of common stock upon the exercise of such Note Warrant equal to the product of:

          (a) the number of shares of common stock for which such Note Warrant is exercisable as of the date of exercise (if the exercise price were being paid in cash) and

          (b) the cashless exercise ratio.

     The cashless exercise ratio equals a fraction, the numerator of which is the excess of the Current Market Value per share of common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the Current Market Value per share of the common stock on the exercise date. Upon surrender of a Note Warrant certificate representing more than one Note Warrant in connection with the holder's option to elect a cashless exercise, the number of shares of common stock deliverable upon a cashless exercise is equal to the number of shares of common stock issuable upon the exercise of Note Warrants that the holder specifies are to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio. All provisions of the Note Warrant Agreement are applicable with respect to a surrender of a Note Warrant certificate pursuant to a cashless exercise for less than the full number of Note Warrants represented thereby. If we have not effected the registration under the Securities Act of the offer and sale of the common stock by us to the holders of the Note Warrants upon the exercise thereof, we may elect to require that holders of the Note Warrants effect the exercise of the Note Warrants solely pursuant to the cashless exercise option and may also amend the Note Warrants to eliminate the requirement for payment of the exercise price with respect to such cashless exercise option.

  No Rights as Shareholders

     The holders of unexercised Note Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as our shareholders in respect of any shareholders' meeting for the election of our shareholders directors or any other purpose, or to exercise any other rights whatsoever as our shareholders.

  Mergers, Consolidations, etc.

     In the event that we consolidate with, merge with or into, or sell all or substantially all of our assets to, another person, each Note Warrant holder thereafter is entitled to receive upon exercise thereof, per share of common stock for which such Note Warrant is exercisable, the number of shares of common stock or other securities or property which the holder of a share of common stock is entitled to receive upon completion of such consolidation, merger or sale of assets.

ADJUSTMENTS

     The number of shares of common stock issuable upon the exercise of the Note Warrants and the Exercise Price are subject to adjustment in certain events, including:

          (1) the payment by us of certain dividends (or other distributions) on our common stock payable in shares of common stock or other shares of our capital stock,

          (2) subdivisions, combinations and certain reclassifications to the common stock,

          (3) the issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for shares of common stock, or of securities convertible into or exchangeable or exercisable for shares of common stock, for a consideration per share which is less than the Current Market Value per share of the common stock,

          (4) the issuance of shares of common stock for a consideration per share which is less than the Current Market Value per share of the common stock, and

          (5) the distribution to all holders of the common stock of any of our debt securities, capital stock (excluding those referred to in (1)), rights or warrants to purchase securities, cash or other property (excluding those rights and warrants referred to in (3) and cash dividends and other cash distributions from retained earnings).

     No adjustment to the number of shares of common stock issuable upon the exercise of the Note Warrants and the exercise price is required in certain events including:

      -- the issuance of shares of common stock in bona fide public offerings that are underwritten,

      -- the issuance of shares of common stock (including upon exercise of options) to our employees, officers, directors, or consultants, or those of any of our subsidiaries, to the extent that the aggregate amount of all such common stock or common stock which may be acquired upon the exercise of such options exceeds a specified amount and

      -- the issuance of shares of common stock in connection with acquisitions other than to our affiliates.

     No adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent in the exercise price; provided, however, that any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

AMENDMENT

     From time to time, we and the note warrant agent, without the consent of the holders of the Note Warrants, may amend or supplement the note warrant agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the note warrant agreement that has an adverse effect on the interests of the holders of the Note Warrants shall require the written consent of the holders of a majority of the then outstanding Note Warrants. The consent of each holder of the Note Warrants affected shall be required for any amendment pursuant to which the exercise price would be increased or the number of shares of common stock issuable upon exercise of Note Warrants would be decreased (other than pursuant to adjustments provided in the note warrant agreement).

CERTAIN DEFINITIONS

     The note warrant agreement contains, among others, the following definitions:

     "Current Market Value" means, for any security as of any date of determination, the price per share or other applicable unit determined as follows:

          (a) if such security is Publicly Traded as of the date of determination, the price shall be determined by computing the average, over a period consisting of the most recent twenty-one (21) business days occurring on or prior to the date of determination, of the applicable price set forth below (but excluding any trades or quotations that are not bona fide, arm's length transactions):

             (1) the average of the closing prices for such security on such business day on all domestic national securities exchanges on which such security may be listed if such exchanges are the primary securities markets for such security, or

             (2) if there have been no sales on any such exchange on such business day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such business day if such exchanges are the primary securities markets for such security, or

             (3) if on any business day such security is not so listed, the closing sales price on such business day quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market, as applicable, or if there have been no sales on the Nasdaq National Market or the Nasdaq Small-Cap Market, as the case may be, on such business day, the average of the highest bid and lowest asked prices quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market, as the case may be; or

             (4) if on any business day such security is not quoted in the Nasdaq National Market or Nasdaq Small-Cap Market, the average of the highest bid and lowest asked prices on such Business Day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization; provided, however, that

              -- for the purposes of any determination of the "Current Market Value" of any share of a security on any day after the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to such security, any price of such security on a day prior to such "ex" date or similar date shall be reduced by the fair market value of the per share amount of such dividend or distribution as determined in good faith by our board of directors and

              -- for the purposes of any determination of the "Current Market Value" of any security on any day on or after the effective day of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding securities or the "ex" date or any similar date for any dividend or distribution with respect to such securities in shares of that security, any price of such security on a day prior to such effective date or "ex" date or similar date shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution; and

          (b) if such security is not Publicly Traded as of the date of determination, the Enterprise Value Per Share and, in the case of any other security, the fair market value of one share or other applicable unit of such security, shall be determined in good faith by our board of directors exercising reasonable business judgement.

     "Enterprise Value" means the highest price that would be paid for the entire common equity interest in us on a going-concern basis in a single arm's-length transaction between a willing buyer and a willing seller (neither acting under compulsion), using valuation techniques then prevailing in the securities industry and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale. For the purposes of determining Enterprise Value,

      -- the exercise price of options to acquire common stock that are not Out of the Money shall be deemed to have been received by us and

      -- the liquidation preference or indebtedness, as the case may be, represented by convertible securities that are not Out of the Money shall be deemed to have been eliminated or cancelled.

     "Enterprise Value Per Share" means the price per share of common stock obtained by dividing (A) the Enterprise Value by (B) the number of shares of common stock outstanding (on a fully diluted basis) at the time of determination.

     "Out of the Money" means, at any date of determination

      -- in the case of an Option, that the aggregate Current Market Value as of such date of the shares of common stock issuable upon the exercise of such Option is less than the aggregate exercise price payable upon such exercise and

      -- in the case of a convertible security, that the quotient resulting from dividing the Current Market Value as of such date of such convertible security by the number of shares issuable as of such date upon conversion or exchange of such convertible security is greater than the Current Market Value of a share of common stock.

     "Publicly Traded" means, with respect to any security, that such security is

          (a) listed on a domestic securities exchange,

          (b) quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market or

          (c) traded in the domestic over-the-counter market, which trades are reported by the National Quotation Bureau, Incorporated.

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

     We, the Initial Purchasers and the Note Guarantors entered into the exchange and registration rights agreement on May 31, 2000. Pursuant to the exchange and registration rights agreement, we and the Note Guarantors agreed to

     - file with the SEC on or prior to 75 days after the date of issuance of the Old Notes a registration statement on Form S-1 or Form S-4, relating to a registered exchange offer for the Notes under the Securities Act and

     - use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of issuance of the Old Notes.

     As soon as practicable after the effectiveness of the exchange offer registration statement, we will offer to the holders of transfer restricted securities (as defined below) who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their transfer restricted securities for an issue of a second series of notes that are identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. We and the Note Guarantors will keep the exchange offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the Old Notes.

     If,

     - because of any change in law or applicable interpretations thereof by the staff of the SEC, we determine in good faith after consultation with counsel that we are not permitted to effect the exchange offer as contemplated hereby,

     - any Old Notes validly tendered pursuant to the exchange offer are not exchanged for New Notes within 225 days after the date of issuance of the Old Notes,

     - the initial purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the exchange offer,

     - any applicable law or interpretations do not permit any holder of Old Notes to participate in the exchange offer,

     - any holder of Notes that participates in the exchange offer notifies us in writing within 30 days following the consummation of the exchange offer that such holder may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus, and this prospectus which forms a part exchange offer registration statement is not legally available for such resales by such holder, or

     - we so elect,

then we and the Note Guarantors will file with the SEC a shelf registration statement to cover resales of transfer restricted securities by such holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. For purposes of the foregoing, "transfer restricted securities" means each Old Note until

     (1) the date on which such Note has been exchanged for a freely transferable New Note in the exchange offer;

     (2) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement; or

     (3) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     We and the Note Guarantors will use our reasonable best efforts to have the exchange offer registration statement of which this prospectus forms a part or, if applicable, the shelf registration statement declared effective by the SEC as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the SEC, we will commence the exchange offer and will use our reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 225 days after the date of issuance of the Old Notes. If applicable, we and the Note Guarantors will use our reasonable best efforts to keep the shelf registration statement effective for a period of two years after the date of issuance of the Old Notes.

     If,

          (1) the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective on or prior to the date specified in the exchange and registration rights agreement;

          (2) the exchange offer is not consummated on or prior to 225 days after the date of issuance of the Old Notes and we did not file a shelf registration statement; or

          (3) the shelf registration statement is filed and declared effective on or prior to the date specified in the exchange and registration rights agreement but shall thereafter cease to be effective (at any time that we and the Note Guarantors are obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional registration statement filed and declared effective (each such event referred to above, a "registration default"), we and the Note Guarantors will be obligated to pay liquidated damages to each holder of transfer restricted securities (but not in respect of any transfer restricted securities for any period after such securities cease to be transfer restricted securities pursuant to clause (3) of the definition thereof set forth above) during the period of one or more such registration defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes constituting transfer restricted securities held by such holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Old Notes on semi-annual payment dates which correspond to interest payment dates for the Old Notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

     The exchange and registration rights agreement also provides that we and the Note Guarantors

     - will make available for a period of 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such New Notes and

     - will pay all expenses incident to the exchange offer, including the expense of one counsel to the holders of the Notes, and will jointly and severally indemnify certain holders of the Notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement, including certain indemnification rights and obligations.

     The above description of the exchange and registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the exchange and registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

                         BOOK-ENTRY; DELIVERY AND FORM

     The New Notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of New Notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC. See "The Exchange Offer -- Book Entry Transfer."

     Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

     All interests in the global notes may be subject to the procedures and requirements of DTC.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. We will take no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

     DTC has advised us that it is

     (1) a limited purpose trust company organized under the laws of the State of New York,

     (2) a "banking organization" within the meaning of the New York Banking
         Law,

     (3) a member of the Federal Reserve System,

     (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

     (5) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     We expect that pursuant to procedures established by DTC ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the New Notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in New Notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note

     - will not be entitled to have New Notes represented by such global note registered in their names,

     - will not receive or be entitled to receive physical delivery of certificated New Notes, and

     - will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of Notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes.

     Payments with respect to the principal of, and premium, if any, and interest on, any New Notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the New Notes under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the New Notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

CERTIFICATED NOTES

     If,

     - we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

     - we, at our option, notify the trustee in writing that we elect to cause the issuance of Notes in definitive form under the Indenture or

     - upon the occurrence of certain other events as provided in the Indenture,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a summary of material U.S. Federal income tax consequences of the exchange of Old Notes for New Notes pursuant to the exchange offer, but does not address any other aspects of U.S. Federal income tax consequences to holders of Old Notes or New Notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder (the "Regulations"), and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

     Except as expressly stated otherwise, this summary applies only to U.S. Holders (as defined below) that exchange Old Notes for New Notes in the exchange offer and who hold the Old Notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies). A "U.S. Holder" means a beneficial owner of a Unit who purchased the Units pursuant to the Offering and is, for U.S. Federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

     PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

EXCHANGE OF AN OLD NOTE FOR A NEW NOTE PURSUANT TO THE EXCHANGE OFFER

     The exchange by any holder of an Old Note for a New Note should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss should be recognized by holders that exchange Old Notes for New Notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of New Notes, a holder's tax basis in a New Note should be the same as such holder's tax basis in the Old Note exchanged therefor. Holders should be considered to have held the New Notes from the time of their acquisition of the Old Notes.

                              PLAN OF DISTRIBUTION

     Until 90 days after the date of this prospectus, all dealers effecting transactions in the New Notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes only where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for holders of the Notes, other than commissions or concessions of any broker-dealers and will indemnify the holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the New Notes offered hereby and the Guarantees will be passed upon for us by O'Sullivan Graev & Karabell, LLP, New York, New York and Stoel Rives LLP, Salt Lake City, Utah.

                                    EXPERTS

     The financial statements as of December 31, 1999 and 1998 and for the years then ended included in this prospectus and the financial statement schedule for the years ended December 31, 1999 and 1998 included elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements for the year ended December 31, 1997 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES:
AS OF DECEMBER 31, 1999 AND 1998 AND FOR EACH OF THE THREE
  YEARS IN THE PERIOD ENDED DECEMBER 31, 1999:
  Report of Management......................................   F-2
  Report of Independent Public Accountants -- Arthur
     Andersen LLP...........................................   F-3
  Independent Auditors' Report -- Deloitte & Touche LLP.....   F-4
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................   F-5
  Consolidated Statements of Income for the years ended
     December 31, 1999, 1998 and 1997.......................   F-6
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1999, 1998 and 1997...........   F-7
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1999, 1998 and 1997.......................   F-8
  Notes to Consolidated Financial Statements................  F-11
AS OF MARCH 31, 2000 AND DECEMBER 31, 1999 AND FOR THE THREE
  MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED):
  Condensed Consolidated Balance Sheets as of March 31, 2000
     and December 31, 1999..................................  F-38
  Condensed Consolidated Statements of Income for the three
     months ended March 31, 2000 and 1999...................  F-39
  Condensed Consolidated Statements of Cash Flows for the
     three months ended March 31, 2000 and 1999.............  F-40
  Notes to Condensed Consolidated Financial Statements......  F-41

                              REPORT OF MANAGEMENT

     Huntsman Packaging Corporation's management has prepared the accompanying consolidated financial statements and related notes in conformity with accounting principles generally accepted in the United States. In so doing, management makes informed judgments and estimates of the expected effects of events and transactions. Financial data appearing elsewhere in this report are consistent with these financial statements.

     Huntsman Packaging Corporation maintains a system of internal controls to provide reasonable, but not absolute, assurance of the reliability of the financial records and the protection of assets. The internal control system is supported by policies and procedures, careful selection and training of qualified personnel, and, beginning in 1999, a formal internal audit program.

     The accompanying consolidated financial statements have been audited by Arthur Andersen LLP and Deloitte & Touche LLP, independent public accountants, for the specified periods as indicated in their reports. Their audits were made in accordance with auditing standards generally accepted in the United States. They considered Huntsman Packaging Corporation's internal control structure only to the extent necessary to determine the scope of their audit procedures for the purpose of rendering an opinion on the financial statements.

     Members of the Board of Directors meet with management, the internal auditors and the independent public accountants to review accounting, auditing and financial reporting matters. Subject to stockholder approval, the independent public accountants are appointed by the Board of Directors.

     Richard P. Durham
     President
     and Chief Executive Officer
          Scott K. Sorensen
          Executive Vice President
          and Chief Financial Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Huntsman Packaging Corporation:

     We have audited the accompanying consolidated balance sheets of Huntsman Packaging Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntsman Packaging Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
January 28, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Huntsman Packaging Corporation:

     We have audited the accompanying consolidated statements of income, stockholders' equity and cash flows of Huntsman Packaging Corporation and subsidiaries for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of Huntsman Packaging Corporation and subsidiaries' operations and their cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
February 11, 1998

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1999 AND 1998

                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  9,097     $ 19,217
  Receivables:
    Trade accounts, net of allowances of $2,115 and $2,570,
     respectively...........................................   109,768       79,825
    Other...................................................    12,866        9,556
  Inventories...............................................    78,199       65,892
  Prepaid expenses and other................................     2,644        3,063
  Income taxes receivable...................................     2,691        7,365
  Deferred income taxes.....................................     5,408        3,605
                                                              --------     --------
         Total current assets...............................   220,673      188,523
                                                              --------     --------
PLANT AND EQUIPMENT:
  Land and improvements.....................................     7,442        7,442
  Buildings and improvements................................    59,645       54,933
  Machinery and equipment...................................   310,232      263,737
  Furniture, fixtures and vehicles..........................     4,501        4,200
  Leasehold improvements....................................       813          521
  Construction in progress..................................     9,412       21,321
                                                              --------     --------
                                                               392,045      352,154
  Less accumulated depreciation and amortization............   (77,593)     (51,820)
                                                              --------     --------
         Plant and equipment, net...........................   314,452      300,334
                                                              --------     --------
INTANGIBLE ASSETS, net......................................   214,956      221,290
                                                              --------     --------
OTHER ASSETS................................................    18,942       24,125
                                                              --------     --------
         Total assets.......................................  $769,023     $734,272
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $ 17,120     $ 11,406
  Trade accounts payable....................................    60,056       43,186
  Accrued liabilities:
    Customer rebates........................................     8,910        8,450
    Other...................................................    26,026       25,126
  Due to affiliates.........................................     4,715        7,000
                                                              --------     --------
         Total current liabilities..........................   116,827       95,168
LONG-TERM DEBT, net of current portion......................   493,262      513,530
OTHER LIABILITIES...........................................    13,983       11,394
DEFERRED INCOME TAXES.......................................    51,363       42,423
                                                              --------     --------
         Total liabilities..................................   675,435      662,515
                                                              --------     --------
COMMITMENTS AND CONTINGENCIES (Notes 6, 7 and 11)
REDEEMABLE COMMON STOCK -- Class C nonvoting, no par value;
  60,000 shares authorized, 49,511 and 11,700 shares
  outstanding in 1999 and 1998, respectively, net of related
  stockholder notes receivable of $2,795 in 1999............     2,926        1,170
                                                              --------     --------
STOCKHOLDERS' EQUITY:
  Common stock -- Class A voting, no par value; 1,200,000
    shares authorized, 1,000,001 shares outstanding.........    63,161       63,161
  Common stock -- Class B voting, no par value; 10,000
    shares authorized, 6,999 shares outstanding.............       515          515
  Retained earnings.........................................    32,042       13,731
  Stockholder note receivable...............................      (299)        (434)
  Cumulative foreign currency translation adjustments.......    (4,757)      (6,386)
                                                              --------     --------
         Total stockholders' equity.........................    90,662       70,587
                                                              --------     --------
         Total liabilities and stockholders' equity.........  $769,023     $734,272
                                                              ========     ========

                See notes to consolidated financial statements.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                            1999        1998        1997
                                                          --------    --------    --------
                                                               (DOLLARS IN THOUSANDS)
NET SALES...............................................  $781,416    $651,957    $447,743
COST OF SALES...........................................   623,438     532,410     389,628
                                                          --------    --------    --------
          Gross profit..................................   157,978     119,547      58,115
                                                          --------    --------    --------
OPERATING EXPENSES:
  Administration and other..............................    48,905      37,383      15,113
  Sales and marketing...................................    25,071      24,148      18,143
  Research and development..............................     5,514       3,677       2,507
  Plant closing costs...................................     2,497       4,875       9,276
                                                          --------    --------    --------
          Total operating expenses......................    81,987      70,083      45,039
                                                          --------    --------    --------
OPERATING INCOME........................................    75,991      49,464      13,076
INTEREST EXPENSE........................................   (44,028)    (37,519)    (17,000)
OTHER INCOME (EXPENSE), net.............................       435        (879)        750
                                                          --------    --------    --------
INCOME (LOSS) BEFORE INCOME TAXES AND DISCONTINUED
  OPERATIONS............................................    32,398      11,066      (3,174)
                                                          --------    --------    --------
INCOME TAX EXPENSE (BENEFIT):
  Current...............................................     6,829       1,567       3,679
  Deferred..............................................     7,258       6,966      (4,188)
                                                          --------    --------    --------
          Total income tax expense (benefit)............    14,087       8,533        (509)
                                                          --------    --------    --------
INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS............    18,311       2,533      (2,665)
                                                          --------    --------    --------
INCOME FROM DISCONTINUED OPERATIONS (net of income tax
  expense of $387 and $1,348, respectively).............                   582       3,040
GAIN ON SALE OF DISCONTINUED OPERATIONS (net of income
  tax expense of $6,729)................................                 5,223
                                                          --------    --------    --------
NET INCOME..............................................  $ 18,311    $  8,338    $    375
                                                          ========    ========    ========

                See notes to consolidated financial statements.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                CLASS A            CLASS B
                                           COMMON STOCK       COMMON STOCK      COMMON STOCK     ADDITIONAL
                                          ---------------   ----------------   ---------------    PAID-IN     RETAINED
                                 TOTAL    SHARES   AMOUNT   SHARES   AMOUNT    SHARES   AMOUNT    CAPITAL     EARNINGS
                                -------   ------   ------   ------   -------   ------   ------   ----------   --------
                                                                    (IN THOUSANDS)
BALANCE, DECEMBER 31, 1996....  $67,012      1      $ 1                                           $ 62,975    $ 5,053
                                -------
Comprehensive loss:
  Net income..................      375                                                                           375
  Other comprehensive loss --
    Foreign currency
      translation
      adjustments.............   (4,378)
                                -------
        Comprehensive loss....   (4,003)
                                -------
  Recapitalization (Note 1)...              (1)      (1)      995    $62,661      5      $315      (62,975)
  Shares issued for note
    receivable................                                  5        500      2       200
  Other.......................      (35)                                                                          (35)
                                -------    ---      ---     -----    -------    ---      ----     --------    -------
BALANCE, DECEMBER 31, 1997....   62,974                     1,000     63,161      7       515                   5,393
                                -------
Comprehensive income:
  Net income..................    8,338                                                                         8,338
  Other comprehensive loss --
    Foreign currency
      translation
      adjustments.............     (991)
                                -------
        Comprehensive
          income..............    7,347
                                -------
  Payments received on
    stockholder note
    receivable................      266
                                -------    ---      ---     -----    -------    ---      ----     --------    -------
BALANCE, DECEMBER 31, 1998....   70,587                     1,000     63,161      7       515                  13,731
                                -------
Comprehensive income:
  Net income..................   18,311                                                                        18,311
  Other comprehensive
    income --
    Foreign currency
      translation
      adjustments.............    1,629
                                -------
        Comprehensive
          income..............   19,940
                                -------
  Payments received on
    stockholder note
    receivable................      135
                                -------    ---      ---     -----    -------    ---      ----     --------    -------
BALANCE, DECEMBER 31, 1999....  $90,662                     1,000    $63,161      7      $515                 $32,042
                                =======    ===      ===     =====    =======    ===      ====     ========    =======

                                              CUMULATIVE
                                                FOREIGN
                                               CURRENCY
                                STOCKHOLDER   TRANSLATION
                                RECEIVABLE    ADJUSTMENTS
                                -----------   -----------
                                     (IN THOUSANDS)
BALANCE, DECEMBER 31, 1996....                  $(1,017)
Comprehensive loss:
  Net income..................
  Other comprehensive loss --
    Foreign currency
      translation
      adjustments.............                   (4,378)
        Comprehensive loss....
  Recapitalization (Note 1)...
  Shares issued for note
    receivable................     $(700)
  Other.......................
                                   -----        -------
BALANCE, DECEMBER 31, 1997....      (700)        (5,395)
Comprehensive income:
  Net income..................
  Other comprehensive loss --
    Foreign currency
      translation
      adjustments.............                     (991)
        Comprehensive
          income..............
  Payments received on
    stockholder note
    receivable................       266
                                   -----        -------
BALANCE, DECEMBER 31, 1998....      (434)        (6,386)
Comprehensive income:
  Net income..................
  Other comprehensive
    income --
    Foreign currency
      translation
      adjustments.............                    1,629
        Comprehensive
          income..............
  Payments received on
    stockholder note
    receivable................       135
                                   -----        -------
BALANCE, DECEMBER 31, 1999....     $(299)       $(4,757)
                                   =====        =======

                See notes to consolidated financial statements.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                          1999        1998         1997
                                                        --------    ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $ 18,311    $   8,338    $     375
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization....................    35,019       27,088       16,442
     Deferred income taxes............................     7,137        6,966       (4,188)
     Increase (decrease) in provision for losses on
       accounts receivable............................      (455)      (1,714)         241
     Noncash stock-based compensation expense.........       770
     Gain on sale of discontinued operations..........                 (5,223)
     Write-down of goodwill...........................                    411        3,286
     Write-down of plant and equipment................     1,370          629        4,262
     Loss on disposal of assets.......................        86          305
     Changes in operating assets and
       liabilities -- net of effects of acquisitions:
       Trade accounts receivable......................   (26,278)      15,041       (6,431)
       Other receivables..............................    (3,070)      (7,526)      (1,666)
       Inventories....................................    (7,829)      14,298        7,961
       Prepaid expenses and other.....................     1,411           46        1,758
       Other assets...................................     7,145        1,685       (7,621)
       Trade accounts payable.........................    16,870        1,528          340
       Accrued liabilities............................    (4,012)       1,998          (96)
       Due to affiliates..............................    (2,285)      (8,279)       8,839
       Income taxes payable/receivable................     4,674       (9,004)       3,427
       Other liabilities..............................     2,589       (1,097)       1,719
                                                        --------    ---------    ---------
          Net cash provided by operating activities...    51,453       45,490       28,648
                                                        --------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for plant and equipment........   (35,723)     (52,101)     (17,861)
  Payment for purchase of certain net assets of KCL
     Corporation, net of cash acquired................   (11,498)
  Proceeds from sale of assets........................     1,191       33,850
  Payment for purchase of Blessings Corporation, net
     of cash acquired.................................               (285,712)
  Payment for purchase of certain net assets of
     Ellehammer.......................................                 (7,877)
  Payment for purchase of certain assets of Allied
     Signal...........................................                 (3,000)
  Payment for purchase of CT Film, net of cash
     acquired.........................................                             (69,366)
                                                        --------    ---------    ---------
          Net cash used in investing activities.......   (46,030)    (314,840)     (87,227)
                                                        --------    ---------    ---------

                See notes to consolidated financial statements.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                          1999        1998         1997
                                                        --------    ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt..........................  $(12,125)
  Principal payments on borrowings....................    (5,725)   $ (10,544)   $(249,509)
  Proceeds from issuance of Class C nonvoting common
     stock............................................       986        1,170
  Payments received from stockholder on note
     receivable.......................................       135          266
  Proceeds from issuance of long-term debt............                285,000      312,700
                                                        --------    ---------    ---------
          Net cash provided by (used in) financing
            activities................................   (16,729)     275,892       63,191
                                                        --------    ---------    ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS....................................     1,186          264       (2,848)
                                                        --------    ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................   (10,120)       6,806        1,764
CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR......    19,217       12,411       10,647
                                                        --------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF THE YEAR............  $  9,097    $  19,217    $  12,411
                                                        ========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid (received) during the year for:
     Interest.........................................  $ 43,179    $  33,253    $  27,596
                                                        ========    =========    =========
     Income taxes.....................................  $   (361)   $   5,647    $   1,614
                                                        ========    =========    =========

                See notes to consolidated financial statements.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     A capital lease obligation of $353 was incurred during 1999 when we entered into a lease for new equipment.

     On October 18, 1999, we acquired certain assets and assumed certain liabilities of KCL Corporation for cash of $11,498. As part of the acquisition, liabilities assumed were as follows:

Fair value of assets acquired (including goodwill of
  $2,651)...............................................  $  15,500
Cash paid...............................................    (11,498)
                                                          ---------
Liabilities assumed.....................................  $   4,002
                                                          =========

     On May 19, 1998, we purchased all of the outstanding capital stock of Blessings Corporation for cash of $213,000. As part of the acquisition, liabilities assumed were as follows:

Fair value of assets acquired (including goodwill of
  $168,704).............................................  $ 328,403
Cash paid (including the repayment of Blessings
  Corporation's debt)...................................   (287,499)
                                                          ---------
Liabilities assumed.....................................  $  40,904
                                                          =========

     On March 12, 1998, we acquired certain assets and assumed certain liabilities of Ellehammer Industries, Ltd. and Ellehammer Packaging, Inc. for cash of $7,877. As part of the acquisition, liabilities assumed were as follows:

Fair value of assets acquired...........................  $   8,604
Cash paid...............................................     (7,877)
                                                          ---------
Liabilities assumed.....................................  $     727
                                                          =========

     On September 30, 1997, we purchased all of the assets of CT Film (a division of Huntsman Polymers Corporation, formerly Rexene Corporation) and Rexene Corporation Limited (a wholly owned subsidiary of Huntsman Polymers Corporation) for cash of $70,000. As part of the acquisition, liabilities assumed were as follows:

Fair value of assets acquired (including goodwill of
  $7,763)...............................................  $  87,923
Cash paid...............................................    (70,000)
                                                          ---------
Liabilities assumed.....................................  $  17,923
                                                          =========

                See notes to consolidated financial statements.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Huntsman Packaging Corporation and its subsidiaries (collectively "Huntsman Packaging") produce polymer-based (plastic), value-added films for flexible packaging, personal care, medical, agricultural and industrial applications. Our manufacturing facilities are located in North America, Germany and Australia.

     RECAPITALIZATION -- Prior to September 30, 1997, Huntsman Packaging was a wholly owned subsidiary of Huntsman Corporation ("HC"). On September 30, 1997, Huntsman Packaging was recapitalized by authorizing two new classes of common stock, Class A Common and Class B Common. The 1,000 shares of previously issued and outstanding common stock were canceled.

     On September 30, 1997, Huntsman Packaging was separated from HC in a tax free transaction under Section 355 of the Internal Revenue Code (the "Split-Off"), when Jon M. Huntsman and The Christena Karen H. Durham Trust exchanged shares of HC common stock for shares of Huntsman Packaging's newly authorized common stock. Additionally, Richard P. Durham purchased shares of Huntsman Packaging's newly authorized common stock in exchange for a note receivable.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Huntsman Packaging and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION -- Sales revenue is recognized upon shipment of product in fulfillment of a customer order.

     INVENTORIES -- Inventories consist principally of finished film products and the raw materials necessary to produce them. Inventories are carried at the lower of cost (on a first-in, first-out basis) or market value.

     PLANT AND EQUIPMENT -- Plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated economic useful lives of the assets as follows:

Land improvements......................................  20 years
Buildings and improvements.............................  20 years
Machinery and equipment................................  7-15 years
Furniture, fixtures and vehicles.......................  3-7 years
Leasehold improvements.................................  10-20 years

     INTANGIBLE ASSETS -- Intangible assets are stated at cost. Amortization is computed using the straight-line method over the estimated economic useful lives of the assets as follows:

Cost in excess of fair value of net assets acquired....  10-40 years
Other intangible assets................................  2-15 years

     CARRYING VALUE OF LONG-LIVED ASSETS -- We evaluate the carrying value of long-lived assets, including intangible assets, based upon current and expected undiscounted cash flows, and recognize an impairment when the estimated cash flows are less than the carrying value of the

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES asset. Measurement of the amount of impairment, if any, is based upon the difference between the asset's carrying value and fair value.

     OTHER ASSETS -- Other assets consist primarily of deferred debt issuance costs, deposits, spare parts, and the cash surrender values of key-person life insurance policies.

     CASH AND CASH EQUIVALENTS -- For the purpose of the consolidated statements of cash flows, we consider cash in checking accounts and in short-term, highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents generated outside of the United States are generally subject to taxation if repatriated.

     INCOME TAXES -- We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. Since the Split-Off, we have filed our own consolidated income tax returns. Prior to the Split-Off, our operations were included in the consolidated United States income tax returns of HC. HC's intercompany tax allocation policy provided for each subsidiary to calculate its own provision on a "separate return basis."

     DERIVATIVE FINANCIAL INSTRUMENTS -- In the normal course of business, we occasionally enter into interest rate collar and swap agreements to manage interest rate risk on long-term debt. These agreements are classified as hedges for matched transactions. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment to interest expense. The related amount payable to or receivable from the counterparties is included in other liabilities or assets. Gains and losses on terminations of interest-rate swap agreements are deferred and amortized as an adjustment to interest expense over the lesser of the remaining term of the original contract or the life of the debt. We also occasionally enter into commodity collar agreements to manage the market risk of our raw material prices. These agreements are classified as hedges. The differential to be paid or received as commodity prices change is accrued and recognized as an adjustment to inventory. The related amount payable to or receivable from the counterparties is included in other liabilities or assets.

     RECENT ACCOUNTING PRONOUNCEMENT -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards that require derivative instruments to be recorded on the balance sheet as either an asset or liability, measured at fair market value, and that changes in the derivative's fair value be recognized currently in earnings, unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We expect that the adoption of this statement will not have a material effect on our consolidated financial statements.

     FOREIGN CURRENCY TRANSLATION -- The accounts of our foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. Transactions are translated using the exchange rate at each transaction date. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholders' equity. Where the U.S. dollar is the functional currency, translation adjustments are recorded in other income within current operations.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

2. INVENTORIES

     INVENTORY BALANCES -- Inventories consist of the following at December 31, 1999 and 1998 (in thousands):

                                                          1999       1998
                                                         -------    -------
Finished goods.........................................  $41,408    $37,830
Raw materials..........................................   28,910     21,318
Work-in-process........................................    7,881      6,744
                                                         -------    -------
Total..................................................  $78,199    $65,892
                                                         =======    =======

     COMMODITY COLLAR TERMS -- In 1999, we entered into a commodity collar agreement to manage the market risk of one of our major raw materials. The collar agreement entitles us to receive from the counterparty (a major risk management company) the amounts, if any, by which the published market price, as defined in the agreement, of polyvinyl chloride ("PVC") exceeds $0.30 per pound. The collar agreement requires us to pay the counterparty the amounts, if any, by which the published market price of PVC is below $0.23 per pound. The collar ended on December 31, 1999. There was no premium paid for the collar agreement. We realized a reduction in raw material inventory costs of $0.5 million during 1999 from this collar.

     In 1998, we entered into a separate commodity collar agreement to manage the market risk of one of our other major raw materials. The collar agreement entitles us to receive from the counterparty (a major risk management company) the amounts, if any, by which the published market price, as defined in the agreement, of low density polyethylene ("LDPE") exceeds $0.35 per pound. The collar agreement requires us to pay the counterparty the amounts, if any, by which the published market price of LDPE is below $0.295 per pound. As of December 31, 1999, the defined published market price for LDPE was $0.46 per pound. There was no premium paid for the collar agreement. We realized a reduction in raw material inventory costs of $0.8 million during 1999 from this collar. The notional amount of this contract is 18 million pounds and the maturity date is April 30, 2000.

     We are exposed to credit losses in the event of nonperformance by the counterparty to the agreement. We anticipate, however, that the counterparty will be able to fully satisfy its obligations under the contract. Market risk arises from changes in commodity prices.

3. SALE OF ASSETS

     On June 1, 1998, Huntsman Container Corporation International ("HCCI"), a wholly owned subsidiary of Huntsman Packaging, sold its entire interest in the capital stock of Huntsman Container Company Limited ("HCCL") and Huntsman Container Company France SA ("HCCFSA") to Polarcup Limited and Huhtamake Holdings France Sarl, subsidiaries of Huhtamaki Oyj. Together, HCCL and HCCFSA comprised our foam products operations, which were operated exclusively in Europe. Net proceeds from the sale were approximately $28.3 million and a gain of approximately $5.2 million, net of applicable income taxes, was recorded. The financial position and results of operations of this separate business segment are reflected as discontinued operations in the accompanying consolidated financial statements for all years presented. Revenues from the foam products operations for the years ended December 31, 1998 and 1997 amounted to $15.6 million and $43.4 million, respectively.

     As part of our acquisition of the CT Film Division of Huntsman Polymers (see Note 12), we acquired Huntsman Packaging UK Limited ("HPUK"). HPUK owned CT Film's Scunthorpe, UK

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES facility, which manufactured and sold polyethylene film exclusively in Europe. At the time of the CT Film acquisition, we announced our intention to close or sell the Scunthorpe, UK facility. During 1998, we adjusted our preliminary estimate of the fair value of the Scunthorpe, UK facility assets acquired, resulting in an increase of $2.9 million to the associated goodwill recorded. On August 14, 1998, we sold our interest in the capital stock of HPUK to Skymark Packaging International Limited. Net proceeds from the sale were approximately $5.6 million, including a note receivable from the buyer. The note receivable balance was collected at December 31, 1999.

4. PLANT CLOSING COSTS

     During 1999, we announced our plan to cease operations at one of our facilities located in Mexico City, Mexico. Included in 1999 operating expenses is a $2.3 million charge, comprised of a $1.3 million write-off of impaired plant equipment, and a $1.0 million charge for reduction of work force costs associated with the elimination of 110 full-time equivalent employees. In addition, we announced our plan to cease the production of one of our product lines at our Kent, Washington facility. Included in 1999 operating expenses is a $0.2 million charge for the write-off of impaired plant equipment and for reduction of work force costs associated with the elimination of 36 full-time equivalent employees.

     In connection with the purchase of KCL Corporation, we announced a plan to eliminate 32 full-time equivalent employees, move certain purchased assets and install them at desired locations, cease certain purchased operations, and write-off related impaired plant equipment and inventory. The purchase price allocation includes $0.7 million for reduction of workforce costs, $0.4 million for asset removal and relocation and $0.1 million for the write-off of inventory.

     During 1998, we announced our plan to cease operations at our Clearfield, Utah facility. Included in 1998 operating expenses is a $4.9 million charge, comprised of a $0.4 million write-off of impaired goodwill, a $0.6 million write-off of impaired plant equipment associated with the facility, a $0.5 million charge for reduction of work force costs associated with the elimination of 52 full-time equivalent employees, and an accrual of $3.4 million for estimated future net lease and other costs incurred to close the facility.

     During 1997, we announced our plan to cease operations at our Carrollton, Ohio facility and our intention to relocate certain assets from that facility to other of our facilities. Included in 1997 operating expenses is a $9.3 million charge, comprised of a $3.3 million write-off of impaired goodwill, a $4.2 million write-off of impaired plant equipment associated with the facility, a $1.6 million charge for reduction in work force costs associated with the elimination of 83 full-time equivalent employees, and an accrual of $0.2 million for other costs related to the closure of the facility.

     As of December 31, 1999, all plant closings announced prior to 1999 were complete and no additional plant closing expenses are anticipated for these closed facilities. As of December 31, 1999, the plant closing accrual is $4.8 million and is included in accrued liabilities.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

5. INTANGIBLE ASSETS

     The cost of intangible assets and related accumulated amortization at December 31, 1999 and 1998 is as follows (in thousands):

                                                         1999        1998
                                                       --------    --------
Goodwill.............................................  $216,058    $213,406
Trademarks, patents and technology...................    15,776      15,776
Noncompete agreements................................     7,283       7,283
Other................................................     7,455       7,455
                                                       --------    --------
                                                        246,572     243,920
Less accumulated amortization........................   (31,616)    (22,630)
                                                       --------    --------
Total................................................  $214,956    $221,290
                                                       ========    ========

     Amortization expense for intangible assets was approximately $9.0 million, $6.1 million and $3.1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

6. LONG-TERM DEBT

     Long-term debt as of December 31, 1999 and 1998 consists of the following (in thousands):

                                                         1999        1998
                                                       --------    --------
Credit Agreement:
  Revolver, variable interest at a weighted average
     rate of 8.644% as of December 31, 1999..........  $ 33,000    $ 43,000
  Term loans, variable interest at a weighted average
     rate of 8.272% as of December 31, 1999..........   345,281     356,687
Senior subordinated notes, interest at 9.125%........   125,000     125,000
Line of credit agreement, interest at 9.25%, due
  September 2000.....................................     4,274
Obligations under capital leases (see Note 7)........       497         249
Insurance financing, interest at 6.62%...............     2,330
                                                       --------    --------
          Total......................................   510,382     524,936
Less current portion.................................   (17,120)    (11,406)
                                                       --------    --------
Long-term portion....................................  $493,262    $513,530
                                                       ========    ========

     On September 30, 1997, we entered into a $225 million credit facility (the "Credit Agreement") with various banks. On May 14, 1998, the Credit Agreement was amended and restated as a $510 million facility (the "Amended Credit Agreement"). The Amended Credit Agreement provides for the continuation of a previous term loan (the "Original Term Loan") in the principal amount of $75 million, maturing on September 30, 2005; a Tranche A Term Loan (the "Tranche A Term Loan") in the principal amount of $140 million, maturing on September 30, 2005; a Tranche B Term Loan (the "Tranche B Term Loan") in the principal amount of $100 million, maturing on June 30, 2006; and a term loan (the "Mexico Term Loan") to ASPEN Industrial, S.A., our wholly owned Mexican subsidiary, in the principal amount of $45 million, maturing on September 30, 2005. The Amended Credit Agreement also provides for a $150 million revolving loan facility (the "Revolver") maturing on September 30, 2004. The Original Term Loan, the Tranche A Term Loan and the Mexico Term Loan amortize at an increasing rate on a quarterly basis. The Tranche A Term Loan and the Mexico Term Loan began amortizing on December 31, 1998 and the Original Term Loan begins amortizing

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

December 31, 2001. As of September 30, 1998, the Tranche B Term Loan began amortizing at the rate of $1 million per year, with an aggregate of $93 million due in the last four quarterly installments. The term loans described above are required to be prepaid with the proceeds of certain asset sales, with 50% of the proceeds of the sale of certain Huntsman Packaging equity securities, and with the proceeds of certain debt offerings, should such events occur.

     Loans under the Amended Credit Agreement bear interest at our election, at either (1) zero to 0.75%, depending on certain of our financial ratios, plus the higher of (a) the agent bank's prime rate, (b) the federal funds rate plus 0.50% or (c) the agent bank's base CD rate plus 1%; or (2) the London Interbank Offered Rate plus 1% to 2%, also depending on certain of our financial ratios.

     We pay a quarterly commitment fee on the unused amount of the Revolver at an annual rate commencing at 0.50%. The interest rate margins and the commitment fee are subject to reduction if we achieve certain ratios. As of December 31, 1999, we had outstanding letters of credit of approximately $1.3 million.

     Obligations under the Amended Credit Agreement are guaranteed by the assets of all of our domestic subsidiaries (see Note 16). The Amended Credit Agreement does not permit cash dividends and contains covenants customary for transactions of this type, including restrictions on indebtedness, liens, asset sales, capital expenditures, acquisitions, investments, transactions with affiliates, and other restricted payments. The Amended Credit Agreement also contains financial covenants, including a ratio of maximum total debt to EBITDA, a minimum interest coverage ratio, and minimum net worth. As of December 31, 1999, we were in compliance with the covenants of the Amended Credit Agreement and the Notes.

     On September 30, 1997, we issued $125 million of 9.125% unsecured senior subordinated notes which mature on October 1, 2007 (the "Notes"). Interest on the Notes is payable semi-annually on each April 1 and October 1, commencing April 1, 1998. The Notes are guaranteed by our domestic subsidiaries (see Note
16). The Notes are redeemable, at our option, in whole at any time or in part from time to time, on or after October 1, 2002, at redemption prices decreasing from 104.563% to 100% of the outstanding principal balance after October 2005. Additionally, up to 35% of the Notes may be redeemed prior to October 1, 2000 at a price equal to 109.125% of the principal amount with the proceeds of one or more equity offerings. The Notes are subject to certain covenants customary to this type of transaction, including restrictions on the incurrence of additional indebtedness, certain restricted payments, asset sales, dividend and other payment restrictions affecting subsidiaries, liens, mergers, and transactions with affiliates.

     During 1999, we entered into a financing agreement to finance insurance premiums. Payments are payable monthly and run through April 2002.

     The scheduled maturities of long-term debt by year as of December 31, 1999 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
  2000...................................................  $ 17,120
  2001...................................................    26,009
  2002...................................................    51,280
  2003...................................................    50,901
  2004...................................................    56,248
Thereafter...............................................   308,824
                                                           --------
          Total..........................................  $510,382
                                                           ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

     In 1997, we purchased an interest rate collar agreement to reduce the impact of changes in interest rates on our floating-rate long-term debt. The collar agreement entitles us to receive amounts from the counterparty (a major bank) if the three-month LIBOR interest rate, as defined in the agreement, exceeds 6.25%. The collar agreement requires us to pay amounts to the counterparty if the three-month LIBOR interest rate is less than 5.25%. As of December 31, 1999, the defined three-month LIBOR interest rate was 6.18%.

     The net premium paid for the collar agreement purchased is included in other assets in the consolidated balance sheets and is amortized to interest expense over the term of the agreement. Amounts receivable or payable under the agreement are recognized as yield adjustments over the life of the related debt.

     We are exposed to credit losses in the event of nonperformance by the counterparty to the financial instrument. We anticipate, however, that the counterparty will be able to fully satisfy its obligations under the contract. Market risk arises from changes in interest rates.

     As of December 31, 1999, we had one outstanding interest rate collar agreement. The terms of the agreement are as follows:

Notional amount..................................  $20 million
Maturity date....................................  November 5, 2001
Cap rate.........................................  6.25%
Floor rate.......................................  5.25%

     In 1997, we also entered into a series of interest rate swap agreements to hedge the interest rate exposure in anticipation of issuing the Notes. The agreements were accounted for as hedges and were subsequently terminated. Termination costs of approximately $1.2 million are being amortized to interest expense over the life of the Notes.

7. LEASES

     CAPITAL LEASES -- We have acquired certain land, building, machinery and equipment under capital lease arrangements that expire at various dates through 2007. At December 31, 1999 and 1998, the gross amounts of plant and equipment and related accumulated amortization recorded under capital leases were as follows (in thousands):

                                                              1999     1998
                                                              -----    ----
Land and building...........................................  $ 309    $309
Machinery and equipment.....................................    353
                                                              -----    ----
Total assets held under capital leases......................    662     309
Less accumulated amortization...............................   (104)    (39)
                                                              -----    ----
                                                              $ 558    $270
                                                              =====    ====

     OPERATING LEASES -- We have noncancelable operating leases, primarily for vehicles, equipment, warehouse, and office space that expire through 2006, as well as month-to-month leases. The total expense recorded under all operating lease agreements in the accompanying consolidated statements of income is approximately $6.6 million, $5.8 million and $2.9 million for the years ended December 31, 1999, 1998 and 1997, respectively.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

     Future minimum lease payments under operating leases and the present value of future minimum capital lease payments as of December 31, 1999 are as follows (in thousands):

                                                        OPERATING    CAPITAL
                                                         LEASES      LEASES
                                                        ---------    -------
Year Ending December 31,
  2000................................................   $ 5,589      $ 177
  2001................................................     4,365        177
  2002................................................     3,448         81
  2003................................................     2,872         45
  2004................................................     2,073         45
  Thereafter..........................................    11,145        129
                                                         -------      -----
Total minimum lease payments..........................   $29,492        654
                                                         =======
Amounts representing interest.........................                 (157)
                                                                      -----
Present value of net minimum capital lease payments
  (see Note 6)........................................                $ 497
                                                                      =====

8. INCOME TAXES

     The following is a summary of domestic and foreign provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate.

     The provisions (benefits) for income taxes for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                                       1999       1998       1997
                                                      -------    -------    -------
Current:
  Federal...........................................  $ 1,581    $(1,877)
  State.............................................      770        128    $ 1,156
  Foreign...........................................    4,478      3,316      2,523
                                                      -------    -------    -------
          Total current.............................    6,829      1,567      3,679
                                                      -------    -------    -------
Deferred:
  Federal...........................................    6,975      6,960     (4,110)
  State.............................................       71        793       (470)
  Foreign...........................................      212       (787)       392
                                                      -------    -------    -------
          Total deferred............................    7,258      6,966     (4,188)
                                                      -------    -------    -------
Total income tax expense (benefit) (excluding income
  taxes applicable to discontinued operations)......  $14,087    $ 8,533    $  (509)
                                                      =======    =======    =======

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

     The effective income tax rate reconciliations for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):

                                                       1999       1998       1997
                                                      -------    -------    -------
Income (loss) before income taxes, discontinued
  operations and extraordinary item.................  $32,398    $11,066    $(3,174)
                                                      =======    =======    =======
Expected income tax provision (benefit) at U.S.
  statutory rate of 35%.............................  $11,339    $ 3,873    $(1,111)
Increase (decrease) resulting from:
  Goodwill..........................................    1,625      1,331      1,150
  State taxes.......................................      547        353         49
  Adjustment of tax attributes......................     (912)     1,361
  Foreign rate difference and other, net............    1,488      1,615       (597)
                                                      -------    -------    -------
Total income tax expense (benefit) (excluding income
  taxes applicable to discontinued operations)......  $14,087    $ 8,533    $  (509)
                                                      =======    =======    =======
Effective income tax rate...........................     43.5%      77.1%      16.0%
                                                      =======    =======    =======

     Components of net deferred income tax assets and liabilities as of December 31, 1999 and 1998 are as follows (in thousands):

                                                         1999        1998
                                                       --------    --------
Deferred income tax assets:
  AMT and foreign tax credit carryforwards...........  $  2,867    $  3,512
  Accrued pension costs not deducted for tax.........     5,833       2,522
  Accrued employee benefits..........................     1,372       1,562
  Plant closing costs not deducted for tax...........       758       1,024
  Allowance for doubtful trade accounts receivable...       340         635
  Inventory related costs not deducted for tax.......       476         633
  Other..............................................     1,330       1,084
                                                       --------    --------
          Total deferred income tax assets...........    12,976      10,972
                                                       --------    --------
Deferred income tax liabilities:
  Tax depreciation in excess of book depreciation....   (52,611)    (42,650)
  Amortization of intangibles........................    (5,365)     (6,188)
  Other..............................................      (955)       (952)
                                                       --------    --------
          Total deferred income tax liabilities......   (58,931)    (49,790)
                                                       --------    --------
Net deferred income tax liability....................  $(45,955)   $(38,818)
                                                       ========    ========
As reported on consolidated balance sheets:
  Net current deferred income tax asset..............  $  5,408    $  3,605
  Net noncurrent deferred income tax liability.......   (51,363)    (42,423)
                                                       --------    --------
  Net deferred income tax liability..................  $(45,955)   $(38,818)
                                                       ========    ========

     The foreign tax credit carryforwards of approximately $1,405 expire in 2004.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

9. EMPLOYEE BENEFIT PLANS

     DEFINED CONTRIBUTION PLAN -- We sponsor a salary deferral plan covering substantially all of our non-union domestic employees. Plan participants may elect to make voluntary contributions to this plan up to 15% of their compensation. We contribute 1% of the participants' compensation and also match employee contributions up to 2% of the participants' compensation. We expensed approximately $7.2 million, $5.0 million and $3.1 million as our contribution to this plan for the years ended December 31, 1999, 1998 and 1997, respectively.

     DEFINED BENEFIT PLANS -- We sponsor five noncontributory defined benefit pension plans (the "United States Plans") covering domestic employees with 1,000 or more hours of service. We fund the actuarially computed retirement cost. Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future. We also sponsor a defined benefit plan in Germany (the "Germany Plan"). The consolidated accrued net pension expense for the years ended December 31, 1999, 1998 and 1997 includes the following components (in thousands):

                                                       1999       1998       1997
                                                      -------    -------    -------
UNITED STATES PLANS
Service cost -- benefits earned during the period...  $ 4,056    $ 3,726    $ 2,299
Interest cost on projected benefit obligation.......    3,659      3,469      1,806
Expected return on assets...........................   (3,913)    (3,777)    (1,886)
Other...............................................      100         (3)        17
                                                      -------    -------    -------
Total accrued pension expense.......................  $ 3,902    $ 3,415    $ 2,236
                                                      =======    =======    =======
GERMANY PLAN
Service cost -- benefits earned during the period...  $    63    $    64    $    58
Interest cost on projected benefit obligation.......       62         66         56
                                                      -------    -------    -------
Total accrued pension expense.......................  $   125    $   130    $   114
                                                      =======    =======    =======

     The following table sets forth the funded status of the United States Plans and the Germany Plan as of December 31, 1999, 1998 and 1997 and the amounts recognized in the consolidated balance sheets at those dates (in thousands):

                                                       1999       1998       1997
                                                      -------    -------    -------
UNITED STATES PLANS
Change in benefit obligation:
  Obligation at January 1...........................  $52,348    $27,025    $ 8,237
  Service cost......................................    4,056      3,726      2,299
  Interest cost.....................................    3,659      3,469      1,806
  Curtailments......................................              (2,137)
  Settlements.......................................                  50
  Plan amendments...................................               2,340
  Actuarial (gain) loss.............................   (7,781)     1,333      2,706
  Acquisition.......................................              18,264     12,497
  Benefits paid.....................................   (1,877)    (1,722)      (520)
                                                      -------    -------    -------
Obligation at December 31...........................  $50,405    $52,348    $27,025
                                                      =======    =======    =======

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                                                       1999       1998       1997
                                                      -------    -------    -------
Change in plan assets:
  Fair value of assets at January 1.................  $44,001    $24,235    $ 8,555
  Actual return on plan assets......................    6,603      3,941      3,688
  Acquisition.......................................              16,143     12,296
  Employer contributions............................      563      1,404        216
  Benefit payments..................................   (1,877)    (1,722)      (520)
                                                      -------    -------    -------
Fair value of plan assets at December 31............  $49,290    $44,001    $24,235
                                                      =======    =======    =======
Underfunded status at December 31...................  $ 1,115    $ 8,347    $ 2,790
Unrecognized net actuarial gain.....................   11,103        641      1,853
Unrecognized prior service cost.....................   (1,477)    (1,586)      (299)
Additional liability................................                             14
                                                      -------    -------    -------
Accrued long-term pension liability included in
  other liabilities.................................  $10,741    $ 7,402    $ 4,358
                                                      =======    =======    =======

     For the above calculations, increases in future compensation ranging from 4.0% to 4.25% were used for the non-union plans. There was no increase in future compensation used for the three union plans. For the calculations, discount rates ranging from 6.75% to 7.75% and expected rates of return on plan assets of 9.0% were used for all plans.

                                                       1999       1998
                                                      -------    -------
GERMANY PLAN
Change in benefit obligation:
  Obligation at January 1...........................  $ 1,143    $   956
  Service cost......................................       63         64
  Interest cost.....................................       62         66
  Benefits paid.....................................       (5)        (5)
  Change due to exchange rate.......................     (173)        62
                                                      -------    -------
Obligation at December 31...........................  $ 1,090    $ 1,143
                                                      =======    =======
Fair value of plan assets at December 31............     None       None
                                                      =======    =======
Underfunded status at December 31...................  $ 1,090    $ 1,143
Unrecognized net actuarial loss.....................       75         81
                                                      -------    -------
Accrued long-term pension liability included in
  other liabilities.................................  $ 1,165    $ 1,224
                                                      =======    =======

     Increases in future compensation ranging from 2.0% to 3.5% and discount rates ranging from 6.0% to 7.0% were used in determining the actuarially computed present value of the projected benefit obligation of the Germany Plan. The cash surrender value of life insurance policies for Germany Plan participants included in other assets is approximately $0.5 million and $0.7 million as of December 31, 1999 and 1998, respectively.

     FOREIGN PLANS OTHER THAN GERMANY -- Employees in other foreign countries are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are not significant and are included in the consolidated financial statements in other liabilities.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

     OTHER PLANS -- As part of the acquisition of Blessings Corporation (see
Note 12), we assumed two supplemental retirement plans covering certain former employees of Blessings Corporation. The liability for these plans included in other liabilities at December 31, 1999 was approximately $1.7 million.

10. REDEEMABLE COMMON STOCK AND STOCK OPTION PLAN

     REDEEMABLE COMMON STOCK -- In 1998, our stockholders approved stock purchase agreements for the purchase of 12,200 shares of Class C nonvoting common stock by certain officers. The fair market value purchase price was determined by the Board of Directors to be $100 per share. The shareholders agreement governing the shares contains various restrictions, including a right of first refusal and provisions for Huntsman Packaging to purchase any owned shares from an employee within 180 days after termination of employment. The stockholders have the right, following three years from the purchase date, to put any or all of such shares to Huntsman Packaging for repurchase. When there is a public market for the shares, the redemption value is the average of the high and low reported sale prices per share for the 20 trading days prior to the date the put or call option is exercised. When there is no public market for the shares, the redemption value is the market value of equity, as defined, determined on the last day of the month preceding the date on which the put or call option is made. During 1998, we redeemed 500 shares of Class C common stock from one officer who terminated his employment with us for $100 per share.

     During early 1999, we sold 38,411 shares of Class C common stock to certain officers for $100 per share, the estimated fair market value of the shares on the date of purchase. Of these 38,411 shares, 26,223 shares are subject to repurchase rights of Huntsman Packaging (the "Restricted Shares"). The repurchase rights for 13,117 of the Restricted Shares lapse on a straight-line basis over a five-year period ending January 1, 2003. The repurchase rights for 13,116 of the Restricted Shares lapse over the same five years, subject to achievement of certain Huntsman Packaging performance criteria, or if the performance criteria are not met, on December 31, 2007. All other terms of and restrictions on the 38,411 shares of Class C common stock sold during 1999 are the same as the original 12,200 shares of Class C common stock. In 1999, we redeemed a total of 600 shares of Class C common stock from an officer for $100 per share.

     1998 STOCK OPTION PLAN -- In 1998, our stockholders approved the adoption of the 1998 Huntsman Packaging Corporation Stock Option Plan, which provided for the granting of options to purchase up to 41,956 shares of Class C nonvoting common stock to certain officers at the fair market value of the related stock on the date of grant. All of the options issued under this plan expire on December 31, 2007. In 1999, we canceled options relating to 26,223 shares and issued 26,223 Restricted Shares, as described above.

     A summary of stock options outstanding at December 31, 1999 and 1998 and changes during the year then ended is presented below:

                                             NUMBER OF SHARES     WEIGHTED AVERAGE
                                             -----------------     EXERCISE PRICE
                                              1999       1998        PER SHARE
                                             -------    ------    ----------------
Outstanding at beginning of year...........   39,334                    $100
  Granted..................................             41,956           100
  Forfeited or cancelled...................  (28,845)   (2,622)          100
                                             -------    ------
  Outstanding at end of year...............   10,489    39,334           100
                                             =======    ======
  Exercisable at end of year...............    4,196     3,933           100
                                             =======    ======

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

     At December 31, 1999, 5,245 of the outstanding options are performance-based options and 2,098 are exercisable as result of achieving the performance criteria. The remaining 5,244 options vest in five equal installments on December 31 of each year. At December 31, 1999, 2098 are exercisable. All outstanding options have a weighted average remaining contractual life of approximately 8 years.

     ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS -- We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock-based compensation plans as they relate to employees and directors. The performance-based options require variable plan accounting and we estimate compensation expense at each reporting period based upon the expected achievement of the performance criteria and the estimated fair market value of the common stock. For the year ended December 31, 1999, we recorded compensation expense of $770,000. All other options require fixed plan accounting and accordingly, no compensation expense was recognized because the awards were made at the estimated fair market value of Huntsman Packaging's Class C nonvoting common stock at the date of grant. Had compensation cost been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," our income from continuing operations for the years ended December 31, 1999 and 1998 would have changed to the pro forma amounts presented below (in thousands):

                                                           1999       1998
                                                          -------    ------
Income from continuing operations as reported...........  $18,311    $2,533
Pro forma income from continuing operations.............   18,978     2,147

     Using the Black-Scholes option-pricing model, the weighted average fair market value of the options was $49 for each share using the following assumptions for the 1998 grants: dividend yield of 0%, average risk free interest rate of 6.75% and expected life of 10 years. The estimated fair market value of the options granted is subject to the assumptions made and if the assumptions were to change, the estimated fair market value amounts could be significantly different.

11. COMMITMENTS AND CONTINGENCIES

     ENVIRONMENTAL CONTINGENCIES -- Our operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment, and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which we operate. We make every reasonable effort to remain in full compliance with existing governmental laws and regulations concerning the environment. As part of a sale of a plant site in 1992, we agreed to indemnify environmental losses of up to $5 million which may have been created at the plant site between January 1, 1988 and May 18, 1992. This indemnity expires on May 8, 2002 and reduces ten percent each year beginning May 12, 1997. We believe that the ultimate liability, if any, resulting from this indemnification will not be material to our financial position or results of operations.

     ROYALTY AGREEMENTS -- We have entered into royalty agreements (the "Agreements") for the right to use certain patents in the production of our Winwrap stretch film. We paid a fee of $450,000 to the patent holder for the first 2,250,000 pounds of film produced in North America. The Agreements require us to pay the patent holder a fee of $.10 for each pound of Winwrap produced in excess of 2,250,000 pounds but less than 37,500,000 pounds and $.05 per pound for each pound of Winwrap produced in excess of 37,500,000 pounds in North America. The Agreements require us to pay certain fees to obtain the rights to sell Winwrap outside of North America. The Agreements also require us to pay $.075 per pound of Winwrap sold outside of North America. We have the option to

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES maintain these rights in subsequent years for certain agreed-upon fees. The Agreements terminate upon the expiration of the related patents in 2009.

     LITIGATION -- We are subject to litigation and claims arising in the ordinary course of business. We believe, after consulting with legal counsel, that any liabilities arising from such litigation and claims will not have a material adverse effect on our financial position and results of operations.

12. ACQUISITIONS

     CT FILM -- On September 30, 1997, we acquired all of the assets of CT Film (a division of Huntsman Polymers Corporation, formerly Rexene Corporation) and Rexene Corporation Limited (a wholly owned subsidiary of Huntsman Polymers Corporation) for approximately $70 million in cash. The acquisition was accounted for using the purchase method of accounting. Accordingly, results of operations have been included in the accompanying consolidated financial statements from the date of acquisition. In connection with the acquisition, we planned to exit certain of the activities acquired with the purchase of CT Film, including the film operations at Scunthorpe, UK. During 1998, we sold the Scunthorpe, UK facility acquired from CT Film and adjusted the fair value assigned to the Scunthorpe, UK facility accordingly (see Note 3). We recorded goodwill of approximately $7.8 million in this acquisition, which is being amortized on a straight-line basis over 40 years.

     ELLEHAMMER INDUSTRIES LTD. AND ELLEHAMMER PACKAGING, INC. -- On March 12, 1998, we acquired certain assets and assumed certain liabilities of Ellehammer Industries Ltd. and Ellehammer Packaging Inc. (collectively, "Ellehammer") for cash of approximately $7.9 million. The acquisition was accounted for using the purchase method of accounting. Accordingly, results of operations are included in the accompanying consolidated financial statements from the date of acquisition. We did not record any goodwill in this acquisition.

     BLESSINGS CORPORATION -- On May 19, 1998, in accordance with an Agreement and Plan of Merger dated April 1, 1998, we acquired Blessings Corporation ("Blessings") by merging our wholly owned subsidiary, VA Acquisition Corp., with and into Blessings. Blessings then became our wholly owned subsidiary and Blessings changed its name to Huntsman Edison Films Corporation. The aggregate purchase price for Blessings was approximately $270 million (including the assumption of approximately $57 million of Blessings' existing indebtedness). In connection with the Blessings Acquisition, we incurred transaction costs of approximately $17 million. The financing for the Blessings Acquisition was provided under a $510 million Amended and Restated Credit Agreement (see Note
6). The acquisition was accounted for using the purchase method of accounting. Accordingly, results of operations are included in the accompanying consolidated financial statements from the date of acquisition. We recorded goodwill and intangible assets of approximately $168.7 million in this acquisition, which are being amortized on a straight-line basis over 10 to 30 years.

     KCL CORPORATION -- On October 18, 1999, we acquired certain assets and assumed certain liabilities of KCL Corporation and subsidiaries for cash of approximately $11.5 million. The acquisition was accounted for using the purchase method of accounting. Accordingly, results of operations have been included in the accompanying consolidated financial statements from the date of acquisition. We recorded goodwill of approximately $2.7 million, which is being amortized on a straight-line basis over 10 years.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

     Our pro forma results of operations for the years ended December 31, 1999, 1998 and 1997 (assuming the significant acquisitions had occurred as of January 1, 1997) are as follows (in thousands):

                                                    1999        1998        1997
                                                  --------    --------    --------
Revenues........................................  $781,416    $719,242    $745,998
Income (loss) from continuing operations........    18,311      (1,267)    (14,379)

13. OPERATING SEGMENTS

     Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

     We have three reportable operating segments: design products, industrial films and specialty films. The design products segment produces printed rollstock, bags and sheets used to package products in the food and other industries. The industrial films segment produces stretch films, used for industrial unitizing and containerization, and PVC films, used to wrap meat, cheese and produce. The specialty films segment produces converter films that are sold to other flexible packaging manufacturers for additional fabrication, barrier films that contain and protect food and other products, and other films used in the personal care, medical, agriculture and horticulture industries.

     The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. Sales and transfers between our segments are eliminated in consolidation. We evaluate performance of the operating segments based on profit or loss before income taxes, not including plant closing costs and other nonrecurring gains or losses. Our reportable segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

     Segment profit or loss and segment assets as of and for the years ended December 31, 1999, 1998 and 1997 are presented in the following table (in thousands). Certain reclassifications have been made to be consistent with the 1999 presentation.

                                   DESIGN     INDUSTRIAL    SPECIALTY    CORPORATE/
                                  PRODUCTS      FILMS         FILMS        OTHER        TOTAL
                                  --------    ----------    ---------    ----------    --------
1999
  Net sales to customers........  $175,442     $153,265     $452,709                   $781,416
  Intersegment sales............     7,189        3,276        6,149      $(16,614)
  Total net sales...............   182,631      156,541      458,858       (16,614)     781,416
  Depreciation and
     amortization...............     8,095        4,579       19,026         3,319       35,019
  Interest expense..............     3,397          351       13,832        26,448       44,028
  Segment profit................     9,304       16,473       57,564       (48,446)      34,895
  Plant closing costs...........     2,497                                                2,497
  Segment total assets..........   175,924       84,755      446,852        61,492      769,023
  Capital expenditures..........     6,885        6,628       18,779         3,431       35,723

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                                   DESIGN     INDUSTRIAL    SPECIALTY    CORPORATE/
                                  PRODUCTS      FILMS         FILMS        OTHER        TOTAL
                                  --------    ----------    ---------    ----------    --------
1998
  Net sales to customers........  $136,059     $144,736     $371,162                   $651,957
  Intersegment sales............     1,671        3,975        1,782      $ (7,428)
  Total net sales...............   137,730      148,711      372,944        (7,428)     651,957
  Depreciation and
     amortization...............     5,096        4,712       13,211         4,069       27,088
  Interest expense..............     2,108           60       10,219        25,132       37,519
  Segment profit................    12,385       11,027       36,106       (43,577)      15,941
  Plant closing costs...........                   (297)       5,172                      4,875
  Segment total assets..........   153,385       82,737      435,075        63,075      734,272
  Capital expenditures..........    18,424        5,734       26,174         1,769       52,101
1997
  Net sales to customers........  $ 93,386     $175,438     $178,919                   $447,743
  Intersegment sales............     1,212        8,338          312      $ (9,862)
  Total net sales...............    94,598      183,776      179,231        (9,862)     447,743
  Depreciation and
     amortization...............     2,044        5,295        3,534         5,569       16,442
  Interest expense..............         8          425          116        16,451       17,000
  Segment profit................    11,332        9,538       19,603       (34,371)       6,102
  Plant closing costs...........                  9,276                                   9,276
  Segment total assets..........    54,610       96,484      188,114        30,307      369,515
  Capital expenditures..........     5,445        2,912        5,548         3,956       17,861

     A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements is as follows (in thousands):

                                                    1999        1998        1997
                                                  --------    --------    --------
PROFIT OR LOSS
Total profit for reportable segments............  $ 83,341    $ 59,518    $ 40,473
Plant closing costs.............................    (2,497)     (4,875)     (9,276)
Unallocated amounts:
  Corporate expenses............................   (21,998)    (18,445)    (17,920)
  Interest expense..............................   (26,448)    (25,132)    (16,451)
                                                  --------    --------    --------
  Income (loss) before taxes and discontinued
     operations.................................  $ 32,398    $ 11,066    $ (3,174)
                                                  ========    ========    ========
ASSETS
Total assets for reportable segments............  $707,531    $671,197    $339,208
Intangible assets not allocated to segments.....    16,166      17,080      15,565
Net effect of discontinued operations...........                            30,878
Other unallocated assets........................    45,326      45,995      14,741
                                                  --------    --------    --------
          Total consolidated assets.............  $769,023    $734,272    $400,392
                                                  ========    ========    ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

     The following table presents financial information by country based on the location of production of the product (in thousands).

                                                    1999        1998        1997
                                                  --------    --------    --------
NET SALES
United States...................................  $659,582    $563,658    $390,793
Mexico..........................................    56,422      30,201
Canada..........................................    36,390      25,770      21,355
Other...........................................    29,022      32,328      35,595
                                                  --------    --------    --------
          Total.................................  $781,416    $651,957    $447,743
                                                  ========    ========    ========
LONG-LIVED ASSETS
United States...................................  $476,344    $475,891    $214,964
Mexico..........................................    55,970      59,085
Canada..........................................    10,668       5,547       6,033
Other...........................................     5,368       5,226       5,362
                                                  --------    --------    --------
          Total.................................  $548,350    $545,749    $226,359
                                                  ========    ========    ========

     Our sales to Kimberly-Clark Corporation and its affiliates represented approximately 13% and 11% of consolidated net sales in 1999 and 1998 and less than 10% of consolidated net sales in 1997. Substantially all of the sales to Kimberly-Clark are from the specialty films and design products operating segments. No other customers accounted for more than 10% of consolidated net sales during 1999, 1998 and 1997.

14. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In the case of cash and cash equivalents, the carrying amount is considered a reasonable estimate of fair value. The carrying amount of floating rate debt approximates fair value because of the floating interest rates associated with such debt. The fair value of fixed rate debt is estimated by discounting estimated future cash flows through the projected maturity using market discount rates that reflect the approximate credit risk, operating cost, and interest rate risk potentially inherent in fixed rate debt. The estimated fair value of off-balance sheet instruments is obtained from market quotes representing the estimated amount we would receive or pay to terminate the contract, taking into account current interest rates.

     Fair value estimates are made at a specific point in time. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, interest rate levels, and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined or relied on with any degree of certainty. Changes in assumptions could significantly affect the estimates.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

     Below is a summary of our financial instruments' carrying amounts and estimated fair values as of December 31, 1999 and 1998 (in thousands):

                                               1999                      1998
                                      ----------------------    ----------------------
                                      CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                       AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                      --------    ----------    --------    ----------
Financial assets -- cash and cash
  equivalents.......................  $  9,097     $  9,097     $ 19,217     $ 19,217
                                      ========     ========     ========     ========
Financial liabilities:
  Floating rate debt................  $383,054     $383,054     $399,936     $399,936
  Fixed rate debt...................   127,328      126,036      125,000      125,000
                                      --------     --------     --------     --------
Total financial liabilities.........  $510,382     $509,090     $524,936     $524,936
                                      ========     ========     ========     ========
Off-balance sheet instruments:
  Interest rate collar..............  $     69     $    183     $    106     $   (214)
  Commodity collar..................      None          325         None           80

15. RELATED-PARTY TRANSACTIONS

     The accompanying consolidated financial statements include the following balances and transactions with affiliated companies not disclosed elsewhere for the years ended December 31, 1999, 1998 and 1997 (in thousands). All transactions with affiliated companies have been recorded at estimated fair market values for the related products and services.

                                                       1999       1998       1997
                                                      -------    -------    -------
With Huntsman Corporation and subsidiaries
  Inventory purchases...............................  $21,124    $27,523    $15,692
  Rent expense under operating lease................      396        392        423
  Administrative expenses...........................    2,681      5,599      4,220
  Sales of film products............................      258
With Huntsman Cancer Institute
    Charitable contribution.........................    1,000        500
With Huntsman Financial Corporation
    Administrative expenses.........................      150        133

     ROYALTY TRANSACTION WITH HUNTSMAN GROUP INTELLECTUAL PROPERTIES HOLDING CO. ("HUNTSMAN INTELLECTUAL") -- During 1996, Huntsman Packaging and other affiliates entered into a royalty agreement (the "Royalty Agreement") with Huntsman Intellectual whereby we paid Huntsman Intellectual a royalty for the use of certain trademarks, etc. Huntsman Intellectual was owned by Huntsman Packaging and certain subsidiaries of Huntsman Corporation ("HC"). During 1997, we paid royalties of approximately $1.9 million to Huntsman Intellectual. Huntsman Intellectual recorded a patronage dividend to us of $1.2 million in 1997. The royalty expense is included in administration and other expense. The dividend is included in other income. Immediately prior to the Split-Off, the patronage dividend receivable from Huntsman Intellectual at the date of the Split-Off was settled in full. Huntsman Packaging's ownership of Huntsman Intellectual and its participation in the Royalty Agreement were terminated. We no longer use the trademarks or other intellectual property covered under the Royalty Agreement.

     CT FILM EMPLOYEES -- Subsequent to the purchase of CT Film from Huntsman Polymers Corporation (a subsidiary of HC) ("Huntsman Polymers") (see Note 12), employees associated with the CT Film operations remained employed by Huntsman Polymers through December 31, 1997. The total payroll and benefits costs incurred by Huntsman Polymers from September 30, 1997

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES to December 31, 1997 for these employees of approximately $6.2 million was allocated to us and is included in cost of sales and operating expenses in the 1997 consolidated statement of income. The entire amount was paid to Huntsman Polymers in 1998.

     INSURANCE COVERAGE -- We obtain most of our insurance coverage under policies of HC. Reimbursement payments to HC are based on premium allocations, which are determined in cooperation with an independent insurance broker.

     ADMINISTRATIVE EXPENSES -- Included in administrative and other expense in the consolidated statements of income are HC administrative expenses allocated to us. Prior to the Split-off, these costs represent the estimated portion of costs incurred by HC to provide services to us. Subsequent to the Split-off, these costs are for certain administrative services provided to us by HC under a cancelable services agreement.

     OFFICE SPACE -- We are obligated to pay rent calculated as a pro rata portion (based on our percentage occupancy) of the mortgage principal and interest payments related to the HC headquarters facility. Payments under this obligation are included in administrative expenses.

     INVESTMENT -- On August 7, 1998, Huntsman Packaging made an offer to the Board of Directors of Applied Extrusion Technologies, Inc. ("AET"), a publicly traded company, to purchase all of the outstanding shares of common stock of AET at $10.50 per share in a merger transaction. AET's Board rejected the offer. On September 10, 1998, Huntsman Packaging made another offer to the Board of Directors of AET to purchase all of the outstanding shares of common stock of AET at $12.50 per share in a merger transaction. On September 14, 1998, HPC Investment, Inc., a wholly owned subsidiary of Huntsman Packaging, purchased shares of the common stock of AET from Richard P. Durham, President and Chief Executive Officer of Huntsman Packaging, for an aggregate purchase price of $3.3 million, in an arms-length transaction approved by the Board of Directors of HPC Investment, Inc. AET's Board of Directors subsequently rejected Huntsman Packaging's second offer. At December 31, 1999, we had liquidated our entire investment in AET stock.

16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The following condensed consolidating financial statements present, in separate columns, financial information for (i) Huntsman Packaging Corporation (on a parent only basis), with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture dated September 30, 1997 (the "Indenture") relating to Huntsman Packaging Corporation's $125 million senior subordinated notes (the "Notes")) on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indenture recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Huntsman Packaging Corporation and its subsidiaries on a consolidated basis, and (v) Huntsman Packaging Corporation on a consolidated basis, in each case as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is wholly owned, directly or indirectly, by Huntsman Packaging Corporation. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Huntsman Packaging Corporation. The condensed consolidating financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

     On January 1, 1999, two of our guarantor subsidiary companies, Huntsman Deerfield Films Corporation and Huntsman United Films Corporation, were merged with and into Huntsman Packaging. Accordingly, these former guarantor subsidiary companies are now included as part of the "Huntsman Packaging Corporation Parent Only" column for all periods presented.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1999

                                                 HUNTSMAN                                                  CONSOLIDATED
                                                 PACKAGING                                                   HUNTSMAN
                                                CORPORATION    COMBINED       COMBINED                      PACKAGING
                                                PARENT ONLY   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CORPORATION
                                                -----------   ----------   --------------   ------------   ------------
                                                                            (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................   $  1,212      $    536       $  7,349                       $  9,097
  Receivables.................................     75,053        24,211         23,370                        122,634
  Inventories.................................     56,646        10,067         11,486                         78,199
  Prepaid expenses and other..................      2,127            90            427                          2,644
  Income taxes receivable.....................      3,486           212         (1,007)                         2,691
  Deferred income taxes.......................      6,715           426         (1,733)                         5,408
                                                 --------      --------       --------                       --------
    Total current assets......................    145,239        35,542         39,892                        220,673
PLANT AND EQUIPMENT, net......................    184,444        78,649         51,359                        314,452
INTANGIBLE ASSETS, net........................     52,676       143,836         18,444                        214,956
INVESTMENT IN SUBSIDIARIES....................     61,533                                     $(61,533)
OTHER ASSETS..................................     16,593           144          2,205                         18,942
                                                 --------      --------       --------        --------       --------
TOTAL ASSETS..................................   $460,485      $258,171       $111,900        $(61,533)      $769,023
                                                 ========      ========       ========        ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable......................   $ 39,293      $  9,629       $ 11,134                       $ 60,056
  Accrued liabilities.........................     25,238         2,833          6,865                         34,936
  Current portion of long-term debt...........     13,464                        3,656                         17,120
  Due to (from) affiliates....................    (19,737)       17,431          7,021                          4,715
                                                 --------      --------       --------                       --------
    Total current liabilities.................     58,258        29,893         28,676                        116,827
LONG-TERM DEBT, net of current portion........    267,107       184,000         42,155                        493,262
OTHER LIABILITIES.............................     10,741         1,733          1,509                         13,983
DEFERRED INCOME TAXES.........................     30,791        18,465          2,107                         51,363
                                                 --------      --------       --------                       --------
    Total liabilities.........................    366,897       234,091         74,447                        675,435
                                                 --------      --------       --------                       --------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK.......................      2,926                                                       2,926
                                                 --------                                                    --------
STOCKHOLDERS' EQUITY:
  Common stock................................     63,676        20,377         29,241        $(49,618)        63,676
  Retained earnings...........................     32,042         3,696         11,437         (15,133)        32,042
  Shareholder note receivable.................       (299)                                                       (299)
  Cumulative foreign currency translation
    adjustments...............................     (4,757)            7         (3,225)          3,218         (4,757)
                                                 --------      --------       --------        --------       --------
    Total stockholders' equity................     90,662        24,080         37,453         (61,533)        90,662
                                                 --------      --------       --------        --------       --------
    TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY.................................   $460,485      $258,171       $111,900        $(61,533)      $769,023
                                                 ========      ========       ========        ========       ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                 HUNTSMAN                                                  CONSOLIDATED
                                                 PACKAGING                                                   HUNTSMAN
                                                CORPORATION    COMBINED       COMBINED                      PACKAGING
                                                PARENT ONLY   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CORPORATION
                                                -----------   ----------   --------------   ------------   ------------
                                                                           (IN THOUSANDS)
NET SALES.....................................   $524,191      $152,464       $121,375        $(16,614)      $781,416
COST OF SALES.................................    436,315       110,074         93,663         (16,614)       623,438
                                                 --------      --------       --------        --------       --------
GROSS PROFIT..................................     87,876        42,390         27,712                        157,978
TOTAL OPERATING EXPENSES......................     47,677        18,137         16,173                         81,987
                                                 --------      --------       --------                       --------
OPERATING INCOME..............................     40,199        24,253         11,539                         75,991
INTEREST EXPENSE..............................    (26,502)      (13,805)        (3,721)                       (44,028)
EQUITY IN EARNINGS OF SUBSIDIARIES............      7,747                                       (7,747)
OTHER INCOME (EXPENSE), net...................       (150)          129            456                            435
                                                 --------      --------       --------        --------       --------
INCOME BEFORE INCOME TAXES....................     21,294        10,577          8,274          (7,747)        32,398
INCOME TAX EXPENSE............................      2,983         6,626          4,478                         14,087
                                                 --------      --------       --------        --------       --------
NET INCOME....................................   $ 18,311      $  3,951       $  3,796        $ (7,747)      $ 18,311
                                                 ========      ========       ========        ========       ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                          HUNTSMAN                                                  CONSOLIDATED
                                          PACKAGING                                                   HUNTSMAN
                                         CORPORATION    COMBINED       COMBINED                      PACKAGING
                                         PARENT ONLY   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CORPORATION
                                         -----------   ----------   --------------   ------------   ------------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING
  ACTIVITIES:..........................   $ 33,629      $ 16,875       $   949                        $ 51,453
                                          --------      --------       -------                        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets.........         98                       1,093                           1,191
  Payments for acquisitions............    (11,812)          314                                       (11,498)
  Capital expenditures for plant and
     equipment.........................    (24,302)       (6,996)       (4,425)                        (35,723)
                                          --------      --------       -------                        --------
     Net cash used in investing
       activities......................    (36,016)       (6,682)       (3,332)                        (46,030)
                                          --------      --------       -------                        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common
     stock.............................        986                                                         986
  Payments received from stockholder
     note receivable...................        135                                                         135
  Principal payments on borrowings.....      4,475       (10,200)                                       (5,725)
  Payments on long-term debt...........     (9,594)                     (2,531)                        (12,125)
                                          --------      --------       -------                        --------
     Net cash provided by (used in)
       financing activities............     (3,998)      (10,200)       (2,531)                        (16,729)
                                          --------      --------       -------                        --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS.................        216            18           952                           1,186
                                          --------      --------       -------                        --------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS..........................     (6,169)           11        (3,962)                        (10,120)
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF THE YEAR..........................      7,381           525        11,311                          19,217
                                          --------      --------       -------                        --------
CASH AND CASH EQUIVALENTS AT END OF THE
  YEAR.................................   $  1,212      $    536       $ 7,349                        $  9,097
                                          ========      ========       =======                        ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1998

                                          HUNTSMAN                                                  CONSOLIDATED
                                          PACKAGING                                                   HUNTSMAN
                                         CORPORATION    COMBINED       COMBINED                      PACKAGING
                                         PARENT ONLY   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CORPORATION
                                         -----------   ----------   --------------   ------------   ------------
                                                                     (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............   $  7,381      $    525       $ 11,311                       $ 19,217
  Receivables..........................     59,667        13,650         16,064                         89,381
  Inventories..........................     50,243         5,994          9,655                         65,892
  Income taxes receivable..............      4,230         1,868          1,267                          7,365
  Deferred income taxes................      4,059           803         (1,257)                         3,605
  Prepaid expenses and other...........      2,090           680            293                          3,063
                                          --------      --------       --------                       --------
          Total current assets.........    127,670        23,520         37,333                        188,523
PLANT AND EQUIPMENT, net...............    173,850        73,589         52,895                        300,334
INTANGIBLE ASSETS, net.................     55,142       147,140         19,008                        221,290
INVESTMENT IN SUBSIDIARIES.............     42,959                                     $(42,959)
OTHER ASSETS...........................     17,582           143          6,400                         24,125
                                          --------      --------       --------        --------       --------
TOTAL ASSETS...........................   $417,203      $244,392       $115,636        $(42,959)      $734,272
                                          ========      ========       ========        ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable...............   $ 26,698      $  6,760       $  9,728                       $ 43,186
  Accrued liabilities..................     25,064         2,401          6,111                         33,576
  Current portion of long-term debt....      8,875                        2,531                         11,406
  Due to (from) affiliates.............    (21,224)       18,111         10,113                          7,000
                                          --------      --------       --------                       --------
          Total current liabilities....     39,413        27,272         28,483                         95,168
LONG-TERM DEBT, net of current
  portion..............................    273,519       194,200         45,811                        513,530
OTHER LIABILITIES......................      6,740         3,171          1,483                         11,394
DEFERRED INCOME TAXES..................     25,774        13,658          2,991                         42,423
                                          --------      --------       --------                       --------
          Total liabilities............    345,446       238,301         78,768                        662,515
                                          --------      --------       --------                       --------
REDEEMABLE COMMON
  STOCK................................      1,170                                                       1,170
                                          --------                                                    --------
STOCKHOLDERS' EQUITY:
  Common stock.........................     63,676         6,357         29,241        $(35,598)        63,676
  Retained earnings....................     13,731          (255)        12,641         (12,386)        13,731
  Shareholder note receivable..........       (434)                                                       (434)
  Foreign currency translation
     adjustments.......................     (6,386)          (11)        (5,014)          5,025         (6,386)
                                          --------      --------       --------        --------       --------
          Total stockholders' equity...     70,587         6,091         36,868         (42,959)        70,587
                                          --------      --------       --------        --------       --------
          TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY.......   $417,203      $244,392       $115,636        $(42,959)      $734,272
                                          ========      ========       ========        ========       ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                              HUNTSMAN                                                  CONSOLIDATED
                                              PACKAGING                                                   HUNTSMAN
                                             CORPORATION    COMBINED       COMBINED                      PACKAGING
                                             PARENT ONLY   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CORPORATION
                                             -----------   ----------   --------------   ------------   ------------
                                                                         (IN THOUSANDS)
NET SALES..................................   $486,484      $ 82,132       $90,769         $(7,428)       $651,957
COST OF SALES..............................    403,574        64,520        71,744          (7,428)        532,410
                                              --------      --------       -------         -------        --------
GROSS PROFIT...............................     82,910        17,612        19,025                         119,547
TOTAL OPERATING EXPENSES...................     52,948         5,403        11,732                          70,083
                                              --------      --------       -------                        --------
OPERATING INCOME...........................     29,962        12,209         7,293                          49,464
INTEREST EXPENSE...........................    (25,206)      (10,193)       (2,120)                        (37,519)
EQUITY IN EARNINGS OF SUBSIDIARIES.........        904                                        (904)
OTHER INCOME (EXPENSE), net................      1,339           (72)       (2,146)                           (879)
                                              --------      --------       -------         -------        --------
INCOME BEFORE INCOME TAXES AND DISCONTINUED
  OPERATIONS...............................      6,999         1,944         3,027            (904)         11,066
INCOME TAX EXPENSE.........................      3,884         2,120         2,529                           8,533
                                              --------      --------       -------         -------        --------
INCOME BEFORE DISCONTINUED OPERATIONS......      3,115          (176)          498            (904)          2,533
INCOME FROM DISCONTINUED OPERATIONS, net of
  income taxes.............................                                    582                             582
GAIN ON SALE OF DISCONTINUED OPERATIONS,
  net of income taxes......................      5,223                                                       5,223
                                              --------      --------       -------         -------        --------
NET INCOME.................................   $  8,338      $   (176)      $ 1,080         $  (904)       $  8,338
                                              ========      ========       =======         =======        ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                             HUNTSMAN                                                  CONSOLIDATED
                                             PACKAGING                                                   HUNTSMAN
                                            CORPORATION    COMBINED       COMBINED                      PACKAGING
                                            PARENT ONLY   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CORPORATION
                                            -----------   ----------   --------------   ------------   ------------
                                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:.....   $  11,433     $ 26,603       $ 7,454                       $  45,490
                                             ---------     --------       -------                       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets............      33,850                                                     33,850
  Payments for acquisitions...............    (298,274)          97         1,588                        (296,589)
  Capital expenditures for plant and
     equipment............................     (40,154)      (3,383)       (8,564)                        (52,101)
                                             ---------     --------       -------                       ---------
          Net cash used in investing
            activities....................    (304,578)      (3,286)       (6,976)                       (314,840)
                                             ---------     --------       -------                       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common
     stock................................       1,170                                                      1,170
  Payments received from stockholder note
     receivable...........................         266                                                        266
  Principal payments on borrowings........      12,819      (22,800)         (563)                        (10,544)
  Proceeds from issuance of long-term
     debt.................................     285,000                                                    285,000
                                             ---------     --------       -------                       ---------
          Net cash provided by (used in)
            financing activities..........     299,255      (22,800)         (563)                        275,892
                                             ---------     --------       -------                       ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS....................          65          (11)          210                             264
                                             ---------     --------       -------                       ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS.............................       6,175          506           125                           6,806
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  THE YEAR................................       1,206           19        11,186                          12,411
                                             ---------     --------       -------                       ---------
CASH AND CASH EQUIVALENTS AT END OF THE
  YEAR....................................   $   7,381     $    525       $11,311                       $  19,217
                                             =========     ========       =======                       =========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                              HUNTSMAN                                                  CONSOLIDATED
                                              PACKAGING                                                   HUNTSMAN
                                             CORPORATION    COMBINED       COMBINED                      PACKAGING
                                             PARENT ONLY   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CORPORATION
                                             -----------   ----------   --------------   ------------   ------------
                                                                         (IN THOUSANDS)
NET SALES..................................   $396,814       $2,117        $58,674         $(9,862)       $447,743
COST OF SALES..............................    349,337        2,012         48,141          (9,862)        389,628
                                              --------       ------        -------         -------        --------
GROSS PROFIT...............................     47,477          105         10,533                          58,115
TOTAL OPERATING EXPENSES...................     40,493          128          4,418                          45,039
                                              --------       ------        -------                        --------
OPERATING INCOME...........................      6,984          (23)         6,115                          13,076
INTEREST EXPENSE...........................    (16,595)                       (405)                        (17,000)
EQUITY IN EARNINGS OF SUBSIDIARIES.........      4,715                                      (4,715)
OTHER INCOME (EXPENSE), net................      1,847                      (1,097)                            750
                                              --------       ------        -------         -------        --------
INCOME (LOSS) BEFORE INCOME TAXES AND
  DISCONTINUED OPERATIONS..................     (3,049)         (23)         4,613          (4,715)         (3,174)
INCOME TAX EXPENSE (BENEFIT)...............     (3,424)                      2,915                            (509)
                                              --------       ------        -------         -------        --------
INCOME (LOSS) BEFORE DISCONTINUED
  OPERATIONS...............................        375          (23)         1,698          (4,715)         (2,665)
INCOME FROM DISCONTINUED OPERATIONS, net of
  income taxes.............................                                  3,040                           3,040
                                              --------       ------        -------         -------        --------
NET INCOME.................................   $    375       $  (23)       $ 4,738         $(4,715)       $    375
                                              ========       ======        =======         =======        ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                             HUNTSMAN                                                  CONSOLIDATED
                                             PACKAGING                                                   HUNTSMAN
                                            CORPORATION    COMBINED       COMBINED                      PACKAGING
                                            PARENT ONLY   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CORPORATION
                                            -----------   ----------   --------------   ------------   ------------
                                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:.....   $  21,967       $ 2          $ 6,679                       $  28,648
                                             ---------       ---          -------                       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for acquisitions...............     (69,366)                                                   (69,366)
  Capital expenditures for plant and
     equipment............................     (14,657)                    (3,204)                        (17,861)
                                             ---------                    -------                       ---------
          Net cash used in investing
            activities....................     (84,023)                    (3,204)                        (87,227)
                                             ---------                    -------                       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on borrowings........    (249,509)                                                  (249,509)
  Proceeds from issuance of long-term
     debt.................................     312,700                                                    312,700
  Payment of cash dividend................       1,900                     (1,900)
                                             ---------                    -------                       ---------
          Net cash provided by (used in)
            financing activities..........      65,091                     (1,900)                         63,191
                                             ---------                    -------                       ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS....................        (518)                    (2,330)                         (2,848)
                                             ---------                    -------                       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.............................       2,517         2             (755)                          1,764
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  THE YEAR................................      (1,311)       17           11,941                          10,647
                                             ---------       ---          -------                       ---------
CASH AND CASH EQUIVALENTS AT END OF THE
  YEAR....................................   $   1,206       $19          $11,186                       $  12,411
                                             =========       ===          =======                       =========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
 AS OF MARCH 31, 2000 AND DECEMBER 31, 1999 (DOLLARS IN THOUSANDS) (UNAUDITED)

                                                              MARCH 31,    DECEMBER 31,
                                                                2000           1999
                                                              ---------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 12,228       $  9,097
  Receivables, net of allowances of $1,898 and $2,115,
     respectively...........................................   118,565        122,634
  Inventories...............................................    92,348         78,199
  Prepaid expenses and other................................     2,542          2,644
  Income taxes receivable...................................       419          2,691
  Deferred income taxes.....................................     5,369          5,408
                                                              --------       --------
          Total current assets..............................   231,471        220,673
PLANT AND EQUIPMENT, net....................................   317,880        314,452
INTANGIBLE ASSETS, net......................................   212,559        214,956
OTHER ASSETS................................................    18,188         18,942
                                                              --------       --------
          Total assets......................................  $780,098       $769,023
                                                              ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable....................................  $ 69,197       $ 60,056
  Accrued liabilities.......................................    36,759         34,936
  Current portion of long-term debt.........................    18,295         17,120
  Due to affiliates.........................................     4,624          4,715
                                                              --------       --------
          Total current liabilities.........................   128,875        116,827
LONG-TERM DEBT, net of current portion......................   488,275        493,262
OTHER LIABILITIES...........................................    15,169         13,983
DEFERRED INCOME TAXES.......................................    51,986         51,363
                                                              --------       --------
          Total liabilities.................................   684,305        675,435
                                                              --------       --------
REDEEMABLE COMMON STOCK -- Class C nonvoting, no par value;
  60,000 shares authorized; 49,511 shares outstanding, net
  of related stockholders' notes receivable of $2,841 and
  $2,795, respectively......................................     4,103          2,926
                                                              --------       --------
STOCKHOLDERS' EQUITY:
  Common stock -- Class A voting, no par value; 1,200,000
     shares authorized, 1,000,001 shares outstanding........    63,161         63,161
  Common stock -- Class B voting, no par value; 10,000
     shares authorized, 6,999 shares outstanding............       515            515
  Retained earnings.........................................    33,443         32,042
  Stockholder note receivable...............................      (299)          (299)
  Cumulative foreign currency translation adjustment........    (5,130)        (4,757)
                                                              --------       --------
          Total stockholders' equity........................    91,690         90,662
                                                              --------       --------
          Total liabilities and stockholders' equity........  $780,098       $769,023
                                                              ========       ========

           See notes to condensed consolidated financial statements.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (IN THOUSANDS) (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
NET SALES...................................................  $212,537    $174,443
COST OF SALES...............................................   169,524     137,616
                                                              --------    --------
  Gross profit..............................................    43,013      36,827
                                                              --------    --------
OPERATING EXPENSES:
  Administration and other..................................    15,264      11,001
  Sales and marketing.......................................     6,639       6,186
  Research and development..................................     1,082       1,464
  Compensation and transaction costs related to
     recapitalization.......................................     5,200
                                                              --------    --------
          Total operating expenses..........................    28,185      18,651
                                                              --------    --------
OPERATING INCOME............................................    14,828      18,176
INTEREST EXPENSE............................................   (11,558)    (10,222)
OTHER INCOME (EXPENSE), net.................................       430      (1,984)
                                                              --------    --------
INCOME BEFORE INCOME TAXES..................................     3,700       5,970
INCOME TAX EXPENSE..........................................     2,299       3,699
                                                              --------    --------
NET INCOME..................................................  $  1,401    $  2,271
                                                              ========    ========

           See notes to condensed consolidated financial statements.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (IN THOUSANDS) (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  1,401    $ 2,271
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................     9,515      8,443
     Deferred income taxes..................................       662      1,236
     Provision for losses on accounts receivable............      (217)      (346)
     Noncash stock-based compensation expense...............     1,223
     Changes in assets and liabilities:
       Receivables..........................................     4,286     (5,655)
       Inventories..........................................   (14,149)    (6,305)
       Prepaid expenses and other...........................       102      1,128
       Other assets.........................................       754      2,823
       Trade accounts payable...............................     9,141     (9,052)
       Accrued liabilities..................................     1,823       (440)
       Due to affiliates....................................       (91)    (5,603)
       Income taxes receivable..............................     2,272      2,836
       Other liabilities....................................     1,186        853
                                                              --------    -------
          Net cash provided by (used in) operating
            activities......................................    17,908     (7,811)
                                                              --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for plant and equipment..............   (10,093)    (8,120)
                                                              --------    -------
          Net cash used in investing activities.............   (10,093)    (8,120)
                                                              --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of Class C nonvoting common
     stock and net change in related stockholders notes
     receivable.............................................       (46)     1,119
  Principal payments on long-term debt......................    (3,469)    (2,313)
  Proceeds (payments) on revolving debt.....................      (343)     7,996
                                                              --------    -------
          Net cash provided by (used in) financing
            activities......................................    (3,858)     6,802
                                                              --------    -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................      (826)       574
                                                              --------    -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     3,131     (8,555)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD..........     9,097     19,217
                                                              --------    -------
CASH AND CASH EQUIVALENTS, END OF THE PERIOD................  $ 12,228    $10,662
                                                              ========    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid (received) during the period for:
     Interest...............................................  $  8,411    $ 7,487
                                                              ========    =======
     Income taxes...........................................  $ (1,814)   $  (992)
                                                              ========    =======

           See notes to condensed consolidated financial statements.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements have been prepared, without audit, in accordance with accounting principles generally accepted in the United States and pursuant to the rules and regulations of the Securities and Exchange Commission. The information reflects all adjustments that, in the opinion of management, are necessary for a fair presentation of the results of operations and financial position of Huntsman Packaging Corporation and subsidiaries ("Huntsman Packaging") for the periods indicated, such adjustments being of a normal recurring nature. Results of operations for interim periods are not necessarily indicative of results of operations to be expected for a full fiscal year.

     Certain information normally included in footnote disclosures to the financial statements has been condensed or omitted in accordance with the rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with Huntsman Packaging's Annual Report on Form 10-K for the year ended December 31, 1999.

2. RECAPITALIZATION

     On March 31, 2000, we, together with our existing stockholders, entered into an agreement (the "Recapitalization Agreement") with Chase Domestic Investments, L.L.C., a newly formed Delaware limited liability company ("Investor L.L.C."), and an affiliate of Chase Capital Partners ("CCP"), whereby Investor L.L.C. will acquire approximately 62% of our total common equity in a recapitalization transaction. The recapitalization is valued at $1.065 billion, including transaction costs, and is subject to purchase price adjustments. Pursuant to the Recapitalization Agreement, we will redeem all of the shares of our common stock held by Jon M. Huntsman, our founder, current majority stockholder and Chairman of the Board (the "Equity Redemption"). Investor L.L.C. will purchase (the "Investor Share Purchase") approximately one-half of the shares of our common stock held collectively by The Christena Karen H. Durham Trust (the "Trust") and by members of our senior management (the "Management Investors"), and will also purchase (the "Investor Common Equity Contribution") shares of common stock directly from us. The Trust and the Management Investors will retain approximately one-half of the shares of our common stock collectively owned by them prior to the recapitalization. In addition, we will issue to Investor L.L.C. a new series of senior cumulative exchangeable redeemable preferred stock (the "New Preferred Stock") and detachable warrants for our common stock (the "Warrants"). The foregoing transactions are collectively referred to as the "Recapitalization".

     Immediately following the Recapitalization, approximately 62% of our total common equity will be owned by Investor L.L.C. and approximately 38% of our total common equity will be owned by the Trust and the Management Investors. Completion of the Recapitalization is subject to certain conditions, including receipt of U.S. and foreign governmental regulatory approvals, the successful conclusion of the Consent Solicitation and the Tender Offer (as such terms are defined in the following paragraph), the availability of financing and other customary closing conditions.

     We are offering to purchase (the "Tender Offer") up to all (but not less than a majority) of our outstanding $125.0 million principal amount of 9 1/8% Senior Subordinated Notes due 2007 (the "9 1/8% Notes"). We have also solicited and received the requisite consents (the "Consent Solicitation") from tendering holders of the 9 1/8% Notes to amend the indenture governing the 9 1/8% Notes (the "9 1/8% Indenture") to eliminate many of the restrictive covenants contained in the 9 1/8% Indenture and to permit us to effect the Recapitalization and incur borrowings under the New Credit Facilities (as defined in the following paragraph). As of 5:00 p.m., New York City time on May 10, 2000, holders of all $125.0 million principal amount of the 9 1/8% Notes had delivered consents to the amendments and tendered their 9 1/8% Notes. We have entered into a supplemental indenture, dated

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES as of April 25, 2000, which will effect the amendments to the 9 1/8% Notes Indenture upon the acceptance for purchase by us of the 9 1/8% Notes pursuant to the Tender Offer.

     On the closing date of the Recapitalization, we will refinance all amounts outstanding under our existing credit facility (the "Existing Credit Facility") and will replace the Existing Credit Facility with amended and restated senior secured credit facilities (the "New Credit Facilities"). The New Credit Facilities will consist of a $200.0 million senior secured tranche A facility, $40.0 million of which will be made available to our principal Mexican subsidiary, a $280.0 million senior secured tranche B facility and a $100.0 million revolving credit facility.

     In connection with the Recapitalization, we also intend to issue $220.0 million aggregate principal amount of new senior subordinated notes (the "New Notes") and warrants to purchase common stock. The offering of the New Notes and warrants will not be registered under the Securities Act of 1933, as amended, and the New Notes and warrants may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     The Recapitalization Agreement constitutes a "change of control" under the long-term incentive plans ("LTIP") of Huntsman Packaging. Upon a change of control, all participants in the LTIP fully vest and all amounts due to the participants are payable within 90 days. As a result, we accrued $5.0 million of compensation expense in the three months ended March 31, 2000 relating to the vesting under the LTIP. In addition, we incurred $0.2 million of fees and expenses in connection with the Recapitalization in the three months ended March 31, 2000. Both the LTIP compensation expense and these fees and expenses are included in "compensation and transaction costs related to recapitalization" in the accompanying condensed consolidated statement of income.

     The accounting for the Recapitalization will not result in changes to the historical cost presentation of our assets and liabilities. Accordingly, the Equity Redemption will reduce stockholders' equity and no additional goodwill or fair value adjustments will be recorded as a result of the Recapitalization.

3. INVENTORIES

     Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value. Inventories as of March 31, 2000 and December 31, 1999 consisted of the following (in thousands):

                                                              MARCH 31,    DECEMBER 31,
                                                                2000           1999
                                                              ---------    ------------
Finished goods..............................................   $46,165       $41,408
Raw materials...............................................    39,259        28,910
Work-in-process.............................................     6,924         7,881
                                                               -------       -------
Total.......................................................   $92,348       $78,199
                                                               =======       =======

4. COMPREHENSIVE INCOME

     The following table reports comprehensive income for the three months ended March 31, 2000 and 1999 (in thousands).

                                                                2000           1999
                                                              ---------    ------------
Net income..................................................   $ 1,401       $ 2,271
Foreign currency translation adjustments....................      (373)          408
                                                               -------       -------
Comprehensive income........................................   $ 1,028       $ 2,679
                                                               =======       =======

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

5. OTHER EXPENSE

     We held investments in marketable securities during 1999 that were designated as trading securities. For the three months ended March 31, 1999, unrealized losses of approximately $2.0 million on these investments are included in other income (expense), net.

6. OPERATING SEGMENTS

     Operating segments are components of our company for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

     We have three reportable operating segments: specialty films, design products, and industrial films. The specialty films segment produces converter films that are sold to other flexible packaging manufacturers for additional fabrication, barrier films that contain and protect food and other products, and other films used in the personal care, medical and agriculture industries. The design products segment produces printed rollstock, bags and sheets used to package products in the food and other industries. The industrial films segment produces stretch films, used for industrial unitizing and containerization, and PVC films, used to wrap meat, cheese and produce.

     Sales and transfers between our segments are eliminated in consolidation. We evaluate performance of the operating segments based on profit or loss before income taxes, not including nonrecurring gains or losses. Our reportable segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

     Segment profit or loss and segment assets as of and for the three months ended March 31, 2000 and 1999 are presented in the following table (in thousands).

                                   SPECIALTY     DESIGN     INDUSTRIAL    CORPORATE/
                                     FILMS      PRODUCTS      FILMS         OTHER        TOTAL
                                   ---------    --------    ----------    ----------    --------
2000
Net sales to customers...........  $121,635     $ 51,623     $39,279                    $212,537
Intersegment sales...............     2,154        1,468       1,139       $ (4,761)
                                   --------     --------     -------       --------     --------
     Total net sales.............   123,789       53,091      40,418         (4,761)     212,537
Depreciation and amortization....     5,141        2,214       1,281            879        9,515
Interest expense.................     3,821          888          87          6,762       11,558
Segment profit...................    14,468        3,975       4,286        (13,829)       8,900
Compensation and transaction
  costs related to
  recapitalization...............                                             5,200        5,200
Segment total assets.............   460,033      178,353      86,673         55,039      780,098
Capital expenditures.............     4,170        1,361       3,379          1,183       10,093

1999
Net sales to customers...........  $102,762     $ 37,934     $33,747                    $174,443
Intersegment sales...............     1,367          906         307       $ (2,580)
                                   --------     --------     -------       --------     --------
     Total net sales.............   104,129       38,840      34,054         (2,580)     174,443
Depreciation and amortization....     4,574        2,009       1,115            745        8,443
Interest expense.................     3,452          799          87          5,884       10,222
Segment profit...................    13,205        1,855       3,969        (13,059)       5,970
Segment total assets.............   434,344      154,433      84,645         57,273      730,695
Capital expenditures.............     3,132        2,286       1,717            985        8,120

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

     A reconciliation of the totals reported for the operating segments to our totals reported in the condensed consolidated financial statements is as follows (in thousands):

                                                                2000        1999
                                                              --------    --------
PROFIT OR LOSS
Total profit for reportable segments........................  $ 22,729    $ 19,029
Unallocated amounts:
  Corporate expenses........................................    (7,067)     (7,175)
  Interest expense..........................................    (6,762)     (5,884)
  Compensation and transaction costs related to
     recapitalization.......................................    (5,200)
                                                              --------    --------
  Income before income taxes................................  $  3,700    $  5,970
                                                              ========    ========
ASSETS
Total assets for reportable segments........................  $725,059    $673,422
Intangible assets not allocated to segments.................    15,839      17,206
Other unallocated assets....................................    39,200      40,067
                                                              --------    --------
          Total consolidated assets.........................  $780,098    $730,695
                                                              ========    ========

7. REDEEMABLE COMMON STOCK AND STOCK OPTIONS

     Under the terms of the Option Cancellation and Restricted Stock Purchase Agreements and the 1998 Huntsman Packaging Corporation Stock Option Plan, a "change of control" transaction results in the full vesting of the restricted stock and the options, and all of the outstanding options become exercisable. As a result of the Recapitalization Agreement, a change of control will occur and accordingly, we accrued noncash compensation expense of $1.2 million in the three months ended March 31, 2000 relating to the performance-based stock options. This expense is included in "administration and other expense" in the accompanying condensed consolidated statement of income.

     Redeemable common stock includes Class C Common and is presented net of related stockholders' notes receivable of $2.8 million. Included in the stockholder notes receivable is accrued interest on the notes of $0.2 million. Redeemable common stock also includes total accrued noncash stock-based compensation expense of $2.0 million relating to performance-based stock options.

8. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The following condensed consolidating financial statements present, in separate columns, financial information for (i) Huntsman Packaging (on a parent only basis), with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture, dated September 30, 1997 (the "Indenture") relating to Huntsman Packaging's $125 million senior subordinated notes (the "Notes") on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indenture recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Huntsman Packaging and its subsidiaries on a consolidated basis, and (v) Huntsman Packaging on a consolidated basis, in each case as of March 31, 2000 and December 31, 1999 and for the three months ended March 31, 2000 and 1999. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is wholly-owned, directly or indirectly, by Huntsman Packaging. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Huntsman Packaging. The condensed consolidating financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                AS OF MARCH 31, 2000 (IN THOUSANDS) (UNAUDITED)

                                      HUNTSMAN                      COMBINED                    CONSOLIDATED
                                      PACKAGING      COMBINED         NON-                        HUNTSMAN
                                     CORPORATION    GUARANTOR      GUARANTOR                     PACKAGING
                                     PARENT ONLY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CORPORATION
                                     -----------   ------------   ------------   ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........   $  1,719       $  1,582       $  8,927                      $ 12,228
  Receivables......................     70,756         26,708         21,101                       118,565
  Inventories......................     68,260         12,042         12,046                        92,348
  Prepaid expenses and other.......      1,969            117            456                         2,542
  Income taxes receivable..........      1,122            136           (839)                          419
  Deferred income taxes............      6,715            426         (1,772)                        5,369
                                      --------       --------       --------                      --------
          Total current assets.....    150,541         41,011         39,919                       231,471
PLANT AND EQUIPMENT, net...........    189,121         78,228         50,531                       317,880
INTANGIBLE ASSETS, net.............     52,071        142,298         18,190                       212,559
INVESTMENT IN SUBSIDIARIES.........     65,688                                     $(65,688)
OTHER ASSETS.......................     15,858            144          2,186                        18,188
                                      --------       --------       --------       --------       --------
TOTAL ASSETS.......................   $473,279       $261,681       $110,826       $(65,688)      $780,098
                                      ========       ========       ========       ========       ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
CURRENT LIABILITIES:
  Trade accounts payable...........   $ 46,696       $ 10,764       $ 11,737                      $ 69,197
  Accrued liabilities..............     28,753          2,075          5,931                        36,759
  Current portion of long-term
     debt..........................     14,358                         3,937                        18,295
  Due to (from) affiliates.........    (18,971)        18,025          5,570                         4,624
                                      --------       --------       --------                      --------
          Total current
            liabilities............     70,836         30,864         27,175                       128,875
LONG-TERM DEBT, net of current
  portion..........................    263,244        184,000         41,031                       488,275
OTHER LIABILITIES..................     12,065          1,632          1,472                        15,169
DEFERRED INCOME TAXES..............     31,341         18,465          2,180                        51,986
                                      --------       --------       --------                      --------
          Total liabilities........    377,486        234,961         71,858                       684,305
                                      --------       --------       --------                      --------
REDEEMABLE COMMON STOCK............      4,103                                                       4,103
                                      --------                                                    --------
STOCKHOLDERS' EQUITY:
  Common stock.....................     63,676         20,377         29,241       $(49,618)        63,676
  Retained earnings................     33,443          6,339         13,195        (19,534)        33,443
  Stockholder note receivable......       (299)                                                       (299)
  Foreign currency translation
     adjustment....................     (5,130)             4         (3,468)         3,464         (5,130)
                                      --------       --------       --------       --------       --------
          Total stockholders'
            equity.................     91,690         26,720         38,968        (65,688)        91,690
                                      --------       --------       --------       --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY...........................   $473,279       $261,681       $110,826       $(65,688)      $780,098
                                      ========       ========       ========       ========       ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
               AS OF DECEMBER 31, 1999 (IN THOUSANDS) (UNAUDITED)

                                        HUNTSMAN                                              CONSOLIDATED
                                        PACKAGING                  COMBINED                     HUNTSMAN
                                       CORPORATION    COMBINED       NON-                      PACKAGING
                                       PARENT ONLY   GUARANTORS   GUARANTORS   ELIMINATIONS   CORPORATION
                                       -----------   ----------   ----------   ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........   $  1,212      $    536     $  7,349                     $  9,097
  Receivables........................     75,053        24,211       23,370                      122,634
  Inventories........................     56,646        10,067       11,486                       78,199
  Prepaid expenses and other.........      2,127            90          427                        2,644
  Income taxes receivable............      3,486           212       (1,007)                       2,691
  Deferred income taxes..............      6,715           426       (1,733)                       5,408
                                        --------      --------     --------                     --------
          Total current assets.......    145,239        35,542       39,892                      220,673
PLANT AND EQUIPMENT, net.............    184,444        78,649       51,359                      314,452
INTANGIBLE ASSETS, net...............     52,676       143,836       18,444                      214,956
INVESTMENT IN SUBSIDIARIES...........     61,533                                 $(61,533)
OTHER ASSETS.........................  16,593...           144        2,205                       18,942
                                        --------      --------     --------      --------       --------
TOTAL ASSETS.........................  4$60,485..     $258,171     $111,900      $(61,533)      $769,023
                                        ========      ========     ========      ========       ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
CURRENT LIABILITIES:
  Trade accounts payable.............   $ 39,293      $  9,629     $ 11,134                     $ 60,056
  Accrued liabilities................     25,238         2,833        6,865                       34,936
  Current portion of long-term
     debt............................     13,464                      3,656                       17,120
  Due to (from) affiliates...........    (19,737)       17,431        7,021                        4,715
                                        --------      --------     --------                     --------
          Total current
            liabilities..............     58,258        29,893       28,676                      116,827
LONG-TERM DEBT, net of current
  portion............................    267,107       184,000       42,155                      493,262
OTHER LIABILITIES....................     10,741         1,733        1,509                       13,983
DEFERRED INCOME TAXES................     30,791        18,465        2,107                       51,363
                                        --------      --------     --------                     --------
          Total liabilities..........    366,897       234,091       74,447                      675,435
                                        --------      --------     --------                     --------
REDEEMABLE COMMON STOCK..............      2,926                                                   2,926
                                        --------                                                --------
STOCKHOLDERS' EQUITY:
  Common stock.......................     63,676        20,377       29,241      $(49,618)        63,676
  Retained earnings..................     32,042         3,696       11,437       (15,133)        32,042
  Shareholder note receivable........       (299)                                                   (299)
  Cumulative foreign currency
     translation adjustment..........     (4,757)            7       (3,225)        3,218         (4,757)
                                        --------      --------     --------      --------       --------
          Total stockholders'
            equity...................     90,662        24,080       37,453       (61,533)        90,662
                                        --------      --------     --------      --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.............................   $460,485      $258,171     $111,900      $(61,533)      $769,023
                                        ========      ========     ========      ========       ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
      FOR THE THREE MONTHS ENDED MARCH 31, 2000 (IN THOUSANDS) (UNAUDITED)

                                      HUNTSMAN                      COMBINED                    CONSOLIDATED
                                      PACKAGING      COMBINED         NON-                        HUNTSMAN
                                     CORPORATION    GUARANTOR      GUARANTOR                     PACKAGING
                                     PARENT ONLY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CORPORATION
                                     -----------   ------------   ------------   ------------   ------------
NET SALES..........................   $137,526       $49,031        $30,741        $(4,761)       $212,537
COST OF SALES......................    113,951        36,037         24,297         (4,761)        169,524
                                      --------       -------        -------        -------        --------
          Gross profit.............     23,575        12,994          6,444                         43,013
OPERATING EXPENSES.................     21,670         3,629          2,886                         28,185
                                      --------       -------        -------                       --------
OPERATING INCOME...................      1,905         9,365          3,558                         14,828
INTEREST EXPENSE...................     (6,767)       (3,813)          (978)                       (11,558)
EQUITY IN EARNINGS OF
  SUBSIDIARIES.....................      4,401                                      (4,401)
OTHER INCOME (EXPENSE), net........         62            (9)           377                            430
                                      --------       -------        -------        -------        --------
INCOME BEFORE INCOME TAXES.........       (399)        5,543          2,957         (4,401)          3,700
INCOME TAX EXPENSE.................     (1,800)        2,900          1,199                          2,299
                                      --------       -------        -------        -------        --------
NET INCOME.........................   $  1,401       $ 2,643        $ 1,758        $(4,401)       $  1,401
                                      ========       =======        =======        =======        ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME
      FOR THE THREE MONTHS ENDED MARCH 31, 1999 (IN THOUSANDS) (UNAUDITED)

                                      HUNTSMAN                      COMBINED                    CONSOLIDATED
                                      PACKAGING      COMBINED         NON-                        HUNTSMAN
                                     CORPORATION    GUARANTOR      GUARANTOR                     PACKAGING
                                     PARENT ONLY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CORPORATION
                                     -----------   ------------   ------------   ------------   ------------
NET SALES..........................   $118,722       $31,622        $26,679        $(2,580)       $174,443
COST OF SALES......................     97,278        22,390         20,528         (2,580)        137,616
                                      --------       -------        -------        -------        --------
          Gross profit.............     21,444         9,232          6,151                         36,827
OPERATING EXPENSES.................     13,703         2,538          2,410                         18,651
                                      --------       -------        -------                       --------
OPERATING INCOME...................      7,741         6,694          3,741                         18,176
INTEREST EXPENSE...................     (5,890)       (3,445)          (887)                       (10,222)
EQUITY IN EARNINGS OF
  SUBSIDIARIES.....................      1,403                                      (1,403)
OTHER EXPENSE, net.................       (204)           (1)        (1,779)                        (1,984)
                                      --------       -------        -------        -------        --------
INCOME BEFORE INCOME TAXES.........      3,050         3,248          1,075         (1,403)          5,970
INCOME TAX EXPENSE.................        779         1,863          1,057                          3,699
                                      --------       -------        -------        -------        --------
NET INCOME.........................   $  2,271       $ 1,385        $    18        $(1,403)       $  2,271
                                      ========       =======        =======        =======        ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
      FOR THE THREE MONTHS ENDED MARCH 31, 2000 (IN THOUSANDS) (UNAUDITED)

                                   HUNTSMAN                                                    CONSOLIDATED
                                   PACKAGING      COMBINED        COMBINED                       HUNTSMAN
                                  CORPORATION    GUARANTOR     NON-GUARANTOR                    PACKAGING
                                  PARENT ONLY   SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CORPORATION
                                  -----------   ------------   --------------   ------------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES....................   $ 12,655       $ 2,046          $3,207                        $ 17,908
                                   --------       -------          ------                        --------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures for plant
     and equipment..............     (8,315)         (997)           (781)                        (10,093)
                                   --------       -------          ------                        --------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net change in stockholders'
     notes receivable...........        (46)                                                          (46)
  Net proceeds from issuance of
     (principal payments on)
     long-term debt.............     (2,969)                         (843)                         (3,812)
                                   --------                        ------                        --------
  Net cash used in financing
     activities.................     (3,015)                         (843)                         (3,858)
                                   --------                        ------                        --------
EFFECT OF EXCHANGE RATE CHANGES
  ON CASH AND CASH
  EQUIVALENTS...................       (818)           (3)             (5)                           (826)
                                   --------       -------          ------                        --------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS...................        507         1,046           1,578                           3,131
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD...........      1,212           536           7,349                           9,097
                                   --------       -------          ------                        --------
CASH AND CASH EQUIVALENTS AT END
  OF PERIOD.....................   $  1,719       $ 1,582          $8,927                        $ 12,228
                                   ========       =======          ======                        ========

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
      FOR THE THREE MONTHS ENDED MARCH 31, 1999 (IN THOUSANDS) (UNAUDITED)

                                   HUNTSMAN                       COMBINED                     CONSOLIDATED
                                   PACKAGING      COMBINED          NON-                         HUNTSMAN
                                  CORPORATION    GUARANTOR       GUARANTOR                      PACKAGING
                                  PARENT ONLY   SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CORPORATION
                                  -----------   ------------   --------------   ------------   ------------
CASH FLOWS FROM
  OPERATING ACTIVITIES..........   $(13,326)      $ 7,205         $(1,690)                       $(7,811)
                                   --------       -------         -------                        -------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures for plant
     and equipment..............     (6,603)         (836)           (681)                        (8,120)
                                   --------       -------         -------                        -------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net proceeds from issuance of
     common stock and net change
     in stockholders' notes
     receivable.................      1,119                                                        1,119
  Net proceeds from issuance of
     (principal payments on)
     long-term debt.............     13,045        (6,800)           (562)                         5,683
                                   --------       -------         -------                        -------
  Net cash provided by (used in)
     financing activities.......     14,164        (6,800)           (562)                         6,802
                                   --------       -------         -------                        -------
EFFECT OF EXCHANGE RATE CHANGES
  ON CASH AND CASH
  EQUIVALENTS...................         (1)                          575                            574
                                   --------                       -------                        -------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS...................     (5,766)         (431)         (2,358)                        (8,555)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD...........      7,381           525          11,311                         19,217
                                   --------       -------         -------                        -------
CASH AND CASH EQUIVALENTS AT END
  OF PERIOD.....................   $  1,615       $    94         $ 8,953                        $10,662
                                   ========       =======         =======                        =======

[HUNTSMAN PACKAGING LOGO]

$220,000,000

HUNTSMAN PACKAGING CORPORATION

OFFER TO EXCHANGE ALL OUTSTANDING
13% SENIOR SUBORDINATED NOTES DUE 2010
FOR 13% SENIOR SUBORDINATED NOTES DUE 2010,
WHICH HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

             [ALTERNATIVE FRONT COVER FOR MARKET-MAKING PROSPECTUS]
                   Subject to Completion, Dated June 21, 2000

Prospectus

[HUNTSMAN PACKAGING LOGO]
HUNTSMAN PACKAGING CORPORATION

13% SENIOR SUBORDINATED NOTES DUE 2010

We issued the 13% Senior Subordinated Notes due 2010 which have been registered under the Securities Act of 1933 in exchange for our 13% Senior Subordinated Notes due 2010 in our exchange offer.

MATURITY

- The Notes will mature on June 1, 2010.

INTEREST

- Interest on the Notes will be payable on June 1 and December 1 of each year, beginning December 1, 2000.

REDEMPTION

- We may redeem some or all of the notes at any time on or after June 1, 2005.

- We may also redeem up to $77,000,000 of the Notes using the proceeds of certain equity offerings completed before June 1, 2003.

- The redemption prices are described on page   .
CHANGE OF CONTROL

- If we experience a change of control, we must offer to purchase the Notes.

SECURITY AND RANKING

- The Notes are unsecured. The Notes are subordinated to all of our existing and future senior debt, rank equally with all of our other senior subordinated debt and rank senior to all of our future subordinated debt.

GUARANTEES

- If we fail to make payments on the Notes, our guarantor subsidiaries must make them instead. These guarantees are senior subordinated obligations of our guarantor subsidiaries. Not all of our subsidiaries guarantee the Notes.

We prepared this prospectus for use by Chase Securities Inc. ("CSI") in connection with offers and sales related to market-making transactions of the New Notes. CSI may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

                           -------------------------

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE    OF THIS
PROSPECTUS IN EVALUATING AN INVESTMENT IN THE NEW NOTES.

                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

CHASE SECURITIES INC.
                           -------------------------
              The date of this prospectus is                , 2000

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

TRADING MARKET FOR THE NEW NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

     We do not intend to apply for a listing of the New Notes on a securities exchange or any automated dealer quotation system. We have been advised by CSI that as of the date of this prospectus CSI intends to make a market in the New Notes. CSI is not obligated to do so, however, and any market-making activities with respect to the New Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because CSI is our affiliate, CSI is required to deliver a current "market-making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the New Notes. Accordingly, the ability of CSI to make a market in the New Notes may, in part, depend on our ability to maintain a current market-making prospectus.

     The liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the New Notes.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                                USE OF PROCEEDS

     This prospectus is delivered in connection with the sale of the New Notes by CSI in market-making transactions. We will not receive any of the proceeds from these transactions.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                              PLAN OF DISTRIBUTION

     This prospectus has been prepared for use by CSI in connection with offers and sales of the New Notes in market-making transactions effected from time to time. CSI may act as a principal or agent in these transactions, including as agent for the counterparty when acting as principal or as agent for both parties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. These sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds of these sales. We have agreed to indemnify CSI against certain liabilities, including liabilities under the Securities Act, and to contribute payments which CSI might be required to make in respect thereof.

     As of June 15, 2000, Chase Domestic Investments, L.L.C., an affiliate of CSI, beneficially owned approximately 60.5% of our common stock. See "Security Ownership of Certain Beneficial Owners and Management." CSI has informed us that it does not intend to confirm sales of the New Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of these transactions by the customer.

     We have been advised by CSI that, subject to applicable laws and regulations, CSI currently intends to make a market in the New Notes following completion of the exchange offer. However, CSI is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors
-- Trading Market for the New Notes."

             [ALTERNATIVE BACK COVER FOR MARKET-MAKING PROSPECTUS]

[HUNTSMAN PACKAGING LOGO]

HUNTSMAN PACKAGING CORPORATION
$220,000,000 PRINCIPAL AMOUNT OF
13% SENIOR SUBORDINATED NOTES DUE 2010

CHASE SECURITIES INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IV of Huntsman Packaging Corporation's Third Amended and Restated Articles of Incorporation provides that Huntsman Packaging Corporation shall indemnify and advance expenses to its directors and officers and to any person who is or was serving at its request as a director or officer of another domestic or foreign corporation (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law. In addition, pursuant to Article IV of the Third Amended and Restated Articles of Incorporation, the personal liability of the directors and officers of Huntsman Packaging Corporation to Huntsman Packaging Corporation or its shareholders, or to any third person, is eliminated or limited to the fullest extent as from time to time permitted by Utah law. Sections 16-10a-902 and 16-10a-907 of the Utah Revised Business Corporation Act provide that a corporation may indemnify its directors and officers who are made parties to a legal proceeding because of their positions with the corporation against liability incurred in the proceeding if the individual's conduct was in good faith, the individual reasonably believed that his conduct was in, or not opposed to, the corporation's best interests, and in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under the Utah Revised Business Corporation Act, Huntsman Packaging Corporation may not indemnify its directors or officers in connection with a proceeding by, or in the right of, Huntsman Packaging Corporation in which the individual was adjudged liable to it or in any proceeding in which the individual was adjudged liable on the basis that he derived an improper personal benefit.

     As authorized by Section16-10a-841(1) of the Utah Revised Business Corporation Act, the Amended and Restated Bylaws of Huntsman Packaging Corporation provide that Huntsman Packaging Corporation's directors shall not be personally liable to Huntsman Packaging Corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for: (a) the amount of a financial benefit received by a director to which he or she is not entitled; (b) an intentional infliction of harm on Huntsman Packaging Corporation or its shareholders; (c) a violation of Section 16-10a-842 of the Utah Revised Business Corporation Act for unlawful distributions; or (d) an intentional violation of criminal law. The Amended and Restated Bylaws also provide for indemnification of Huntsman Packaging Corporation's director and officers and advancement of their expenses to the fullest extent as from time to time permitted by applicable law, including, without limitation, Section 16-10a-902 of the Utah Revised Business Corporation Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

 2.1    Recapitalization Agreement, dated as of March 31, 2000 (the
        "Recapitalization Agreement"), among Huntsman Packaging
        Corporation, Chase Domestic Investments, L.L.C., Richard P.
        Durham as Representative, and the shareholders of Huntsman
        Packaging Corporation signatory thereto (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Huntsman Packaging Corporation on April 12, 2000).
 2.2    Amendment No. 1, dated as of April 3, 2000, to the
        Recapitalization Agreement.
 2.3    Amendment No. 2, dated as of May 31, 2000, to the
        Recapitalization Agreement.
 3.1    Third Amended and Restated Articles of Incorporation of
        Huntsman Packaging Corporation.

 3.2*   Certificate of Incorporation of Edison Plastics
        International, Inc.
 3.3    Articles of Incorporation of Huntsman Bulk Packaging
        Corporation (incorporated by reference to Exhibit 3.17 to
        Huntsman Packaging Corporation's Registration Statement on
        Form S-4 (File No. 333-40067)).
 3.4    Articles of Incorporation of Huntsman Container Corporation
        International (incorporated by reference to Exhibit 3.14 to
        Huntsman Packaging Corporation's Registration Statement on
        Form S-4 (File No. 333-40067)).
 3.5*   Certificate of Incorporation of Huntsman Edison Films
        Corporation.
 3.6    Articles of Incorporation of Huntsman Film Products of
        Mexico, Inc. (incorporated by reference to Exhibit 3.16 to
        Huntsman Packaging Corporation's Registration Statement on
        Form S-4 (File No. 333-40067)).
 3.7*   Articles of Incorporation of Huntsman KCL Corporation.
 3.8    Articles of Incorporation of Huntsman Packaging Georgia,
        Inc. (incorporated by reference to Exhibit 3.15 to Huntsman
        Packaging Corporation's Registration Statement on Form S-4
        (File No. 333-40067)).
 3.9*   Operating Agreement of Huntsman Packaging of Canada, LLC.
 3.10   Amended and Restated Bylaws of Huntsman Packaging
        Corporation.
 3.11*  Bylaws of Edison Plastics International, Inc.
 3.12   Bylaws of Huntsman Bulk Packaging Corporation (incorporated by reference to Exhibit 3.27 to Huntsman Packaging
        Corporation's Registration Statement on Form S-4 (File No.
        333-40067)).
 3.13   Bylaws of Huntsman Container Corporation International
        (incorporated by reference to Exhibit 3.24 to Huntsman
        Packaging Corporation's Registration Statement on Form S-4
        (File No. 333-40067)).
 3.14*  Bylaws of Huntsman Edison Films Corporation.
 3.15   Bylaws of Huntsman Film Products of Mexico, Inc.
        (incorporated by reference to Exhibit 3.26 to Huntsman
        Packaging Corporation's Registration Statement on Form S-4
        (File No. 333-40067)).
 3.16*  Bylaws of Huntsman KCL Corporation.
 3.17   Bylaws of Huntsman Packaging Georgia, Inc. (incorporated by reference to Exhibit 3.25 to Huntsman Packaging
        Corporation's Registration Statement on Form S-4 (File No.
        333-40067)).
 3.18*  Bylaws of Huntsman Packaging of Canada, LLC.
 4.1    Indenture, dated as of May 31, 2000, among Huntsman
        Packaging Corporation, the Note Guarantors party thereto and
        The Bank of New York, as trustee.
 4.2    Form of New Note (included as Exhibit B to Exhibit 4.1).
 4.3    Exchange and Registration Rights Agreement, dated as of May
        31, 2000, among Huntsman Packaging Corporation, the Note
        Guarantors party thereto, and Chase Securities Inc. and
        Deutsche Bank Securities Inc., as Initial Purchasers.
 5.1*   Opinion of Stoel Rives LLP.
 5.2*   Opinion of O'Sullivan Graev & Karabell, LLP.
10.1    Note Warrant Agreement, dated as of May 31, 2000, among
        Huntsman Packaging Corporation and The Bank of New York, as
        Warrant Agent, relating to the 220,000 Note Warrants.

10.2    Stockholders' Agreement, dated as of May 31, 2000, among
        Huntsman Packaging Corporation, Chase Domestic Investments,
        L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto.
10.3    Registration Rights Agreement, dated as of May 31, 2000
        (the"Registration Rights Agreement"), among Huntsman
        Packaging Corporation, Chase Domestic Investments, L.L.C.
        and each of the stockholders and warrantholders listed on the signature pages thereto.
10.4    Amendment No. 1, dated as of June 13, 2000, to the
        Registration Rights Agreement.
10.5 Securities Purchase Agreement, dated as of May 31, 2000, between Huntsman Packaging Corporation and each of the purchasers of Huntsman Packaging Corporation's preferred stock listed on the signature pages thereto.
10.6    Warrant Agreement, dated as of May 31, 2000, between
        Huntsman Packaging Corporation and Chase Domestic
        Investments, L.L.C.
10.7 Credit Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Huntsman Packaging
        Corporation, the subsidiary guarantors party thereto, the various lenders from time to time party thereto (the
        "Lenders"), Bankers Trust Company, as Administrative Agent and Collateral Agent, and The Chase Manhattan Bank, as
        Syndication Agent, and The Bank of Nova Scotia, as the
        Documentation Agent.
10.8 Guarantee Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust
        Company, as Collateral Agent.
10.9 Security Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust
        Company, as Collateral Agent.
10.10 Pledge Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent.
10.11 Indemnity, Subrogation and Contribution Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent.
10.12   Employment Agreement, dated as of May 31, 2000, between
        Huntsman Packaging Corporation and Richard P. Durham.
10.13   Employment Agreement, dated as of May 31, 2000, between
        Huntsman Packaging Corporation and Jack E. Knott.
10.14   Employment Agreement, dated as of May 31, 2000, between
        Huntsman Packaging Corporation and Scott K. Sorensen.
10.15   Employment Agreement, dated as of May 31, 2000, between
        Huntsman Packaging Corporation and Ronald G. Moffitt.
10.16 Restricted Stock Agreement, dated as of May 31, 2000, between Huntsman Packaging Corporation and Richard P.
        Durham.
10.17 Restricted Stock Agreement, dated as of May 31, 2000, between Huntsman Packaging Corporation and Jack E. Knott.
10.18 Restricted Stock Agreement, dated as of May 31, 2000, between Huntsman Packaging Corporation and Scott K.
        Sorensen.
10.19 Restricted Stock Agreement, dated as of May 31, 2000, between Huntsman Packaging Corporation and Ronald G.
        Moffitt.

10.20   Pledge Agreement, dated as of May 31, 2000, in favor of
        Huntsman Packaging Corporation made by Richard P. Durham.
10.21   Pledge Agreement, dated as of May 31, 2000, in favor of
        Huntsman Packaging Corporation made by Jack E. Knott.
10.22   Pledge Agreement, dated as of May 31, 2000, in favor of
        Huntsman Packaging Corporation made by Scott K. Sorensen.
10.23   Pledge Agreement, dated as of May 31, 2000, in favor of
        Huntsman Packaging Corporation made by Ronald G. Moffitt.
10.24   1998 Huntsman Packaging Corporation Stock Option Plan
        (incorporated by reference to Exhibit 10.10 to Huntsman
        Packaging Corporation's Annual Report on Form 10-K for the
        year ended December 31, 1998).
10.25   Huntsman Packaging Corporation Management Incentive Plan for
        Senior Divisional Management (1999) (incorporated by
        reference to Exhibit 10.1 to Huntsman Packaging
        Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).
10.26   Huntsman Packaging Corporation 2000 Stock Incentive Plan.
10.27   Second Amended and Restated Stock Option Agreement, dated as of May 31, 2000 between Huntsman Packaging Corporation and
        Jack E. Knott.
10.28   Huntsman Packaging Corporation Management Incentive Plan
        (2000) (incorporated by reference to Exhibit 10.2 to
        Huntsman Packaging Corporation's Quarterly Report on Form
        10-Q for the quarter ended March 31, 2000).
12.1    Statement re: computation of ratios of earning to fixed
        charges.
21.1    Subsidiaries of the Registrants.
23.1*   Consent of Stoel Rives LLP (included in Exhibit 5.1).
23.2*   Consent of O'Sullivan Graev & Karabell, LLP (included in
        Exhibit 5.2).
23.3    Consent of Arthur Andersen LLP.
23.4    Consent of Deloitte & Touche LLP.
24.1    Powers of Attorney (included on the signature pages).
25.1    Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of The Bank of New York, as
        Trustee.
27.1    Financial Data Schedule.
99.1    Form of Letter of Transmittal.
99.2    Form of Notice of Guaranteed Delivery.
99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
        Companies and Other Nominees.
99.4    Form of Letter to Clients.

-------------------------

* To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts for the years ended December 31, 1999, 1998 and 1997.

     Schedules other than the above have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the forgoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 20th day of July, 2000.

                                          HUNTSMAN PACKAGING CORPORATION

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              Chairman of the Board of
                                              Directors,
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard P. Durham and Ronald G. Moffitt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

SIGNATURE                                   TITLE                                      DATE
---------                                   -----                                      ----

/s/ RICHARD P. DURHAM                       Chairman of the Board of Directors,        July 20, 2000
------------------------------------------  President and Chief Executive Officer
Richard P. Durham                           (Principal Executive Officer)

/s/ SCOTT K. SORENSEN                       Executive Vice President and Chief         July 20, 2000
------------------------------------------  Financial Officer (Principal Financial
Scott K. Sorensen                           and Accounting Officer), Treasurer,
                                            Director

/s/ JACK E. KNOTT                           Director                                   July 20, 2000
------------------------------------------
Jack E. Knott

/s/ DONALD J. HOFMANN, JR.                  Director                                   July 20, 2000
------------------------------------------
Donald J. Hofmann, Jr.

/s/ TIMOTHY J. WALSH                        Director                                   July 20, 2000
------------------------------------------
Timothy J. Walsh

/s/ JOHN M.B. O'CONNOR                      Director                                   July 20, 2000
------------------------------------------
John M.B. O'Connor

/s/ RICHARD D. WATERS                       Director                                   July 20, 2000
------------------------------------------
Richard D. Waters

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 20th day of July, 2000.

                                          EDISON PLASTICS INTERNATIONAL, INC.

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard P. Durham and Ronald G. Moffitt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

SIGNATURE                                   TITLE                                      DATE
---------                                   -----                                      ----

/s/ RICHARD P. DURHAM                       President and Chief Executive Officer      July 20, 2000
------------------------------------------  (Principal Executive Officer), Sole
Richard P. Durham                           Director

/s/ SCOTT K. SORENSEN                       Executive Vice President and Chief         July 20, 2000
------------------------------------------  Financial Officer, Treasurer (Principal
Scott K. Sorensen                           Financial and Accounting Officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 20th day of July, 2000.

                                          HUNTSMAN BULK PACKAGING CORPORATION

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard P. Durham and Ronald G. Moffitt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

SIGNATURE                                   TITLE                                      DATE
---------                                   -----                                      ----

/s/ RICHARD P. DURHAM                       President and Chief Executive Officer      July 20, 2000
------------------------------------------  (Principal Executive Officer), Director
Richard P. Durham

/s/ SCOTT K. SORENSEN                       Executive Vice President and Chief         July 20, 2000
------------------------------------------  Financial Officer (Principal Financial
Scott K. Sorensen                           and Accounting Officer), Treasurer,
                                            Director

/s/ RONALD G. MOFFITT                       Director                                   July 20, 2000
------------------------------------------
Ronald G. Moffitt

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 20th day of July, 2000.

                                          HUNTSMAN CONTAINER CORPORATION
                                          INTERNATIONAL

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard P. Durham and Ronald G. Moffitt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

SIGNATURE                                   TITLE                                      DATE
---------                                   -----                                      ----

/s/ RICHARD P. DURHAM                       President and Chief Executive Officer      July 20, 2000
------------------------------------------  (Principal Executive Officer), Director
Richard P. Durham

/s/ SCOTT K. SORENSEN                       Executive Vice President and Chief         July 20, 2000
------------------------------------------  Financial Officer (Principal Financial
Scott K. Sorensen                           and Accounting Officer), Treasurer,
                                            Director

/s/ RONALD G. MOFFITT                       Director                                   July 20, 2000
------------------------------------------
Ronald G. Moffitt

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 20th day of July, 2000.

                                          HUNTSMAN EDISON FILMS CORPORATION

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard P. Durham and Ronald G. Moffitt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

SIGNATURE                                   TITLE                                      DATE
---------                                   -----                                      ----

/s/ RICHARD P. DURHAM                       President and Chief Executive Officer      July 20, 2000
------------------------------------------  (Principal Executive Officer), Sole
Richard P. Durham                           Director

/s/ SCOTT K. SORENSEN                       Executive Vice President and Chief         July 20, 2000
------------------------------------------  Financial Officer (Principal Financial
Scott K. Sorensen                           and Accounting Officer), Treasurer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 20th day of July, 2000.

                                          HUNTSMAN FILM PRODUCTS OF MEXICO, INC.

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard P. Durham and Ronald G. Moffitt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

SIGNATURE                                   TITLE                                      DATE
---------                                   -----                                      ----

/s/ RICHARD P. DURHAM                       President and Chief Executive Officer      July 20, 2000
------------------------------------------  (Principal Executive Officer), Director
Richard P. Durham

/s/ SCOTT K. SORENSEN                       Executive Vice President and Chief         July 20, 2000
------------------------------------------  Financial Officer (Principal Financial
Scott K. Sorensen                           and Accounting Officer), Treasurer,
                                            Director

/s/ RONALD G. MOFFITT                       Director                                   July 20, 2000
------------------------------------------
Ronald G. Moffitt

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 20th day of July, 2000.

                                          HUNTSMAN KCL CORPORATION

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard P. Durham and Ronald G. Moffitt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

SIGNATURE                                   TITLE                                      DATE
---------                                   -----                                      ----

/s/ RICHARD P. DURHAM                       President (Principal Executive Officer),   July 20, 2000
------------------------------------------  Director
Richard P. Durham

/s/ SCOTT K. SORENSEN                       Executive Vice President (Principal        July 20, 2000
------------------------------------------  Financial and Accounting Officer),
Scott K. Sorensen                           Treasurer, Director

/s/ RONALD G. MOFFITT                       Director                                   July 20, 2000
------------------------------------------
Ronald G. Moffitt

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 20th day of July, 2000.

                                          HUNTSMAN PACKAGING GEORGIA, INC.

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard P. Durham and Ronald G. Moffitt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

SIGNATURE                                   TITLE                                      DATE
---------                                   -----                                      ----

/s/ RICHARD P. DURHAM                       President (Principal Executive Officer),   July 20, 2000
------------------------------------------  Director
Richard P. Durham

/s/ SCOTT K. SORENSEN                       Executive Vice President and               July 20, 2000
------------------------------------------  Chief Financial Officer
Scott K. Sorensen                           (Principal Financial Officer)

/s/ DAREN G. COTTLE                         Controller, Treasurer (Principal           July 20, 2000
------------------------------------------  Accounting Officer), Director
Daren G. Cottle

/s/ RONALD G. MOFFITT                       Director                                   July 20, 2000
------------------------------------------
Ronald G. Moffitt

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 20th day of July, 2000.

                                          HUNTSMAN PACKAGING OF CANADA, LLC

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard P. Durham and Ronald G. Moffitt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

SIGNATURE                                   TITLE                                      DATE
---------                                   -----                                      ----

/s/ RICHARD P. DURHAM                       President (Principal Executive Officer),   July 20, 2000
------------------------------------------  Manager
Richard P. Durham

/s/ SCOTT K. SORENSEN                       Vice President (Principal Financial and    July 20, 2000
------------------------------------------  Accounting Officer), Manager
Scott K. Sorensen

/s/ JACK E. KNOTT                           Manager                                    July 20, 2000
------------------------------------------
Jack E. Knott

/s/ RONALD G. MOFFITT                       Manager                                    July 20, 2000
------------------------------------------
Ronald G. Moffitt

/s/ DAREN G. COTTLE                         Manager                                    July 20, 2000
------------------------------------------
Daren G. Cottle

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Huntsman Packaging Corporation:

     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Huntsman Packaging Corporation and subsidiaries as of December 31, 1999 and 1998 and for the years then ended, included in this registration statement, and have issued our report thereon dated January 28, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. Schedule II for the years ended December 31, 1999 and 1998 has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Salt Lake City, Utah
January 28, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Huntsman Packaging Corporation and Subsidiaries:

     We have audited the financial statements of Huntsman Packaging Corporation and Subsidiaries for the year ended December 31, 1997, and have issued our report thereon dated February 11, 1998 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in
Item 21(b) of this Registration Statement. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
February 11, 1998

                HUNTSMAN PACKAGING CORPORATION AND SUBSIDIARIES
                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                     ADDITIONS
                                        BALANCE AT   CHARGED TO     CASH                     BALANCE AT
                                        BEGINNING    COSTS AND    PAYMENTS                      END
             DESCRIPTION                 OF YEAR      EXPENSES      MADE        OTHER         OF YEAR
             -----------                ----------   ----------   --------   ------------    ----------
ACCUMULATED AMORTIZATION OF INTANGIBLE
  ASSETS:
    1999..............................   $22,630     $    9,046   $    --      $   (60)(2)    $31,616
    1998..............................    16,819          6,125        --         (314)(2)     22,630
    1997..............................    13,771          3,058        --          (10)(2)     16,819

ALLOWANCE FOR DOUBTFUL ACCOUNTS:
    1999..............................   $ 2,570     $      518   $    --      $  (973)(1)    $ 2,115
    1998..............................     3,257             --        --         (687)(1)      2,570
    1997..............................     2,641            241        --          375(1)       3,257

PLANT CLOSING ACCRUAL:
    1999..............................   $ 2,600     $    2,500   $(1,500)     $ 1,200(3)     $ 4,800
    1998..............................     1,800          3,900    (3,100)          --          2,600
    1997..............................     2,300          1,800    (2,300)          --          1,800

---------------
(1) Represents the net of accounts written off against the allowance and recoveries of previous write-offs.
(2) Relates to write-down of goodwill.
(3) Represents accruals charged to goodwill.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER
-------                             EXHIBIT
 2.1      Recapitalization Agreement, dated as of March 31, 2000 (the
          "Recapitalization Agreement"), among Huntsman Packaging
          Corporation, Chase Domestic Investments, L.L.C., Richard P.
          Durham as Representative, and the shareholders of Huntsman
          Packaging Corporation signatory thereto (incorporated by
          reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Huntsman Packaging Corporation on April 12, 2000).
 2.2      Amendment No. 1, dated as of April 3, 2000, to the
          Recapitalization Agreement.
 2.3      Amendment No. 2, dated as of May 31, 2000, to the
          Recapitalization Agreement.
 3.1      Third Amended and Restated Articles of Incorporation of
          Huntsman Packaging Corporation.
 3.2  *   Certificate of Incorporation of Edison Plastics
          International, Inc.
 3.3      Articles of Incorporation of Huntsman Bulk Packaging
          Corporation (incorporated by reference to Exhibit 3.17 to
          Huntsman Packaging Corporation's Registration Statement on
          Form S-4 (File No. 333-40067)).
 3.4      Articles of Incorporation of Huntsman Container Corporation
          International (incorporated by reference to Exhibit 3.14 to
          Huntsman Packaging Corporation's Registration Statement on
          Form S-4 (File No. 333-40067)).
 3.5  *   Certificate of Incorporation of Huntsman Edison Films
          Corporation.
 3.6      Articles of Incorporation of Huntsman Film Products of
          Mexico, Inc. (incorporated by reference to Exhibit 3.16 to
          Huntsman Packaging Corporation's Registration Statement on
          Form S-4 (File No. 333-40067)).
 3.7  *   Articles of Incorporation of Huntsman KCL Corporation.
 3.8      Articles of Incorporation of Huntsman Packaging Georgia,
          Inc. (incorporated by reference to Exhibit 3.15 to Huntsman
          Packaging Corporation's Registration Statement on Form S-4
          (File No. 333-40067)).
 3.9  *   Operating Agreement of Huntsman Packaging of Canada, LLC.
 3.10     Amended and Restated Bylaws of Huntsman Packaging
          Corporation.
 3.11 *   Bylaws of Edison Plastics International, Inc.
 3.12     Bylaws of Huntsman Bulk Packaging Corporation (incorporated by reference to Exhibit 3.27 to Huntsman Packaging
          Corporation's Registration Statement on Form S-4 (File No.
          333-40067)).
 3.13     Bylaws of Huntsman Container Corporation International
          (incorporated by reference to Exhibit 3.24 to Huntsman
          Packaging Corporation's Registration Statement on Form S-4
          (File No. 333-40067)).
 3.14 *   Bylaws of Huntsman Edison Films Corporation.
 3.15     Bylaws of Huntsman Film Products of Mexico, Inc.
          (incorporated by reference to Exhibit 3.26 to Huntsman
          Packaging Corporation's Registration Statement on Form S-4
          (File No. 333-40067)).
 3.16 *   Bylaws of Huntsman KCL Corporation.
 3.17     Bylaws of Huntsman Packaging Georgia, Inc. (incorporated by reference to Exhibit 3.25 to Huntsman Packaging
          Corporation's Registration Statement on Form S-4 (File No.
          333-40067)).
 3.18 *   Bylaws of Huntsman Packaging of Canada, LLC.
 4.1      Indenture, dated as of May 31, 2000, among Huntsman
          Packaging Corporation, the Note Guarantors party thereto and
          The Bank of New York, as trustee.
 4.2      Form of New Note (included as Exhibit B to Exhibit 4.1).

EXHIBIT
NUMBER
-------                             EXHIBIT
 4.3      Exchange and Registration Rights Agreement, dated as of May
          31, 2000, among Huntsman Packaging Corporation, the Note
          Guarantors party thereto, and Chase Securities Inc. and
          Deutsche Bank Securities Inc., as Initial Purchasers.
 5.1  *   Opinion of Stoel Rives LLP.
 5.2  *   Opinion of O'Sullivan Graev & Karabell, LLP.
10.1      Note Warrant Agreement, dated as of May 31, 2000, among
          Huntsman Packaging Corporation and The Bank of New York, as
          Warrant Agent, relating to the 220,000 Note Warrants.
10.2      Stockholders' Agreement, dated as of May 31, 2000, among
          Huntsman Packaging Corporation, Chase Domestic Investments,
          L.L.C. and each of the stockholders and warrantholders
          listed on the signature pages thereto.
10.3      Registration Rights Agreement, dated as of May 31, 2000 (the
          "Registration Rights Agreement"), among Huntsman Packaging
          Corporation, Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto.
10.4      Amendment No. 1, dated as of June 13, 2000, to the
          Registration Rights Agreement.
10.5      Securities Purchase Agreement, dated as of May 31, 2000,
          between Huntsman Packaging Corporation and each of the
          purchasers of Huntsman Packaging Corporation's preferred
          stock listed on the signature pages thereto.
10.6      Warrant Agreement, dated as of May 31, 2000, between
          Huntsman Packaging Corporation and Chase Domestic
          Investments, L.L.C.
10.7      Credit Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Huntsman Packaging
          Corporation, the subsidiary guarantors party thereto, the
          various lenders from time to time party thereto (the
          "Lenders"), Bankers Trust Company, as Administrative Agent
          and Collateral Agent, and The Chase Manhattan Bank, as
          Syndication Agent, and The Bank of Nova Scotia, as the
          Documentation Agent.
10.8      Guarantee Agreement, dated as of September 30, 1997, as
          amended and restated as of May 31, 2000, among the
          subsidiary guarantors party thereto and Bankers Trust
          Company, as Collateral Agent.
10.9      Security Agreement, dated as of September 30, 1997, as
          amended and restated as of May 31, 2000, among the
          subsidiary guarantors party thereto and Bankers Trust
          Company, as Collateral Agent.
10.10     Pledge Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary
          guarantors party thereto and Bankers Trust Company, as
          Collateral Agent.
10.11     Indemnity, Subrogation and Contribution Agreement, dated as of September 30, 1997, as amended and restated as of May 31,
          2000, among the subsidiary guarantors party thereto and
          Bankers Trust Company, as Collateral Agent.
10.12     Employment Agreement, dated as of May 31, 2000, between
          Huntsman Packaging Corporation and Richard P. Durham.
10.13     Employment Agreement, dated as of May 31, 2000, between
          Huntsman Packaging Corporation and Jack E. Knott.
10.14     Employment Agreement, dated as of May 31, 2000, between
          Huntsman Packaging Corporation and Scott K. Sorensen.
10.15     Employment Agreement, dated as of May 31, 2000, between
          Huntsman Packaging Corporation and Ronald G. Moffitt.
10.16     Restricted Stock Agreement, dated as of May 31, 2000,
          between Huntsman Packaging Corporation and Richard P.
          Durham.
10.17     Restricted Stock Agreement, dated as of May 31, 2000,
          between Huntsman Packaging Corporation and Jack E. Knott.

EXHIBIT
NUMBER
-------                             EXHIBIT
10.18     Restricted Stock Agreement, dated as of May 31, 2000,
          between Huntsman Packaging Corporation and Scott K.
          Sorensen.
10.19     Restricted Stock Agreement, dated as of May 31, 2000,
          between Huntsman Packaging Corporation and Ronald G.
          Moffitt.
10.20     Pledge Agreement, dated as of May 31, 2000, in favor of
          Huntsman Packaging Corporation made by Richard P. Durham.
10.21     Pledge Agreement, dated as of May 31, 2000, in favor of
          Huntsman Packaging Corporation made by Jack E. Knott.
10.22     Pledge Agreement, dated as of May 31, 2000, in favor of
          Huntsman Packaging Corporation made by Scott K. Sorensen.
10.23     Pledge Agreement, dated as of May 31, 2000, in favor of
          Huntsman Packaging Corporation made by Ronald G. Moffitt.
10.24     1998 Huntsman Packaging Corporation Stock Option Plan
          (incorporated by reference to Exhibit 10.10 to Huntsman
          Packaging Corporation's Annual Report on Form 10-K for the
          year ended December 31, 1998).
10.25     Huntsman Packaging Corporation Management Incentive Plan for
          Senior Divisional Management (1999) (incorporated by
          reference to Exhibit 10.1 to Huntsman Packaging
          Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).
10.26     Huntsman Packaging Corporation 2000 Stock Incentive Plan.
10.27     Second Amended and Restated Stock Option Agreement, dated as of May 31, 2000 between Huntsman Packaging Corporation and
          Jack E. Knott.
10.28     Huntsman Packaging Corporation Management Incentive Plan
          (2000) (incorporated by reference to Exhibit 10.2 to
          Huntsman Packaging Corporation's Quarterly Report on Form
          10-Q for the quarter ended March 31, 2000).

12.1    Statement re: computation of ratios of earning to fixed charges.
21.1    Subsidiaries of the Registrants.
23.1*   Consent of Stoel Rives LLP (included in Exhibit 5.1).
23.2*   Consent of O'Sullivan Graev & Karabell, LLP (included in Exhibit
        5.2).
23.3    Consent of Arthur Andersen LLP.
23.4    Consent of Deloitte & Touche LLP.
24.1    Powers of Attorney (included on the signature pages).
25.1    Form T-1 Statement of Eligibility and Qualifications under the
        Trust Indenture Act of 1939 of The Bank of New York, as Trustee.
27.1    Financial Data Schedule.
99.1    Form of Letter of Transmittal.
99.2    Form of Notice of Guaranteed Delivery.
99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
        Companies and Other Nominees.
99.4    Form of Letter to Clients.

-------------------------

* To be filed by amendment.